UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

Kimberly-Clark Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Proxy Statement
For 2019 Annual Meeting of Stockholders

March 8, 2019

Thomas J. Falk
Executive Chairman of the Board

FELLOW STOCKHOLDERS:

It is my pleasure to invite you to the Annual Meeting of Stockholders of Kimberly-Clark Corporation. The meeting will be held on Thursday, May 2, 2019, at 9:00 a.m. at our World Headquarters, which is located at 351 Phelps Drive, Irving, Texas.

At the Annual Meeting, stockholders will be asked to elect fourteen directors for a one-year term, ratify the selection of Kimberly-Clark’s independent auditor, and approve the compensation for our named executive officers. These matters are fully described in the accompanying Notice of Annual Meeting and proxy statement.

Your vote is important. Regardless of whether you plan to attend the meeting, I urge you to vote your shares as soon as possible. You may vote using the proxy form by completing, signing, and dating it, then returning it by mail. Also, most of our stockholders can submit their vote by telephone or through the Internet. If telephone or Internet voting is available to you, instructions will be included on your proxy form. Additional information about voting your shares is included in the proxy statement.

Sincerely,

2019 Proxy Statement

Notice of Annual Meeting of Stockholders

TO BE HELD
May 2, 2019

AT
World Headquarters
351 Phelps Drive,
Irving,Texas

The Annual Meeting of Stockholders of Kimberly-Clark Corporation will be held at our World Headquarters, which is located at 351 Phelps Drive, Irving, Texas, on Thursday, May 2, 2019, at 9:00 a.m. for the following purposes:

1.	To elect as directors the fourteen nominees named in the accompanying proxy statement;

2.	To ratify the selection of Deloitte & Touche LLP as our independent auditor for 2019; and

3.	To approve the compensation for our named executive officers in an advisory vote.

Stockholders also will take action upon any other business that may properly come before the meeting.

Stockholders of record at the close of business on March 4, 2019 are entitled to notice of and to vote at the meeting or any adjournments.

It is important that your shares be represented at the meeting. I urge you to vote promptly by using the Internet or telephone or by signing, dating and returning your proxy form.

The accompanying proxy statement also is being used to solicit voting instructions for shares of Kimberly-Clark common stock that are held by the trustees of our employee benefit and share purchase plans for the benefit of the participants in the plans. It is important that participants in the plans indicate their preferences by using the Internet or telephone or by signing, dating and returning the voting instruction card, which is enclosed with the proxy statement, in the business reply envelope provided.

To attend in person, please register by following the instructions on page 9.

March 8, 2019	By Order of the Board of Directors.

Grant B. McGee Vice President – Deputy General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on May 2, 2019

The Proxy Statement and proxy card, as well as our Annual Report on
Form 10-K for the year ended December 31, 2018, are available at
http://www.kimberly-clark.com/investors.

2019 Proxy Statement	1

4	Proxy Summary

7	Information About Our Annual Meeting
7	How We Provide Proxy Materials
7	Who May Vote
7	How To Vote
8	How to Revoke or Change Your Vote
8	Votes Required
8	How Abstentions will be Counted
9	Effect of Not Instructing Your Broker
9	Direct Stock Purchase and Dividend Reinvestment Plan
9	Employee Benefit Plans
9	Attending the Annual Meeting
9	Costs of Solicitation

10	Corporate Governance
10	Board Leadership Structure
11	Director Independence
11	Board Meetings
12	Board Committees
16	Compensation Committee Interlocks and Insider Participation
16	Stockholder Rights
17	Communicating With Directors; Stockholder Engagement Policy
17	Investor Outreach
17	Sustainability
18	Other Corporate Governance Policies and Practices

21	Proposal 1. Election of Directors
21	Process for Director Elections
21	Process and Criteria for Nominating Directors
22	Committee Review of Attributes of Current Directors
22	Diversity of Directors
23	The Nominees
30	Director Compensation
31	2018 Outside Director Compensation

2	2019 Proxy Statement

33	Proposal 2. Ratification of Auditor
34	Principal Accounting Firm Fees
34	Audit Committee Approval of Audit and Non-Audit Services
35	Audit Committee Report

36	Proposal 3. Advisory Vote to Approve Named Executive Officer Compensation

37	Compensation Discussion and Analysis
37	2018 Compensation Highlights
40	Executive Compensation Objectives and Policies
42	Components of Our Executive Compensation Program
43	Setting Annual Compensation
45	Executive Compensation for 2018
54	Benefits and Other Compensation
55	Executive Compensation for 2019
58	Additional Information About Our Compensation Practices
61	Management Development and Compensation Committee Report
62	Analysis of Compensation-Related Risks

63	Compensation Tables
63	Summary Compensation
68	Grants of Plan-Based Awards
69	Discussion of Summary Compensation and Plan-Based Awards Tables
70	Outstanding Equity Awards
73	Option Exercises and Stock Vested
74	Pension Benefits
77	Nonqualified Deferred Compensation
79	Potential Payments on Termination or Change of Control
86	Equity Compensation Plan Information

87	Other Information
87	Security Ownership Information
89	Section 16(a) Beneficial Ownership Reporting Compliance
89	Transactions with Related Persons
90	CEO Pay Ratio Disclosure
91	Stockholders Sharing the Same Household
91	Stockholder Proposals for Inclusion in Next Year’s Proxy Statement
91	Stockholder Director Nominees for Inclusion in Next Year’s Proxy Statement
92	Stockholder Director Nominees Not Included in Next Year’s Proxy Statement
92	Other Stockholder Proposals Not Included in Next Year’s Proxy Statement

93	Other Matters to be Presented at the Annual Meeting

2019 Proxy Statement	3

Proxy Summary

This section contains only selected information. Stockholders should review the entire Proxy Statement before casting their votes.

Matters for Stockholder Voting

Proposal		Description	Board voting recommendation
1	Election of directors	Election of 14 directors to serve for a one-year term	FOR all nominees
2	Ratification of auditor	Approval of the Audit Committee’s selection of Deloitte & Touche LLP as Kimberly-Clark’s independent auditor for 2019	FOR
3	Say-on-pay	Advisory approval of our named executive officers’ compensation	FOR

2018 Performance and Compensation Highlights

The Management Development and Compensation Committee of our Board concluded that Kimberly-Clark’s management delivered financial performance in 2018 that was below target from an overall perspective, as reflected in the financial metrics of our annual incentive program.

Performance Measures	2018 Results	2018 Target

Adjusted EPS is adjusted earnings per share and Adjusted OPROS is adjusted operating profit return on sales. For details on how these measures are adjusted, see “Compensation Discussion and Analysis - Executive Compensation for 2018, 2018 Performance Goals, Performance Assessments and Payouts.”

Net sales	$18.49 billion	$18.73 billion
Adjusted EPS	$6.61	$7.10
Adjusted OPROS improvement	-140 bps	+40 bps

Based on this performance, the Committee approved annual cash incentives for 2018 below the target amount, including an annual incentive payout for our Chief Executive Officer of 49 percent.

The chart at left shows the Total Shareholder Return for Kimberly-Clark, our Executive Compensation Peer Group (taken as a whole) and the S&P 500 for the previous five years, which reflects the value returned to our stockholders.

4	2019 Proxy Statement

Proxy Summary

Corporate Governance

Board Succession Planning. In recent years the Board has demonstrated its commitment to refreshing the composition of the Board through the execution of a long-term succession plan, including by:

►	adding three new independent directors:
➢	Sherilyn S. McCoy, former Chief Executive Officer of Avon Products
➢	Christa S. Quarles, former Chief Executive Officer of OpenTable
➢	Michael D. White, former Chairman, President and Chief Executive Officer of DIRECTV
►	nominating two new independent directors for election at the 2019 Annual Meeting of Stockholders:
➢	S. Todd Maclin, former Chairman, Chase Commercial and Consumer Banking at JPMorgan Chase
➢	Dunia A. Shive, former Chief Executive Officer of Belo Corp.

We believe our director nominees collectively possess the necessary experience and attributes to effectively guide our company and reflect the diversity of our global consumers.

DIRECTOR NOMINEE EXPERIENCE IN PRIORITY AREAS	GENDER DIVERSITY ETHNIC DIVERSITY

Management Succession Planning. We recently elected Michael D. Hsu to the role of President and Chief Executive Officer as part of a long-term succession planning process, and elected Thomas J. Falk as Executive Chairman of the Board.

Governance Highlights. The Corporate Governance section beginning on page 10 describes our governance framework, which includes:

Our Corporate Governance Profile
Independent Lead Director	Stockholders Have Right to Call Special Meetings
Independent Board Committees	Proxy Access Rights
Annual Board and Committee Evaluations	Stockholder Engagement Policy and Outreach Program
Annually Elected Directors	Anti-Hedging and Pledging Policy
Independent Directors Meet Without Management Present	Stock Ownership Guidelines for Directors and Executive Officers
Board and Management Succession Planning	Outside Director Equity Awards Not Paid Out Until Retirement
Robust Oversight of Strategy and Risk	Majority Voting in Director Elections

2019 Proxy Statement	5

Proxy Summary

Our Board Nominees

Name Main Occupation	Independent	Audit Committee	MDC Committee	NCG Committee	Executive Committee
Thomas J. Falk Executive Chairman of the Board Kimberly-Clark Corporation					✓
Abelardo E. Bru Retired Vice Chairman PepsiCo, Inc.	✓		Chair		✓
Robert W. Decherd Chairman, President and CEO A.H. Belo Corporation	✓	✓
Fabian T. Garcia Former President and CEO Revlon, Inc.	✓		✓	✓
Michael D. Hsu CEO Kimberly-Clark Corporation					✓
Mae C. Jemison, M.D. President The Jemison Group	✓		✓	✓
Nancy J. Karch Retired Director McKinsey & Co.	✓			Chair	✓
S.Todd Maclin* Retired Chairman, Chase Commercial and Consumer Banking JPMorgan Chase & Co.	✓
Sherilyn S. McCoy Former CEO Avon Products, Inc.	✓	✓
Christa S. Quarles Former CEO OpenTable, Inc.	✓	✓
Ian C. Read Executive Chairman of the Board Pfizer, Inc.	✓ Lead Independent Director				Chair
Marc J. Shapiro Retired Vice Chairman JPMorgan Chase & Co.	✓		✓	✓
Dunia A. Shive* Former CEO and President Belo Corp.	✓
Michael D. White Former Chairman, President and CEO DIRECTV	✓	Chair			✓

*	Nominee - not current director

John F. Bergstrom and James M. Jenness will not stand for re-election to the Board of Directors when their terms expire at this year’s Annual Meeting. Mr. Bergstrom currently serves as a member of the Audit Committee and Mr. Jenness currently serves as a member of the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee.

6	2019 Proxy Statement

Information About Our
Annual Meeting

On behalf of the Board of Directors of Kimberly-Clark Corporation, we are soliciting your proxy for use at the 2019 Annual Meeting of Stockholders, to be held on May 2, 2019, at 9:00 a.m. at our World Headquarters, which is located at 351 Phelps Drive, Irving, Texas.

How We Provide Proxy Materials

We began providing our proxy statement and form of proxy to stockholders on March 8, 2019.

As Securities and Exchange Commission (“SEC”) rules permit, we are making our proxy statement and our annual report available to many of our stockholders via the Internet rather than by mail. This reduces printing and delivery costs and supports our sustainability efforts. You may have received in the mail a “Notice of Electronic Availability” explaining how to access this proxy statement and our annual report on the Internet and how to vote online. If you received this Notice but would like to receive a paper copy of the proxy materials, you should follow the instructions contained in the notice for requesting these materials.

Who May Vote

If you were a stockholder of record at the close of business on the record date of March 4, 2019, you are eligible to vote at the meeting. Each share that you own entitles you to one vote.

As of the record date, 344,109,382 shares of our common stock were outstanding.

How To Vote

You may vote in person by attending the meeting, by using the Internet or telephone, or (if you received printed proxy materials) by completing and returning a proxy form by mail. If telephone or Internet voting is available to you, see the instructions on the notice of electronic availability or the proxy form and have the notice or proxy form available when you access the Internet website or place your telephone call. To vote your proxy by mail, mark your vote on the proxy form, then follow the instructions on the card.

Please note that if you received a notice of electronic availability as described above, you cannot vote your shares by filling out and returning the notice. Instead, you should follow the instructions contained in the notice on how to vote by using the Internet or telephone.

The named proxies will vote your shares according to your directions. The voting results will be certified by independent Inspectors of Election.

2019 Proxy Statement	7

Information About Our Annual Meeting How Abstentions will be Counted

If you sign and return your proxy form, or if you vote using the Internet or by telephone, but you do not specify how you want to vote your shares, the named proxies will vote your shares as follows:

►	FOR the election of directors named in this proxy statement
►	FOR ratification of the selection of our independent auditor
►	FOR approval of the compensation of our named executive officers

How To Revoke or Change Your Vote

There are several ways to revoke or change your vote:

►	Mail a revised proxy form to the Corporate Secretary of Kimberly-Clark (the form must be received before the meeting starts). Use the following address: 351 Phelps Drive, Irving, TX 75038
►	Use the Internet voting website
►	Use the telephone voting procedures
►	Attend the meeting and vote in person

Votes Required

There must be a quorum to conduct business at the Annual Meeting, which is established by having a majority of the shares of our common stock present in person or represented by proxy.

Election of Directors. A director nominee will be elected if he or she receives a majority of the votes cast at the meeting in person or by proxy. If any nominee does not receive a majority of the votes cast, then that nominee will be subject to the Board’s policy regarding resignations by directors who do not receive a majority of “for” votes.

Other Proposals or Matters. Approval requires the affirmative vote of a majority of shares that are present at the Annual Meeting in person or by proxy and are entitled to vote on the proposal or matter.

How Abstentions will be Counted

Election of Directors. Abstentions will have no impact on the outcome of the vote. They will not be counted for the purpose of determining the number of votes cast or as votes “for” or “against” a nominee.

Other Proposals. Abstentions will be counted:

►	as present in determining whether we have a quorum
►	in determining the total number of shares entitled to vote on a proposal
►	as votes against a proposal

8	2019 Proxy Statement

Information About Our Annual Meeting Costs of Solicitation

Effect of Not Instructing Your Broker

Routine Matters. If your shares are held through a broker and you do not instruct the broker on how to vote your shares, your broker may choose to leave your shares unvoted or to vote your shares on routine matters. “Proposal 2. Ratification of Auditor” is the only routine matter on the agenda at this year’s Annual Meeting.

Non-Routine Matters. Without instructions, your broker cannot vote your shares on non-routine matters, resulting in what are known as “broker non-votes.” Broker non-votes will not be considered present or entitled to vote on non-routine matters and will also not be counted for the purpose of determining the number of votes cast on these proposals.

Direct Stock Purchase and Dividend Reinvestment Plan

If you participate in our Direct Stock Purchase and Dividend Reinvestment Plan, you will receive a proxy form that represents the number of full shares in your plan account plus any other shares registered in your name. There are no special instructions for voting shares held in the plan; simply use the normal voting methods described in this proxy statement.

Employee Benefit Plans

We are also sending or otherwise making this proxy statement and voting materials available to participants who hold Kimberly-Clark stock through any of our employee benefit and stock purchase plans. The trustee of each plan will vote whole shares of stock attributable to each participant’s interest in the plans in accordance with the participant’s directions. If a participant gives no directions, the plan committee will direct the voting of his or her shares.

Attending the Annual Meeting

If you are eligible to vote, you or a duly appointed representative may attend the Annual Meeting in person. If you do plan to attend, we ask that you inform us electronically, by telephone, or by checking the appropriate box on your proxy form. This will assist us with meeting preparations and help to expedite your admittance.

If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds your shares to provide you with written proof of your share ownership as of the record date. This will enable you to gain admission to the meeting.

If you need directions to the meeting, please contact Stockholder Services by telephone at (972) 281-5317 or by e-mail at stockholders@kcc.com.

Costs of Solicitation

Kimberly-Clark will bear all costs of this proxy solicitation, including the cost of preparing, printing and delivering materials, the cost of the proxy solicitation and the expenses of brokers, fiduciaries and other nominees who forward proxy materials to stockholders. In addition to mail and electronic means, our employees may solicit proxies by telephone or otherwise. We have retained D. F. King & Co., Inc. to aid in the solicitation at a cost of approximately $20,000 plus reimbursement of out-of-pocket expenses.

2019 Proxy Statement	9

Corporate Governance

Our governance structure and processes are based on a number of important governance documents including our Code of Conduct, Certificate of Incorporation, Corporate By-Laws, Corporate Governance Policies and our Board Committee Charters. These documents, which are available in the Investors section of our website at www.kimberly-clark.com, guide the Board and our management in the execution of their responsibilities.

Kimberly-Clark believes that there is a direct connection between good corporate governance and long-term, sustained business success, and we believe it is important to uphold sound governance practices. As such, the Board reviews its governance practices and documents on an ongoing basis, considering changing regulatory requirements, governance trends and issues raised by our stockholders. After careful evaluation, we may periodically make changes to maintain or enhance current governance practices and promote stockholder value.

Board Leadership Structure

The Board has established a leadership structure that allocates responsibilities between our Executive Chairman of the Board and our Independent Lead Director. The Board believes that this allocation provides for dynamic Board leadership while maintaining strong independence and oversight.

Mr. Falk, our Chief Executive Officer until January 2019, served as Chairman of the Board and Chief Executive Officer since 2003, and has been a member of our Board since 1999. In January 2019, Mr. Hsu became Chief Executive Officer, with Mr. Falk continuing to serve as Executive Chairman of the Board.

Consistent with our Board leadership structure, at least once a quarter our Lead Director, who is an independent director, chairs executive sessions of our non-management directors. Members of our senior management team do not attend these sessions.

Chairman and Chief Executive Officer Positions
The Board’s view is that our current leadership structure, with separate Chairman and Chief Executive Officer positions, coupled with a predominantly independent board and a proactive, independent Lead Director, is appropriate at this time in ensuring leadership continuity at the Board level throughout our CEO transition period. Mr. Falk, as Executive Chairman, remains involved in long-term strategic planning and other key matters, and continues to advise Mr. Hsu. The Board believes Mr. Falk’s thirty-five years of operational and management experience at Kimberly-Clark has demonstrated the leadership and vision necessary to lead the Board. As Mr. Falk is not an independent director, the Board continues to believe it is appropriate for the independent directors to elect an Independent Lead Director.

Lead Director
Mr. Read has served as Independent Lead Director since 2017. Our Corporate Governance Policies outline the significant role and responsibilities of the Lead Director, which include:

►	Chairing the Executive Committee
►	Chairing executive sessions at which non-management directors meet outside management’s presence, and providing feedback from such sessions to the Chief Executive Officer

10	2019 Proxy Statement

Corporate Governance Board Meetings

►	Coordinating the activities of the Independent Directors

►	Providing input on and approving the agendas and schedules for Board meetings

►	Leading (with the Chairman of the Nominating and Corporate Governance Committee) the annual Board evaluation

►	Leading (with the Chairman of the Management Development and Compensation Committee) the Board’s review and discussion of the Chief Executive Officer’s performance

►	Providing feedback to individual directors following their individual evaluations

►	Speaking on behalf of the Board and chairing Board meetings when the Executive Chairman of the Board is unable to do so

►	Acting as a direct conduit to the Board for stockholders, employees and others according to the Board’s policies

Director Independence

Our By-Laws provide that a majority of our directors must be independent (“Independent Directors”). We believe our independent board helps ensure good corporate governance and strong internal controls.

Our Corporate Governance Policies, as adopted by the Board, provide independence standards consistent with the rules and regulations of the SEC and the listing standards of the New York Stock Exchange (“NYSE”). Our independence standards can be found in Section 7 of our Corporate Governance Policies.

The Board has determined that all directors and nominees, except for Thomas J. Falk and Michael D. Hsu, are Independent Directors and meet the independence standards in our Corporate Governance Policies. In making these determinations, the Board considered the following:

►

Companies majority-owned by Mr. Bergstrom paid us approximately $57,000 in 2016, 2017 and 2018 to lease excess hangar space at an airport near Appleton, Wisconsin, and approximately $326,000 in 2016, $240,000 in 2017 and $240,000 in 2018 for pilot services pursuant to a pilot sharing contract. In addition, these companies paid us approximately $204,000 in 2016, $198,000 in 2017 and $197,000 in 2018 for scheduling and aircraft services for their airplane.

►	We paid approximately $5,000 in 2016, $11,000 in 2017 and $6,000 in 2018 for automobiles and related services to car dealerships in the Neenah, Wisconsin area that are majority-owned by Mr. Bergstrom.

The NYSE listing standards and our own Corporate Governance Policies establish certain levels at which transactions are considered to have the potential to affect a director’s independence. The transactions listed above all fall below these levels. Under our Corporate Governance Policies, certain relationships were considered immaterial and therefore were not considered by the Board in determining independence.

Board Meetings

The Board of Directors met seven times in 2018. All of the directors attended in excess of 75 percent of the total number of meetings of the Board and the committees on which they served.

All of our directors are encouraged to attend our annual meeting of stockholders. All of our directors attended the 2018 Annual Meeting.

2019 Proxy Statement	11

Corporate Governance Board Committees

Board Committees

The standing committees of the Board include the Audit Committee, Management Development and Compensation Committee, Nominating and Corporate Governance Committee, and Executive Committee. In compliance with applicable NYSE corporate governance listing standards, the Board has adopted charters for all Committees except the Executive Committee.

Our Committee charters are available in the Investors section of our website at www.kimberly-clark.com.

As set forth in our Corporate Governance Policies, the Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees all have the authority to retain independent advisors and consultants, with all costs paid by Kimberly-Clark.

Audit Committee

Chairman: Michael D. White
Other members: John F. Bergstrom, Robert W. Decherd, Sherilyn S. McCoy and Christa S. Quarles

The Board has determined that each Audit Committee member is an “audit committee financial expert” under SEC rules and regulations and that Mr. Maclin and Ms. Shive, who are director nominees but not current directors, also qualify as audit committee financial experts. In addition, all Audit Committee members satisfy the NYSE’s financial literacy requirements and qualify as Independent Directors under the rules of the SEC and the NYSE, as well as under our Corporate Governance Policies. See “Corporate Governance - Director Independence” for additional information on Independent Directors.

No member of the Audit Committee serves on the audit committees of more than three public companies and under our Audit Committee Charter, no Committee member is permitted to do so.

During 2018 the Committee met nine times.

The Committee’s principal functions, as specified in its charter, include:

►	Overseeing:

➢	the quality and integrity of our financial statements

➢	our compliance programs

➢	the independence, qualification and performance of our independent auditor

➢	the performance of our internal auditor

►	Selecting and engaging our independent auditor, subject to stockholder ratification

►	Pre-approving all audit and non-audit services that our independent auditor provides

►	Reviewing the scope of audits and audit findings, including any comments or recommendations of our independent auditor

►	Establishing policies for our internal audit programs

►

Overseeing the company’s risk management program (including risks related to data privacy and cybersecurity) and receiving periodic reports from management on risk assessments, the risk management process, and issues related to the risks of managing our business

Committee Report
For additional information about the Audit Committee’s oversight activities in 2018, see “Proposal 2. Ratification of Auditor - Audit Committee Report.”

12	2019 Proxy Statement

Corporate Governance Board Committees

Management Development and Compensation Committee

Chairman: Abelardo E. Bru
Other members: Fabian T. Garcia, Mae C. Jemison, M.D., James M. Jenness and Marc J. Shapiro

Each member of this Committee is an Independent Director under the rules of the SEC and the NYSE, as well as under our Corporate Governance Policies. The Committee met four times in 2018.

The Committee’s principal functions, as specified in its charter, include:

►

Establishing and administering the policies governing annual compensation and long-term compensation, including stock option awards, restricted stock awards and restricted share unit awards, such that the policies are designed to align compensation with our overall business strategy and performance

►	Setting, after an evaluation of his overall performance, the compensation level of the Chief Executive Officer

►	Approving, in consultation with the Chief Executive Officer, compensation levels and performance targets for the senior executive team

►	Overseeing:

➢	leadership development for senior management and future senior management candidates

➢	a periodic review of our long-term and emergency succession planning for the Chief Executive Officer and other key officer positions, in conjunction with our Board

➢	key organizational effectiveness and engagement policies

►	Reviewing diversity and inclusion programs and related metrics

►	Annually reviewing our compensation policies and practices for the purpose of mitigating risks arising from these policies and practices that could reasonably have a material adverse effect

Roles of the Committee and the CEO and COO in Compensation Decisions
Each year, the Committee reviews and sets the compensation of the officers that are elected by the Board (our “elected officers”), including our Chief Executive Officer, our Executive Chairman and our other executive officers. The Committee’s charter does not permit the Committee to delegate to anyone the authority to establish any compensation policies or programs for elected officers, including our executive officers. With respect to officers that have been appointed to their position (our “non-elected officers”), our Chief Executive Officer has the authority to establish compensation programs and to approve equity grants. However, only the Committee may make grants to elected officers, including our executive officers.

Our Chief Executive Officer makes a recommendation to the Committee each year on the appropriate target annual compensation for each of the other executive officers (other than the Executive Chairman). In 2018, when Mr. Falk served as Chief Executive Officer and Mr. Hsu was Chief Operating Officer, Mr. Falk and Mr. Hsu each made recommendations to the Committee for the executive officers who were their respective direct reports. The Committee makes the final determination of the target annual compensation for each executive officer. While our Chief Executive Officer, Chief Operating Officer (in 2018), Executive Chairman (in 2019) and Chief Human Resources Officer typically attend Committee meetings, none of the other executive officers is present during the portion of the Committee’s meetings when compensation for executive officers is set. In addition, none of our Chief Executive Officer, Chief Operating Officer (in 2018) or Executive Chairman (in 2019) is present during the portion of the Committee’s meetings when his compensation is set.

2019 Proxy Statement	13

Corporate Governance Board Committees

For additional information on the Committee’s processes and procedures for determining executive compensation, and for a detailed discussion of our compensation policies, see “Compensation Discussion and Analysis.”

Use of Compensation Consultants
The Committee’s charter authorizes it to retain advisors, including compensation consultants, to assist it in its work. The Committee believes that compensation consultants can provide important market information and perspectives that can help it determine compensation programs that best meet the objectives of our compensation policies. In selecting a consultant, the Committee evaluates the independence of the firm as a whole and of the individual advisors who will be working with the Committee.

Independent Committee Consultant. In 2018, the Committee retained Semler Brossy Consulting Group as its independent executive compensation consultant. According to the Committee’s written policy, the independent Committee consultant provides services solely to the Committee and not to Kimberly-Clark. Semler Brossy has no other business relationship with Kimberly-Clark and receives no payments from us other than fees for services to the Committee. Semler Brossy reports directly to the Committee, and the Committee may replace it or hire additional consultants at any time. A representative of Semler Brossy attends Committee meetings and communicates with the Chairman of the Committee between meetings from time to time.

The scope of Semler Brossy’s engagement in 2018 included:

►

Conducting a review of the competitive market data (including base salary, annual incentive targets and long-term incentive targets) for our executive officers, including our Chief Executive Officer and Executive Chairman

►

Reviewing and commenting, as requested by the Committee, on recommendations by management and Mercer Human Resource Consulting (“Mercer”) concerning executive compensation programs, including program changes and redesign, special awards, change-of-control provisions, our executive compensation peer group, any executive contract provisions, promotions, retirement and related items

►	Reviewing and commenting on the Committee’s report for the proxy statement

►	Attending Committee meetings

►	Periodically consulting with the Chairman of the Committee

During 2018, at the request of the Committee, a representative of Semler Brossy attended all Committee meetings.

Kimberly-Clark Consultant. To assist management and the Committee in assessing our compensation programs and determining appropriate, competitive compensation for our executive officers, Kimberly-Clark annually engages an outside compensation consultant. In 2018, it retained Mercer for this purpose. Mercer has provided consulting services to Kimberly-Clark on a wide variety of human resources and compensation matters, both at the officer and non-officer levels. During 2018, Mercer provided advice and counsel on various matters relating to executive and director remuneration, including the following services:

►	Assessing our executive compensation peer group and recommending changes as necessary

►	Assessing compensation levels within our peer group for executive officer positions and other selected positions

►	Reviewing historic and projected performance for peer group companies under the metrics we use in our annual and long-term incentive plans

►	Assisting in incentive plan design and modifications, as requested

14	2019 Proxy Statement

Corporate Governance Board Committees

►	Providing market research on various issues as requested by management

►	Preparing for and participating in Committee meetings, as requested

►	Reviewing the Compensation Discussion and Analysis section of the proxy statement and other disclosures, as requested

►	Consulting with management on compensation matters

Committee Assessment of Consultant Conflicts of Interest. The Committee has reviewed whether the work provided by Semler Brossy and Mercer represents any conflict of interest. Factors considered by the Committee include: (1) other services provided to Kimberly-Clark by the consultant; (2) what percentage of the consultant’s total revenue is made up of fees from Kimberly-Clark; (3) policies or procedures of the consultant that are designed to prevent a conflict of interest; (4) any business or personal relationships between individual consultants involved in the engagement and Committee members; (5) any shares of Kimberly-Clark stock owned by individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. Based on its review, the Committee does not believe that any of the compensation consultants that performed services in 2018 has a conflict of interest with respect to the work performed for Kimberly-Clark or the Committee.

Committee Report
The Committee has reviewed the “Compensation Discussion and Analysis” section of this proxy statement and has recommended that it be included in this proxy statement. The Committee’s report is located at “Compensation Discussion and Analysis — Management Development and Compensation Committee Report.”

Nominating and Corporate Governance Committee

Chair: Nancy J. Karch
Other Members: Fabian T. Garcia, Mae C. Jemison, M.D., James M. Jenness and Marc J. Shapiro

Each member of this Committee is an Independent Director under the rules of the SEC and the NYSE, as well as under our Corporate Governance Policies. The Committee met four times in 2018.

The Committee’s principal functions, as specified in its charter, include the following:

►	Maintaining and reviewing a Board succession plan

►	Overseeing the process for Board nominations

►	Advising the Board on:

➢	Board organization, membership, function, performance and compensation

➢	committee structure and membership

➢	policies and positions regarding significant stockholder relations issues

►	Overseeing corporate governance matters, including developing and recommending to the Board changes to our Corporate Governance Policies

►	Reviewing director independence standards and making recommendations to the Board with respect to the determination of director independence

►	Monitoring and recommending improvements to the Board’s practices and procedures

►	Reviewing stockholder proposals and considering how to respond to them

►	Overseeing matters relating to Kimberly-Clark’s corporate social responsibility and sustainability activities and providing input to management on these programs and their effectiveness

2019 Proxy Statement	15

Corporate Governance Stockholder Rights

The Committee, in accordance with its charter and our Certificate of Incorporation, has established criteria and processes for director nominations, including those proposed by stockholders. Those criteria and processes are described in “Proposal 1. Election of Directors - Process and Criteria for Nominating Directors,” “Other Information - Stockholder Director Nominees for Inclusion in Next Year’s Proxy Statement” and “Other Information - Stockholder Director Nominees Not Included in Next Year’s Proxy Statement.”

Executive Committee

Chairman: Ian C. Read (Lead Independent Director)
Other Members: Abelardo E. Bru, Thomas J. Falk, Michael D. Hsu, Nancy J. Karch and Michael D. White

The Committee met two times in 2018.

The Committee’s principal function is to exercise, when necessary between Board meetings, the Board’s powers to direct our business and affairs.

Compensation Committee Interlocks and Insider Participation

None of the members of the Management Development and Compensation Committee is a current or former officer or employee of Kimberly-Clark. No interlocking relationship exists between the members of our Board of Directors or the Management Development and Compensation Committee and the board of directors or compensation committee of any other company.

Stockholder Rights

Proxy Access By-Law. Eligible stockholders may nominate candidates for election to the Board under our “proxy access” By-Law. Proxy access candidates will be included in our proxy materials. The proxy access By-Law permits a stockholder, or a group of up to 20 stockholders, owning three percent or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials directors constituting up to two individuals or 20 percent of the Board (whichever is greater).

Stockholders who wish to nominate directors under our proxy access By-Law should follow the instructions under “Other Information - Stockholder Director Nominees for Inclusion in Next Year’s Proxy Statement.”

Special Stockholder Meetings. Our Certificate of Incorporation allows the holders of 25 percent or more of our issued and outstanding shares of capital stock to request that a special meeting of stockholders be called, subject to procedures and other requirements set forth in our By-Laws.

Board Policy on Stockholder Rights Plans. We do not have a “poison pill” or stockholder rights plan. If we were to adopt a stockholder rights plan, the Board would seek prior stockholder approval of the plan unless, due to timing constraints or other reasons, a majority of Independent Directors of the Board determines that it would be in the best interests of stockholders to adopt a plan before obtaining stockholder approval. If a stockholder rights plan is adopted without prior stockholder approval, the plan must either be ratified by stockholders or must expire, without being renewed or replaced, within one year. The Nominating and Corporate Governance Committee reviews this policy statement periodically and reports to the Board on any recommendations it may have concerning the policy.

Simple Majority Voting Provisions. Our Certificate of Incorporation does not include supermajority voting provisions.

16	2019 Proxy Statement

Corporate Governance Sustainability

Communicating with Directors; Stockholder Engagement Policy

The Board has established a process by which stockholders and other interested parties may communicate with the Board, including the Lead Director. That process can be found in the Investors section of our website at www.kimberly-clark.com.

Under our stockholder engagement policy, set forth in our Corporate Governance Policies, stockholders who wish to meet directly with members of our Board may send a meeting request to our Lead Director who will consider the request in consultation with the Corporate Secretary. Requests should include information about the requesting party (including the number of shares held), the reason for requesting the meeting and the topics to be discussed.

Investor Outreach

Each year we meet with investors on corporate governance matters, including executive compensation, board composition and refreshment and corporate social responsibility and sustainability. This process ensures that management and the Board understand and consider the issues that matter most to our stockholders and enables the company to address them effectively. During 2018, we offered meetings to stockholders representing more than 50 percent of our common stock and held numerous discussions. Our executive compensation programs and corporate governance profile reflect the input of stockholders from our outreach efforts.

Sustainability

At Kimberly-Clark, everything we do is motivated by our vision to lead the world in essentials for a better life. This vision inspires our efforts to make lives better with the products that we sell and the programs that we implement.

Our Board has established and approved the framework for our sustainability-related policies and procedures, including environmental stewardship, energy and climate, fiber sourcing, product safety, charitable contributions, human rights, labor, and diversity and inclusion in employment. As part of their oversight roles, the Board and the Nominating and Corporate Governance Committee receive regular reports from management on these topics, and our goals and our progress toward achieving them.

In 2016, we launched our Sustainability 2022 program, building on the strong foundation and lessons learned from our previous multi-year sustainability programs. Sustainability 2022 is designed with an emphasis on creating long-term business value while generating positive social and environmental impact.

The program establishes specific goals to be achieved by the company’s 150th anniversary in 2022 in five priority areas: social impact, forests and fiber, waste and recycling, energy and climate and supply chain. These priorities reflect our assessment of sustainability-related risks and opportunities and also inform our public disclosure of sustainability performance.

Our management of these focus areas includes processes and systems to mitigate risks and enable compliance with legal requirements and Kimberly-Clark standards. This has enabled continued good progress as we began to tackle the challenges associated with these goals. We are also realizing business benefits such as cost savings associated with energy efficiency improvements and alternative energy deployment, growth through support of social and environmental causes relevant to our brands and supply chain resiliency through management of risks related to water security and deforestation.

2019 Proxy Statement	17

Corporate Governance Other Corporate Governance Policies and Practices

Notable sustainability recognition in 2018 includes:

►	Named by CDP (formerly Carbon Disclosure Project) to the Leadership category of companies for Forests, Water, Climate Change, and Supply Chain disclosures

►	Included in the FTSE4Good Index Series for the 15th consecutive year for excellence in environmental, social, and governance performance

►	Earned an “AA” ranking from MSCI for environmental, social, and governance performance

►	Earned Climate Leadership Award by Bloomberg Philanthropies and the Center for Climate and Energy Solutions

►	Constituent of the Ethibel Sustainability Index Excellence Global

►	Named to Forbes’ The JUST 100: America’s Most JUST Companies and America’s Best Employers

►	Won the US Environmental Protection Agency’s SmartWay Excellence Award for the 6th consecutive year, recognizing demonstrated leadership in freight supply chain energy and environmental performance

►	Earned a perfect score on the 2018 Human Rights Campaign Foundation’s Corporate Equality Index, covering corporate policies and practices pertinent to lesbian, gay, bisexual and transgender (LGBT) employees

►	Named to Corporate Reputation (CR) Magazine’s 100 Best Corporate Citizens

To learn more about our sustainability efforts and progress, please view our 2017 Sustainability Report and other information in the Sustainability section of our website at www.kimberly-clark.com.

Other Corporate Governance Policies and Practices

Corporate Governance Policies. The Board of Directors has adopted Corporate Governance Policies which guide Kimberly-Clark and the Board on matters of corporate governance, including: director responsibilities, Board committees and their charters, director independence, director compensation, performance assessments of the Board and individual directors, Board succession planning, confidentiality and conflicts of interest, director orientation and education, director access to management, Board access to outside financial, business and legal advisors, management development and succession planning, and Board interaction with stockholders. The Board monitors emerging issues and amends these policies from time to time as rules and regulations change and governance practices develop. To see the policies, go to the Investors section of our website at www.kimberly-clark.com.

Board and Committee Evaluations. The Board conducts annual self-evaluations to determine whether it and its committees are functioning effectively and whether its governing documents continue to remain appropriate. Each Board member is periodically evaluated on an individual basis. The process is designed and overseen by our Lead Director and our Nominating and Corporate Governance Committee, and the results of the evaluations are discussed by the full Board.

Each committee annually reviews its own performance and assesses the adequacy of its charter, and reports the results and any recommendations to the Board. The Nominating and Corporate Governance Committee oversees and reports annually to the Board its assessment of each committee’s performance evaluation process.

Board Succession Planning. Our Nominating and Corporate Governance Committee maintains and reviews a succession plan for the Board, as described in “Proposal 1. Election of Directors -Process and Criteria for Nominating Directors.”

18	2019 Proxy Statement

Corporate Governance Other Corporate Governance Policies and Practices

Code of Conduct. Kimberly-Clark has a Code of Conduct that applies to all of our directors, executive officers and employees, including our Chief Executive Officer, Chief Financial Officer and Vice President and Controller. It is available in the Investors section of our website at www.kimberly-clark.com. Any amendments to or waivers of our Code of Conduct applicable to our Chief Executive Officer, Chief Financial Officer or Vice President and Controller will also be posted at that location.

Board and Management Roles in Risk Oversight. The Board is responsible for providing risk oversight with respect to our operations. In connection with this oversight, the Board particularly focuses on our strategic and operational risks, as well as related risk mitigation. In addition, the Board reviews and oversees management’s response to key risks facing Kimberly-Clark.

The Board’s committees review particular risk areas to assist the Board in its overall risk oversight of Kimberly-Clark:

►	The Audit Committee oversees our risk management program, with a particular focus on our internal controls, compliance programs, financial statement integrity and fraud risks, data privacy and cybersecurity, and related risk mitigation. In connection with this oversight, the Audit Committee receives regular reports from management on risk assessments, the risk management process, and issues related to the risks of managing our business. The Audit Committee also receives an annual enterprise risk management update, which describes our key financial, strategic, operational and compliance risks.

►	The Management Development and Compensation Committee reviews the risk profile of our compensation policies and practices. This process includes a review of an assessment of our compensation programs, as described in “Compensation Discussion and Analysis — Analysis of Compensation-Related Risks.”

►	The Nominating and Corporate Governance Committee monitors risks relating to governance matters and recommends appropriate actions in response to those risks. In addition, it provides oversight of our Corporate Social Responsibility programs and sustainability activities and receives regular updates on the effectiveness of these programs.

Complementing the Board’s overall risk oversight, our senior executive team identifies and monitors key enterprise-wide and business unit risks, providing the basis for the Board’s risk review and oversight process. We have a Global Risk Oversight Committee, consisting of management members from core business units and from our finance, treasury, global risk management, legal, internal audit, human resources and supply chain functions. This committee identifies significant risks for review and updates our policies for risk management in areas such as hedging, foreign currency and country risks, product liability, property and casualty risks, data privacy and cybersecurity risks, and supplier and customer risks. The Board believes the allocation of risk management responsibilities described above supplements the Board’s leadership structure by allocating risk areas to an appropriate committee for oversight, allows for an orderly escalation of issues as necessary, and helps the Board satisfy its risk oversight responsibilities.

Whistleblower Procedures. The Audit Committee has established procedures for receiving, recording and addressing any complaints we receive regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission, by our employees or others, of any concerns about our accounting or auditing practices. We also maintain a toll-free Code of Conduct telephone helpline and a website, each allowing our employees and others to voice their concerns anonymously.

Chief Ethics and Compliance Officer. Our Vice President and Chief Ethics and Compliance Officer oversees our compliance programs. His duties include: regularly updating the Audit Committee on the effectiveness of our compliance programs, providing periodic reports to the Board, and working closely with our various compliance functions to promote coordination and sharing of best practices across these functions.

2019 Proxy Statement	19

Corporate Governance Other Corporate Governance Policies and Practices

Management Succession Planning. In conjunction with the Board, the Management Development and Compensation Committee is responsible for periodically reviewing the long-term management development plans and succession plans for the Chief Executive Officer and other key officers, as well as the emergency succession plan for the Chief Executive Officer and other key officers if any of these officers unexpectedly becomes unable to perform his or her duties.

Disclosure Committee. We have established a Disclosure Committee to assist in fulfilling our obligations to maintain disclosure controls and procedures and to coordinate and oversee the process of preparing our periodic securities filings with the SEC. This committee is composed of members of management and is chaired by our Vice President and Controller.

No Executive Loans. We do not extend loans to our executive officers or directors, and, therefore, do not have any such loans outstanding.

Charitable Contributions. The Nominating and Corporate Governance Committee has adopted guidelines for the review and approval of charitable contributions by Kimberly-Clark (or any foundation under the common control of Kimberly-Clark) to organizations or entities with which a director or an executive officer may be affiliated. We will disclose in the Investors section of our website at www.kimberly-clark.com any contributions made by us to a tax-exempt organization under the following circumstances:

►	An Independent Director serves as an executive officer of the tax-exempt organization; and

►	If within the preceding three years, contributions in any single year from Kimberly-Clark to the organization exceeded the greater of $1 million or 2 percent of the tax-exempt organization’s consolidated gross revenues.

20	2019 Proxy Statement

Proposal 1.
Election of Directors

As of the date of this proxy statement, the Board of Directors consists of fourteen members. Each director’s term will expire at this year’s Annual Meeting.

John F. Bergstrom and James M. Jenness will not stand for re-election to the Board of Directors when their terms expire at this year’s Annual Meeting. Mr. Bergstrom and Mr. Jenness will continue to serve as directors until the Annual Meeting. We would like to thank Mr. Bergstrom and Mr. Jenness for their many years of service and substantial contributions to the Board, Kimberly-Clark and our stockholders.

All of the nominees are currently serving as directors except for S. Todd Maclin and Dunia A. Shive, who were nominated for election to the Board on February 6, 2019.

All the nominees standing for election at the Annual Meeting are being nominated to serve until the 2020 Annual Meeting of Stockholders and until their successors have been duly elected and qualified. All nominees have advised us that they will serve if elected; however, should any nominee become unable to serve, proxies may be voted for another person designated by the Board.

Given the independent status of the nominees, if all nominees are elected at the Annual Meeting, twelve of the fourteen directors on our Board will be Independent Directors.

Process for Director Elections

Our Certificate of Incorporation provides that all of our directors must be elected annually. Our By-Laws provide that, in uncontested elections, directors must be elected by a majority of votes cast rather than by a plurality. If any incumbent director does not receive a majority of votes, he or she is required to tender his or her resignation for consideration by the Board.

Process and Criteria for Nominating Directors

The Board of Directors is responsible for approving candidates for Board membership. The Board has adopted a Board succession planning policy which formalizes its commitment to refreshing and maintaining a group of directors with diverse perspectives and capabilities. The Board believes that adding fresh perspectives is critical, but also values the institutional knowledge and experience of long-serving directors. The Board is committed to balancing these factors through our succession plan, retirement policy and director evaluation process.

Under our succession planning policy, the Nominating and Corporate Governance Committee maintains and reviews a Board succession plan, taking into account current composition and qualifications, Kimberly-Clark’s current and expected needs, director tenure, the effectiveness of the Board and any planned or unplanned vacancies. In consultation with the Executive Chairman of the Board and the Lead Director, the Committee screens and recruits director candidates and recommends to the Board any new appointments and nominees for election as directors at our annual meeting of stockholders. It also recommends nominees to fill any vacancies. As provided in our Certificate of Incorporation, the Board of Directors has the authority to determine the size of the Board and to fill any vacancies that occur between annual meetings of stockholders.

2019 Proxy Statement	21

Proposal 1. Election of Directors Diversity of Directors

The Committee may receive recommendations for Board candidates from various sources, including our directors, management and stockholders. This year, each of Mr. Maclin, Ms. McCoy and Ms. Shive was recommended for nomination by an Independent Director. The Nominating and Corporate Governance Committee periodically retains a search firm to assist it in identifying and recruiting director candidates meeting the criteria specified by the Committee. In addition, as described in “Corporate Governance - Stockholder Rights,” our By-Laws provide for proxy access stockholder nominations of director candidates. Stockholders who wish to nominate directors under our proxy access By-Law should follow the instructions under “Other Information - Stockholder Director Nominees for Inclusion in Next Year’s Proxy Statement.” Stockholders who wish to nominate directors who are not intended to be included in the company’s proxy materials should follow the instructions under “Other Information - Stockholder Director Nominees Not Included in Next Year’s Proxy Statement.”

The Committee believes that the criteria for director nominees should foster effective corporate governance, support our strategies and businesses and ensure that our directors, as a group, both have an overall mix of the attributes needed for an effective Board and reflect diversity of background and viewpoint. The criteria should also support the successful recruitment of qualified candidates.

Qualified candidates for director are those who, in the judgment of the Committee, possess a sufficient mix of the experience attributes listed below to ensure effective service on the Board. In addition, all nominees must possess high standards for ethical behavior, good interpersonal skills and a proactive and solution-oriented leadership style.

EXPERIENCE ATTRIBUTES

Leadership experience as a chief or senior executive officer	Marketing, e-commerce and digital experience
Industry experience	Compensation, governance and public company board experience
International experience	Diversity of background or viewpoint
Financial expertise

Committee Review of Attributes of Current Directors

The Nominating and Corporate Governance Committee has reviewed the background of each of our director nominees in light of the experience attributes described above. The Committee has determined that each nominee possesses a sufficient mix of the experience attributes and that the nominees collectively possess the necessary experience to effectively guide our company.

For details about each nominee’s specific experience attributes, see “The Nominees” below.

Diversity of Directors

As noted above, the Nominating and Corporate Governance Committee believes that diversity of backgrounds and viewpoints is a key attribute to include in the boardroom. As a result, the Committee seeks to have a diverse Board that is representative of our customer, consumer, employee and stockholder base. While the Committee carefully considers this diversity when identifiying potential director candidates, the Committee has not established a formal policy regarding diversity. Our Board currently includes individuals of differing ages, races and genders.

22	2019 Proxy Statement

Proposal 1. Election of Directors The Nominees

The Nominees

Director since 2005 Age 70

Abelardo E. Bru

Retired Vice Chairman, PepsiCo, Inc.

Mr. Bru retired as Vice Chairman of PepsiCo, a food and beverage company, in 2005. He joined PepsiCo in 1976. Mr. Bru served from 1999 to 2003 as President and Chief Executive Officer and in 2003 to 2004 as Chief Executive Officer and Chairman of Frito-Lay Inc., a division of PepsiCo. Prior to leading Frito-Lay, Mr. Bru led PepsiCo’s largest international business, Sabritas Mexico, as President and General Manager from 1992 to 1999. Mr. Bru is a member of the board of directors of the Education is Freedom Foundation.

Other public company boards served on since 2014: DIRECTV (through July 2015) and Kraft Foods Group, Inc. (through July 2015).

Experience attributes: Mr. Bru satisfies the financial literacy requirements of the NYSE, has leadership experience as a chief executive officer, has knowledge about our industries, provides diversity of background and viewpoint, has international experience and experience with branded consumer packaged goods, and has marketing, compensation, governance and public company board experience.

Director since 1996 Age 67

Robert W. Decherd

Chairman, President and Chief Executive Officer, A. H. Belo Corporation

Mr. Decherd was elected Chairman, President and Chief Executive Officer of A. H. Belo Corporation, a newspaper publishing and Internet company, in May 2018. He previously served as Chairman, President and Chief Executive Officer of A. H. Belo Corporation from 2008 to 2013 and served as Vice Chairman of the Board from 2013 to 2016. Mr. Decherd was Chief Executive Officer of Belo Corp., a broadcasting and newspaper publishing company, from 1987 to 2008, when the company split its newspaper and television businesses into two publicly-held entities. Mr. Decherd is presently Chairman of Parks for Downtown Dallas, a civic organization. He has served as a member of the Advisory Council of the Harvard University Center for Ethics and the Board of Visitors of the Columbia Graduate School of Journalism.

Other public company boards served on since 2014: A. H. Belo Corporation

Experience attributes: Mr. Decherd has been determined by our Board to be an “audit committee financial expert” under the SEC’s rules and regulations, has leadership experience as a chief executive officer, provides diversity of background and viewpoint, and has marketing, compensation, governance and public company board experience.

2019 Proxy Statement	23

Proposal 1. Election of Directors The Nominees

Director since 1999 Age 60

Thomas J. Falk

Executive Chairman of the Board

Mr. Falk was elected Executive Chairman of the Board in January 2019. Prior to that, he served as Chairman of the Board and Chief Executive Officer since 2003 and as President and Chief Executive Officer from 2002 to 2003. He served as President and Chief Operating Officer from 1999 to 2002. Mr. Falk previously had been elected Group President, Global Tissue, Pulp and Paper in 1998, where he was responsible for our global tissue businesses. Earlier in his career, Mr. Falk had responsibility for our North American Infant Care, Child Care and Wet Wipes businesses. Mr. Falk joined Kimberly-Clark in 1983 and has held other senior management positions. He also serves on the board of directors of the Federal Reserve Bank of Dallas, Catalyst Inc., the Global Consumer Goods Forum, and the University of Wisconsin Foundation, and serves as a governor of the Boys & Girls Clubs of America.

Other public company boards served on since 2014: Lockheed Martin Corporation.

Experience attributes: Mr. Falk satisfies the financial literacy requirements of the NYSE and has a background in accounting, has leadership experience as a chief executive officer, has knowledge about our industries, has international experience and experience with branded consumer packaged goods, and has marketing, compensation, governance and public company board experience.

Director since 2011 Age 59

Fabian T. Garcia

Former President and Chief Executive Officer, Revlon, Inc.

Mr. Garcia served as President and Chief Executive Officer of Revlon Inc., a cosmetics and beauty care products company, from April 2016 to January 2018. Prior to joining Revlon, he served as Chief Operating Officer, Global Innovation and Growth, Europe and Hill’s Pet Nutrition (added responsibility in 2012), of Colgate-Palmolive Company, a household, health care and personal products company, from 2010 to April 2016. From 2007 to 2010, he served as Executive Vice President and President, Colgate – Latin America and Global Sustainability. He joined Colgate-Palmolive in 2003 as President, Colgate Greater Asia Pacific.

Other public company boards served on since 2014: Revlon, Inc. (from April 2016 through January 2018)

Experience attributes: Mr. Garcia satisfies the financial literacy requirements of the NYSE, has leadership experience as a chief executive officer, provides diversity of background and viewpoint, has knowledge about our industries, has international experience and experience with branded consumer packaged goods, and has marketing, compensation, governance and public company board experience.

24	2019 Proxy Statement

Proposal 1. Election of Directors The Nominees

Director since 2017 Age 54

Michael D. Hsu

Chief Executive Officer

Mr. Hsu was elected Chief Executive Officer in January 2019. Prior to that, he served as President and Chief Operating Officer since 2017, where he was responsible for the day-to-day operations of our business units, along with our global innovation, marketing and supply chain functions. He served as Group President, K-C North America from 2013 to 2016, where he was responsible for our consumer business in North America, as well as leading the development of new business strategies for global nonwovens. From 2012 to 2013, his title was Group President, North America Consumer Products. Prior to joining Kimberly-Clark, Mr. Hsu served as Executive Vice President and Chief Commercial Officer of Kraft Foods, Inc., from January 2012 to July 2012, as President of Sales, Customer Marketing and Logistics from 2010 to 2012 and as President of its grocery business unit from 2008 to 2010. Prior to that, Mr. Hsu served as President and Chief Operating Officer, Foodservice at H. J. Heinz Company. Mr. Hsu also serves on the board of trustees of United Way U.S.A.

Other public company boards served on since 2014: None

Experience attributes: Mr. Hsu satisfies the financial literacy requirements of the NYSE, has leadership experience as a group president of a major business unit and recently as our chief executive officer, provides diversity of background and viewpoint, has knowledge about our industries, has international experience and experience with branded consumer packaged goods, and has marketing experience.

Director since 2002 Age 62

Mae C. Jemison, M.D.

President, The Jemison Group, Inc.

Dr. Jemison is founder and President of The Jemison Group, Inc., a science, technology and innovation consulting company, and is also the Principal for the 100 Year Starship Project, an initiative started through competitive seed funding from DARPA that promotes science, technological and human systems breakthroughs and innovations by seeking to ensure that the capability required for human space travel to another star exists within 100 years. Dr. Jemison founded the Dorothy Jemison Foundation for Excellence and developed The Earth We Share international science camp and STEM programs. She was president and founder of BioSentient medical devices company from 2000 to 2012. Dr. Jemison was professor of Environmental Studies at Dartmouth College from 1995 to 2002 and is currently an adjunct professor at Dartmouth’s medical school. From 1987 to 1993 she served as a National Aeronautics and Space Administration (NASA) astronaut. Dr. Jemison is a member of the National Academy of Medicine and currently chairs its new study on increasing representation of women in science, technology, engineering, mathematics and medicine for the National Academies. She serves on the National Board of Professional Teaching Standards. She was founding chair of the State of Texas Product Development and Small Business Incubator Board and was a member of the National Advisory Council for Biomedical Imaging and Bioengineering.

Other public company boards served on since 2014: Scholastic Corporation (through September 2015) and Valspar Corporation (through June 2017).

Experience attributes: Dr. Jemison satisfies the financial literacy requirements of the NYSE, has international experience and leadership experience of entrepreneurial start-up enterprises and non-profit organizations, provides diversity of background and viewpoint, and has compensation, governance and public company board experience.

2019 Proxy Statement	25

Proposal 1. Election of Directors The Nominees

Director since 2010 Age 71

Nancy J. Karch

Retired Director, McKinsey & Co.

Ms. Karch served as a Director (senior partner) of McKinsey & Co., an independent consulting firm, from 1988 until her retirement in 2000. She had served in various executive capacities at McKinsey since 1974. Ms. Karch is Director Emeritus of McKinsey’s Stamford, Connecticut office, and serves on the governing boards of Westchester Land Trust, SPCA of Westchester and St. Mary’s Healthcare System for Children, all of which are not-for-profit entities.

Other public company boards served on since 2014: CEB Inc. (through January 2015), Genworth Financial, Inc. (through April 2016), Kate Spade & Company (through July 2017) and Mastercard Incorporated.

Experience attributes: Ms. Karch satisfies the financial literacy requirements of the NYSE and has a background in finance, has leadership experience as a senior executive officer, provides diversity of background and viewpoint, has knowledge about our industries, has experience with branded consumer packaged goods, and has compensation, governance and public company board experience.

Nominee Age 62

S. Todd Maclin

Retired Chairman, Chase Commercial and Consumer Banking, JPMorgan Chase & Co.

Mr. Maclin retired in 2016 from a 37-year career at JPMorgan Chase & Co. and its predecessor banks, where he rose to Chairman, Chase Commercial and Consumer Banking in 2013 and served on the company’s Operating Committee. Prior to that he held a variety of leadership roles, including Regional Executive for Texas and the Southwest U.S., and Global Executive for Energy Investment Banking. Mr. Maclin serves as a director of The University of Texas Development Board, as a member of the Advisory Council for McCombs Graduate School of Business, on the Executive Committee of The University of Texas Chancellor’s Council, on the Board of Visitors of UT Southwestern Health System, on the Steering Committee for the O’Donnell Brain Institute for UT Southwestern, and on the Board of Southwestern Medical Foundation and a member of its Investment Committee. Mr. Maclin also serves on the Board of The University of Texas Ex-Students’ Alumni Association (Texas Exes) and served as its Interim Co-Executive Director during 2017. Mr. Maclin is President-Elect of Texas Exes for the term of June 2018-19. He is also a lifetime member of Texas Exes and the UT President’s Associates. In 2017, Mr. Maclin was inducted into the UT McCombs Texas Business Hall of Fame. Mr. Maclin also serves on the board of directors of RRH Corporation, the parent company of Hunt Consolidated, Inc., and the board of directors of Banc Affiliated Inc.

Other public company boards served on since 2014: None.

Experience attributes: Mr. Maclin has been determined by our Board to qualify as an ”audit committee financial expert” under the SEC’s rules and regulations and has a banking and finance background, has leadership experience as a senior executive, and provides diversity of background and viewpoint.

26	2019 Proxy Statement

Proposal 1. Election of Directors The Nominees

Director since June 2018 Age 60

Sherilyn S. McCoy

Former Chief Executive Officer, Avon Products, Inc.

Ms. McCoy served as Chief Executive Officer and Director of Avon Products, Inc., a personal care products company, from 2012 to February 2018. Prior to joining Avon, Ms. McCoy had a 30-year career at Johnson & Johnson, where she rose to Vice Chairman in January 2011. Most recently at Johnson & Johnson, Ms. McCoy oversaw Pharmaceutical, Consumer, Corporate Office of Science & Technology, and Information Technology divisions. Prior to that, she served in a number of leadership roles, including Worldwide Chairman, Pharmaceuticals Group from 2009 to 2011; Worldwide Chairman, Surgical Care Group from 2008 to 2009; and Company Group Chairman and Worldwide Franchise Chairman of Ethicon, Inc., a subsidiary of Johnson & Johnson, from 2005 to 2008. Earlier in her career, Ms. McCoy was Global President of the Baby and Wound Care franchise; Vice President, Marketing for a variety of global brands; and Vice President, Research & Development for the Personal Products Worldwide Division. She serves on the board of directors of AstraZeneca plc, a global, science-led biopharmaceutical company.

Other public company boards served on since 2014: Avon Products, Inc. (through February 2018), NovoCure Limited (since May 2018) and Stryker Corporation (since May 2018).

Experience attributes: Ms. McCoy has been determined by our Board to be an “audit committee financial expert” under the SEC’s rules and regulations, has leadership experience as a chief executive officer, provides diversity of background and viewpoint, has knowledge about our industries, has international experience and experience with branded consumer packaged goods, and has marketing, compensation, governance and public company board experience.

Director since 2016 Age 45

Christa S. Quarles

Former Chief Executive Officer, OpenTable, Inc.

Ms. Quarles served as Chief Executive Officer of OpenTable, Inc., a provider of online restaurant reservations and part of The Priceline Group, Inc. from November 2015 to December 2018.
Ms. Quarles served as the Chief Financial Officer of OpenTable from May 2015 to November 2015, when she was appointed Chief Executive Officer. Prior to joining OpenTable, Ms. Quarles served as Chief Business Officer of Nextdoor, Inc. from June 2014 to May 2015. From 2010 to June 2014, Ms. Quarles held positions of increasing responsibility with The Walt Disney Company, including Senior Vice President, General Manager Mobile and Social Games; General Manager, Disney Mobile Games; and Chief Financial Officer and Head of Business Operations, Mobile and Social Games. Prior to that, she was Chief Financial Officer of Playdom Inc., which was acquired by The Walt Disney Company in September 2010.

Other public company boards served on since 2014: None

Experience attributes: Ms. Quarles has been determined by our Board to be an “audit committee financial expert” under the SEC’s rules and regulations and has a background in finance, has leadership experience as a chief executive officer, provides diversity of background and viewpoint, and has marketing, digital marketing and e-commerce experience.

2019 Proxy Statement	27

Proposal 1. Election of Directors The Nominees

Director since 2007 Age 65

Ian C. Read

Executive Chairman of the Board, Pfizer, Inc.

Mr. Read was elected Executive Chairman in January 2019 of Pfizer, Inc., a drug manufacturer. Prior to that, he served as Chairman of the Board and Chief Executive Officer since December 2011 and President and Chief Executive Officer since December 2010. Mr. Read joined Pfizer in 1978 in its financial organization. He worked in Latin America through 1995, holding positions of increasing responsibility, and was appointed President of the Pfizer International Pharmaceuticals Group, Latin America/Canada in 1996. In 2000, Mr. Read was named Executive Vice President of Europe/Canada and was named a corporate Vice President in 2001. In 2006, he was named Senior Vice President of Pfizer, as well as Group President of its Worldwide Biopharmaceutical Businesses.

Other public company boards served on since 2014: Pfizer, Inc.

Experience attributes: Mr. Read satisfies the financial literacy requirements of the NYSE and has a background in finance, has leadership experience as a chief executive officer, provides diversity of background and viewpoint, has international experience, and has marketing, compensation, governance and public company board experience.

Director since 2001 Age 71

Marc J. Shapiro

Retired Vice Chairman, JPMorgan Chase & Co.

Mr. Shapiro served as the non-executive Chairman of Texas operations for JPMorgan Chase & Co., a financial services company, from 2003 to 2017. He served as Vice Chairman of JPMorgan Chase & Co. from 1997 through 2003 and as Chairman and Chief Executive Officer of Chase Bank of Texas, a wholly-owned subsidiary of JPMorgan Chase & Co., from 1989 until 1997. Mr. Shapiro serves on the boards of the Baylor College of Medicine, the Baylor St. Luke’s Medical Center Hospital, the M.D. Anderson Cancer Center, and the Baker Institute at Rice University.

Other public company boards served on since 2014: Cadence Bancorporation (since May 2018), The Mexico Fund and Weingarten Realty Investors.

Experience attributes: Mr. Shapiro satisfies the financial literacy requirements of the NYSE and has a banking and finance background, has leadership experience as a chief executive officer, provides diversity of background and viewpoint, and has compensation, governance and public company board experience.

28	2019 Proxy Statement

Proposal 1. Election of Directors The Nominees

Nominee Age 58

Dunia A. Shive

Former Chief Executive Officer and President, Belo Corp.

Ms. Shive served as Senior Vice President of TEGNA Inc., formerly Gannett Co., Inc., a broadcast and digital media company, from 2013 to 2017. She previously served as President and Chief Executive Officer of Belo Corp. from 2008 to 2013, which was acquired by Gannett in 2013. She joined Belo Corp. in 1993 and served as Chief Financial Officer and various other leadership positions prior to her election as President and Chief Executive Officer. She serves as a Trustee of Parks of Downtown Dallas.

Other public company boards served on since 2014: Dr Pepper Snapple Group, Inc. (through July 2018) and Trinity Industries, Inc.

Experience attributes: Ms. Shive has been determined by our Board to qualify as an “audit committee financial expert” under the SEC’s rules and regulations and has an accounting and finance background, has leadership experience as a chief executive officer, provides diversity of background and viewpoint, and has marketing, compensation, governance and public company board experience.

Director since 2015 Age 67

Michael D. White

Former Chairman of the Board, President and Chief Executive Officer of DIRECTV

Mr. White served as Chairman of the Board, President and Chief Executive Officer of DIRECTV, a leading provider of digital television entertainment services, from 2010 to July 2015. From 2003 until 2009, Mr. White was Chief Executive Officer of PepsiCo International and Vice Chairman, PepsiCo, Inc. after holding positions of increasing importance with PepsiCo since 1990. Mr. White is a member of the Boston College Board of Trustees and is Chairman of the Partnership for Drug-Free Kids.

Other public company boards served on since 2014: Bank of America Corporation (since June 2016), DIRECTV (through July 2015) and Whirlpool Corporation.

Experience attributes: Mr. White has been determined by our Board to be an “audit committee financial expert” under the SEC’s rules and regulations, has leadership experience as a chief executive officer, provides diversity of background and viewpoint, has international experience, and has marketing, digital marketing, e-commerce, compensation, governance and public company board experience.

The Board of Directors unanimously recommends a vote FOR the election of each of the fourteen nominees for director.

2019 Proxy Statement	29

Proposal 1. Election of Directors Director Compensation

Director Compensation

Directors who are not officers or employees of Kimberly-Clark or any of our subsidiaries, affiliates or equity companies are “Outside Directors” for compensation purposes and are compensated for their services under our 2011 Outside Directors’ Compensation Plan. All Independent Directors currently on our Board are Outside Directors and are compensated under this Plan.

Our objectives for Outside Director Compensation are:

►	to remain competitive with the median compensation paid to outside directors of comparable companies

►	to keep pace with changes in practices in director compensation

►	to attract qualified candidates for Board service

►	to reinforce our practice of encouraging stock ownership by our directors

In 2016, the Nominating and Corporate Governance Committee assessed our Outside Director compensation against the median non-management director compensation for our peers. Based on this review, the Committee recommended an increase in Outside Director compensation for 2017, and the Board agreed with the Committee’s recommendation. For 2018 there was no change.

The table below shows how we structured Outside Director compensation in 2018:

Board Members	Cash retainer: $100,000 annually, paid in four quarterly payments at the beginning of each quarter.

Restricted share units: Annual grant with a value of $180,000, awarded and valued on the first business day of the year
Committee Chairs	Additional annual grant of restricted share units with a value of $20,000, awarded and valued on the first business day of the year
Lead Director	Additional annual grant of restricted share units with a value of $30,000, awarded and valued on the first business day of the year
Stockholder Alignment	Restricted share units are not paid out until retirement or other termination of Board service

New Outside Directors receive the full quarterly amount of the annual retainer for the quarter in which they join the Board. Their annual grant of restricted share units is pro-rated based on the date when they joined.

We also reimburse Outside Directors for expenses incurred in attending Board or committee meetings.

Restricted share units are not shares of our common stock. Rather, restricted share units represent the right to receive a pre-determined number of shares of our common stock within 90 days following a “restricted period” that begins on the date of grant and expires on the date the Outside Director retires from or otherwise terminates service on the Board. In this way, they align the director’s interests with the interests of our stockholders. Outside Directors may not dispose of the units or use them in a pledge or similar transaction. Outside Directors also receive additional restricted share units equivalent in value to the dividends that would have been paid to them if the restricted share units granted to them were shares of our common stock.

30	2019 Proxy Statement

Proposal 1. Election of Directors 2018 Outside Director Compensation

2018 Outside Director Compensation

The following table shows the compensation paid to each Outside Director for his or her service in 2018.

Name(1)	Fees Earned or Paid in Cash($)	Stock Awards ($)(2)(3)(4)	All Other Compensation ($)(5)	Total($)(6)
John F. Bergstrom	100,000	180,000	10,000	290,000
Abelardo E. Bru	100,000	200,000	—	300,000
Robert W. Decherd	100,000	180,000	—	280,000
Fabian T. Garcia	100,000	180,000	—	280,000
Mae C. Jemison, M.D.	100,000	180,000	—	280,000
James M. Jenness	100,000	180,000	—	280,000
Nancy J. Karch	100,000	200,000	10,000	310,000
Sherilyn S. McCoy	50,000	60,000	—	110,000
Christa S. Quarles	100,000	180,000	2,500	282,500
Ian C. Read	100,000	210,000	10,000	320,000
Marc J. Shapiro	100,000	180,000	—	280,000
Michael D. White	100,000	200,000	—	300,000

(1)	Ms. McCoy joined the Board on September 12, 2018 and received a pro-rated stock award as well as fees for two quarters.
(2)	Amounts shown reflect the grant date fair value of those grants, determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 — Stock Compensation (“ASC Topic 718”) for restricted share unit awards granted pursuant to our 2011 Outside Directors’ Compensation Plan. See Note 6 to our audited consolidated financial statements included in our Annual Report on Form 10-K for 2018 for the assumptions used in valuing these restricted share units.
(3)	Restricted share unit awards were granted to the Outside Directors on January 2, 2018, except for Ms. McCoy, who joined the Board and received a grant on September 12, 2018. The number of restricted share units granted is set forth below:
Name	Restricted Share Unit Grants in 2018(#)
John F. Bergstrom	1,512
Abelardo E. Bru	1,680
Robert W. Decherd	1,512
Fabian T. Garcia	1,512
Mae C. Jemison, M.D.	1,512
James M. Jenness	1,512
Nancy J. Karch	1,680
Sherilyn S. McCoy	516
Christa S. Quarles	1,512
Ian C. Read	1,764
Marc J. Shapiro	1,512
Michael D. White	1,680

(4)	As of December 31, 2018, Outside Directors had the following stock awards outstanding:
Name	Restricted Stock(#)	Restricted Share Units(#)
John F. Bergstrom	3,000	40,416
Abelardo E. Bru	—	34,187
Robert W. Decherd	3,000	43,946
Fabian T. Garcia	—	13,680
Mae C. Jemison, M.D.	—	40,416
James M. Jenness	—	31,668
Nancy J. Karch	—	18,121
Sherilyn S. McCoy	—	516
Christa S. Quarles	—	4,005
Ian C. Read	—	28,018
Marc J. Shapiro	—	44,968
Michael D. White	—	5,404

2019 Proxy Statement	31

Proposal 1. Election of Directors 2018 Outside Director Compensation

(5)	Reflects charitable matching gifts paid in 2018 under the Kimberly-Clark Foundation’s Matching Gifts Program to a charity designated by the director. This program is available to all our employees and directors. Under the program, the Kimberly-Clark Foundation matches employees’ and directors’ financial contributions to qualified educational and charitable organizations in the United States on a dollar-for-dollar basis, up to $10,000 per person per calendar year. Amounts paid in 2018 in connection with matching gifts for Messrs. Bergstrom and Read and Ms. Karch reflect donations made in 2017.
(6)	During 2018, Outside Directors received credit for cash dividends on restricted stock held by them. These dividends are credited to interest bearing accounts maintained by us on behalf of those Outside Directors with restricted stock. Earnings on those accounts are not included in the Outside Director Compensation Table because the earnings were not above market or preferential. Also in 2018, Outside Directors received additional restricted share units with a value equal to the cash dividends paid during the year on our common stock on the restricted share units held by them. Because we factor the value of the right to receive dividends into the grant date fair value of the restricted stock and restricted share units awards, the dividends and dividend equivalents received by Outside Directors are not included in the Outside Director Compensation table. The dividends and other amounts credited on restricted stock and additional restricted share units credited in 2018 were as follows:

Name	Dividends Credited on Restricted Stock($)	Number of Restricted Share Units Credited in 2018(#)	Grant Date Fair Value of Restricted Share Units Credited ($)
John F. Bergstrom	11,910	1,404.19	155,451
Abelardo E. Bru	—	1,184.49	131,108
Robert W. Decherd	11,910	1,527.92	169,155
Fabian T. Garcia	—	467.07	51,654
Mae C. Jemison, M.D.	—	1,404.19	155,451
James M. Jenness	—	1,097.56	121,488
Nancy J. Karch	—	621.36	68,735
Sherilyn S. McCoy	—	—	—
Christa S. Quarles	—	127.97	14,096
Ian C. Read	—	967.55	107,075
Marc J. Shapiro	—	1,563.74	173,122
Michael D. White	—	175.60	19,362

Other than the cash retainer, grants of restricted share units and the other compensation previously described, no Outside Director received any compensation or perquisites from Kimberly-Clark for services as a director in 2018.

A director who is not an Outside Director does not receive any compensation for services as a member of the Board or any committee, but is reimbursed for expenses incurred as a result of the services.

In 2018, the Nominating and Corporate Governance Committee, with the assistance of Mercer, revisited the Corporation’s Outside Director compensation to assess whether it still met our objectives for Outside Director compensation as described above. In its assessment, the Committee compared aggregate Outside Director cash and equity compensation to the median compensation of the outside directors of our peer group, as well as the structure of our compensation programs of our peer group. For information regarding our peer group, see “Compensation Discussion and Analysis” below. Based on this review, the Committee determined not to make any changes to our Outside Director Compensation Program for 2019.

32	2019 Proxy Statement

Proposal 2.
Ratification of Auditor

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of our independent auditor. The Audit Committee is also responsible for overseeing the negotiation of the audit fees associated with retaining our independent auditor. To assure continuing auditor independence, the Audit Committee periodically considers whether a different audit firm should perform our independent audit work. Also, in connection with the mandated rotation of the independent auditor’s lead engagement partner, the Audit Committee and its chairman are directly involved in the selection of the new lead engagement partner.

For 2019, the Audit Committee has selected Deloitte & Touche LLP (along with its member firms and affiliates, “Deloitte”) as the independent registered public accounting firm to audit our financial statements. In engaging Deloitte for 2019, the Audit Committee utilized a review and selection process that included the following:

►	a review of management’s assessment of the services Deloitte provided in 2018 and a comparison of this assessment to prior years’ reviews

►	discussions, in executive session, with the Chief Financial Officer and the Vice President and Controller regarding their viewpoints on the selection of the 2019 independent auditor and on Deloitte’s performance

►	discussions, in executive session, with representatives of Deloitte about their possible engagement

►	Audit Committee discussions, in executive session, about the selection of the 2019 independent auditor

►	a review and approval of Deloitte’s proposed estimated fees for 2019

►	a review and assessment of Deloitte’s independence

►	the Audit Committee’s consideration of the fact that Deloitte has served as our independent auditor since 1928, and its conclusion that this service does not impact Deloitte’s independence

The Audit Committee and the Board believe that the continued retention of Deloitte to serve as our independent auditor is in the best interests of Kimberly-Clark and its stockholders, and they recommend that stockholders ratify this selection. If the stockholders do not ratify the selection of Deloitte, the Audit Committee will consider the selection of another independent auditor.

Representatives of Deloitte are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR ratification of Deloitte’s selection as Kimberly-Clark’s auditor for 2019.

2019 Proxy Statement	33

Proposal 2. Ratification of Auditor Audit Committee Approval of Audit and Non-Audit Services

Principal Accounting Firm Fees

Our aggregate fees to Deloitte (excluding value added taxes) with respect to the fiscal years ended December 31, 2018 and 2017, were as follows (dollars in millions):

	2018($)	2017($)
Audit Fees(1)	11.8	12.3
Audit-Related Fees(2)	4.4	0.6
Tax Fees(3)	1.9	1.9
All Other Fees	—	—

(1)	These amounts represent fees billed or expected to be billed for professional services rendered by Deloitte for the audit of Kimberly-Clark’s annual financial statements for the fiscal years ended December 31, 2018 and 2017, reviews of the financial statements included in Kimberly-Clark’s Forms 10-Q, and other services that are normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements for each of those fiscal years, including: fees for consolidated financial audits, statutory audits, comfort letters, attest services, consents, assistance with and review of SEC filings and other related matters. These amounts also include fees for an audit of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	These amounts represent aggregate fees billed or expected to be billed by Deloitte for assurance and related services reasonably related to the performance of the audit or review of our financial statements, that are not included in the audit fees listed above. These services include engagements related to employee benefit plans, due diligence and accounting consultation in connection with acquisitions and dispositions, and other matters.
(3)	These amounts represent Deloitte’s aggregate fees for tax compliance, tax advice and tax planning for 2018 and 2017. Approximately $0.2 million was for tax compliance/preparation fees in each of 2018 and 2017.

Audit Committee Approval of Audit and Non-Audit Services

Using the following procedures, the Audit Committee pre-approves all audit and non-audit services provided by Deloitte to Kimberly-Clark:

►	At the first face-to-face Audit Committee meeting each year, our Chief Financial Officer presents a proposal, including fees, to engage Deloitte for audit services;

►	Before the first face-to-face Audit Committee meeting of the year, our Vice President and Controller oversees the preparation of a detailed memorandum regarding non-audit services to be provided by Deloitte during the year. This memorandum includes the services to be provided, the estimated cost of these services, reasons why it is appropriate to have Deloitte provide these services, and reasons why the requested service is not inconsistent with applicable auditor independence rules; and

►	Before each subsequent face-to-face meeting of the Audit Committee, our Vice President and Controller oversees the preparation of an additional memorandum that includes updated information regarding the approved services and highlights any new audit and non-audit services to be provided by Deloitte. All new non-audit services to be provided are described in individual requests for services.

The Audit Committee reviews the requests presented in these proposals and memoranda and approves all services it finds acceptable.

To ensure prompt handling of unexpected matters, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees between meetings, as long as the additional or amended services do not affect Deloitte’s independence under applicable rules. Any actions taken under this authority are reported to the Audit Committee at its next face-to-face Committee meeting.

All Deloitte services and fees in 2018 and 2017 were pre-approved by the Audit Committee or the Audit Committee Chairman.

34	2019 Proxy Statement

Proposal 2. Ratification of Auditor Audit Committee Approval of Audit and Non-Audit Services

Audit Committee Report

In accordance with its charter adopted by the Board, the Audit Committee assists the Board in overseeing the quality and integrity of Kimberly-Clark’s accounting, auditing and financial reporting practices.

In discharging its oversight responsibility for the audit process, the Audit Committee obtained from the independent registered public accounting firm (the “auditor”) a formal written statement describing all relationships between the auditor and Kimberly-Clark that might bear on the auditor’s independence, as required by Public Company Accounting Oversight Board (“PCAOB”) Rule 3526, Communication with Audit Committees Concerning Independence, discussed with the auditor any relationships that may impact the auditor’s objectivity and independence and satisfied itself as to the auditor’s independence. The Audit Committee also discussed with management, the internal auditors, and the auditor, the quality and adequacy of Kimberly-Clark’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the auditor and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the auditor all communications required by the PCAOB’s auditing standards, including those required by PCAOB AS 16, “Communication with Audit Committees.” Also, with and without management present, it discussed and reviewed the results of the auditor’s examination of our financial statements and our internal control over financial reporting. The Committee also discussed the results of internal audit examinations.

Management is responsible for preparing Kimberly-Clark’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and for establishing and maintaining Kimberly-Clark’s internal control over financial reporting. The auditor has the responsibility for performing an independent audit of Kimberly-Clark’s financial statements and internal control over financial reporting, and expressing opinions on the conformity of Kimberly-Clark’s financial statements with GAAP and the effectiveness of internal control over financial reporting. The Audit Committee discussed and reviewed Kimberly-Clark’s audited financial statements as of and for the fiscal year ended December 31, 2018, with management and the auditor. The Audit Committee also reviewed management’s assessment of the effectiveness of internal controls as of December 31, 2018, and discussed the auditor’s examination of the effectiveness of Kimberly-Clark’s internal control over financial reporting.

Based on the above-mentioned reviews and discussions with management and the auditor, the Audit Committee recommended to the Board that Kimberly-Clark’s audited financial statements be included in Kimberly-Clark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC. The Audit Committee also has selected and recommended to stockholders for ratification the reappointment of Deloitte as the independent registered public accounting firm for 2019.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Michael D. White, Chairman
John F. Bergstrom
Robert W. Decherd
Sherilyn S. McCoy
Christa S. Quarles

2019 Proxy Statement	35

Proposal 3. Advisory Vote
to Approve Named Executive
Officer Compensation

In the Compensation Discussion and Analysis that follows, we describe in detail our executive compensation program, including its objectives, policies and components. As discussed in that section, our executive compensation program seeks to align the compensation of our executives with our strategic objectives. To this end, the Management Development and Compensation Committee (the “Committee”) has adopted executive compensation policies that are designed to achieve the following objectives:

►	Pay-for-Performance. Support a performance-oriented environment that rewards achievement of our financial and non-financial goals.

►	Focus on Long-Term Success. Reward executives for long-term strategic management and stockholder value enhancement.

►	Stockholder Alignment. Align the financial interests of our executives with those of our stockholders.

►	Quality of Talent. Attract and retain executives whose abilities are considered essential to our long-term success.

For a more detailed discussion of how our executive compensation program reflects these objectives and policies, including information about the fiscal year 2018 compensation of our named executive officers, see “Compensation Discussion and Analysis,” below.

We are asking our stockholders to support our executive compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executives and the objectives, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved by the Corporation’s stockholders on an advisory basis.

The say-on-pay vote is advisory and is therefore not binding on Kimberly-Clark, the Committee or our Board. Nonetheless, the Committee and our Board value the opinions of our stockholders. Therefore, to the extent there is any significant vote against the executive compensation as disclosed in this proxy statement, the Committee and our Board will consider our stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

The Board of Directors unanimously recommends a vote FOR the approval of named executive officer compensation, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

36	2019 Proxy Statement

Compensation Discussion
and Analysis

This Compensation Discussion and Analysis is intended to provide investors with an understanding of our compensation policies and decisions regarding 2018 compensation for our named executive officers.

For 2018, our named executive officers are:

Named Executive Officer	Title
Thomas J. Falk	Chairman of the Board and Chief Executive Officer
Michael D. Hsu	President and Chief Operating Officer
Maria Henry	Senior Vice President and Chief Financial Officer
Kimberly K. Underhill*	Group President, K-C North America
Anthony J. Palmer**	President, Global Brands and Innovation

*	Ms. Underhill was promoted to Group President, K-C North America on May 10, 2018.
**	Mr. Palmer will depart the company on April 1, 2019.

In addition, we provide compensation information regarding our former officers, Larry P. Allgaier, our former Group President, K-C North America, and Gustavo Calvo Paz, our former President, K-C Europe, Middle East & Africa (“EMEA”). References in the following discussion to our “named executive officers” do not include these former officers unless we specify otherwise. We discuss the compensation of these former officers separately under “Executive Compensation for 2018 - Compensation of Former Named Executive Officers” below.

Mr. Hsu served as President and Chief Operating Officer during 2018 and succeeded Mr. Falk as Chief Executive Officer effective January 1, 2019. Also effective on that date, Mr. Falk was elected to serve as Executive Chairman of the Board.

2018 Compensation Highlights

As measured under our annual incentive program, we delivered the results below in net sales, adjusted earnings per share (EPS) and adjusted operating profit return on sales (OPROS).

Performance Measure*	2018 Results	2018 Target
Net sales	$18.49 billion	$18.73 billion
Adjusted EPS	$6.61	$7.10
Adjusted OPROS Improvement	-140 bps	+40 bps

*	See “2018 Performance Goals, Performance Assessments and Payouts” for additional information on how we use these measures to promote our pay-for-performance culture.

2019 Proxy Statement	37

Compensation Discussion and Analysis 2018 Compensation Highlights

Based on 2018 performance, the Management Development and Compensation Committee of our Board (the “Committee”) concluded that:

►	management did not deliver its financial targets for 2018, mostly due to category slowdown, a challenging competitive environment and higher-than-expected cost inflation, and

►	management nevertheless continued to prioritize executing our long-term strategies, including:

➢	focusing on targeted growth initiatives and product innovations,

➢	emphasizing market share improvement in our priority markets,

➢	generating cost savings to help fund brand investments, and

➢	focusing on cash generation and allocating capital in stockholder-friendly ways.

Accordingly, the Committee approved annual cash incentives for 2018 below the target amount, including an incentive payout for the Chief Executive Officer at 49 percent of his target payment amount.

Performance-Based Compensation

Pay-for-performance is a key objective of our compensation programs. Consistent with that objective, performance-based compensation constituted a significant portion of our named executive officers’ direct annual compensation targets for 2018. Also, to further align the financial interests of our executives with those of our stockholders, a majority of our executives’ target direct annual compensation for 2018 was equity based.

COMPOSITION OF TARGET DIRECT COMPENSATION

38	2019 Proxy Statement

Compensation Discussion and Analysis 2018 Compensation Highlights

Committee Consideration of 2018 Stockholder Advisory Vote

At our 2018 Annual Meeting, our executive compensation program received the support of approximately 95 percent of shares represented at the meeting. The Committee has considered the results of this vote and views this outcome as evidence of stockholder support of its executive compensation decisions and policies. Accordingly, the Committee has not made any substantial changes to its executive compensation policies for 2019. The Committee will continue to review the annual stockholder votes on our executive compensation program and determine whether to make any changes in light of the results.

CEO Target Direct Compensation and Realizable Direct Compensation

The following chart compares the Chief Executive Officer’s target direct annual compensation and realizable direct compensation over the last three years. Realizable direct compensation reflects the actual compensation received for base salary and annual cash incentive plus the value of the long-term equity incentives granted in that year, determined as follows:

►

For unexercised stock options, the amount by which our 2018 year-end stock price ($113.94) exceeds the exercise price, if any, multiplied by the number of options granted and for exercised stock options, the actual value realized upon exercise, and

►

For performance-based restricted share units, intrinsic value is the number of units that were paid out based on actual performance (for the grant made in 2016) or are expected to be paid out based on projected performance (for the grants made in 2017 and 2018), multiplied by our 2018 year-end stock price.

Key factors causing realizable direct compensation to differ from target direct annual compensation over these three years are:

►	Actual performance that resulted in annual cash incentives to be paid out at 109 percent of target (2016), 77 percent of target (2017) and 49 percent of target (2018), and

►

Changes in our stock price over the last three years that significantly impacted the intrinsic value of stock options and the dollar value of performance-based restricted share units granted in each year. Our stock prices on the dates stock options were granted to our Chief Executive Officer were $126.13 (2016), $132.82 (2017) and $103.06 (2018).

The Committee believes that this chart demonstrates that our Chief Executive Officer’s realizable direct compensation varies from his target direct annual compensation based on our performance and stock price consistent with our pay-for-performance philosophy.

2019 Proxy Statement	39

Compensation Discussion and Analysis Executive Compensation Objectives and Policies

CEO TARGET DIRECT COMPENSATION AND REALIZABLE DIRECT COMPENSATION

Executive Compensation Objectives and Policies

The Committee establishes and administers our policies governing the compensation of our elected officers, including our named executive officers. The Committee reviews our compensation philosophy annually and determines whether it supports our business objectives and is consistent with the Committee’s charter.

The Committee has adopted executive compensation policies that are designed to achieve the following objectives:

Objective	Description	Related Policies
Pay-for-Performance	Support a performance-oriented environment that rewards achievement of our financial and non-financial goals.	The majority of our named executive officers’ pay varies with the levels at which annual and long-term performance goals are achieved. The Committee chooses performance goals that align with our strategies for sustained growth and profitability.
Focus on Long-Term Success	Reward executives for long-term strategic management and stockholder value enhancement.	The largest single component of our named executive officers’ annual target compensation is in the form of performance-based restricted share units. The number of shares actually received on payout of these units depends on our performance over a three-year period.

40	2019 Proxy Statement

Compensation Discussion and Analysis Executive Compensation Objectives and Policies

Objective	Description	Related Policies
Stockholder Alignment	Align the financial interests of our executives with those of our stockholders.	Equity-based awards make up the largest part of our named executive officers’ annual target compensation. As part of this, our named executive officers receive stock options, which vest over time and have value only if our stock value rises after the option grants are made. We also have other policies that link our executives’ interests with those of our stockholders, including target stock ownership guidelines.
Quality of Talent	Attract and retain highly skilled executives whose abilities are considered essential to our long-term success as a global company operating our personal care, consumer tissue and K-C professional businesses.	The Committee reviews peer group data to ensure our executive compensation program remains competitive so we can continue to attract and retain this talent.

These compensation objectives and policies seek to align the compensation of our elected officers, including our named executive officers, with our strategic objectives to:

►	grow our portfolio of brands through innovation, category development and commercial execution

►	leverage our cost and financial discipline to fund growth and improve margins

►	allocate capital in value-creating ways

2019 Proxy Statement	41

Compensation Discussion and Analysis Components of Our Executive Compensation Program

Components of Our Executive Compensation Program

The table below gives an overview of the compensation components used in our program and matches each with one or more of the objectives described above.

Component	Objectives	Purpose	Target Competitive Position
Base salary	Quality of talent	Provide annual cash income based on: ►level of responsibility, experience and performance ►comparison to market pay information	►Compared to median of peer group ►Actual base salary will vary based on the individual’s level of responsibility, experience in the position and performance
Annual cash incentive	Pay-for- performance

Motivate and reward achievement of the following annual performance goals:

►corporate key financial goals

►other corporate financial and strategic performance goals

►performance of the business unit or staff function of the individual
►Target compared to median of peer group ►Actual payout will vary based on actual corporate and business unit or staff function performance
Long-term equity incentive	Stockholder alignment Focus on long-term success Pay-for- performance Quality of talent

Provide an incentive to deliver stockholder value and to achieve our long-term objectives, through awards of:

►performance-based restricted share units

►stock options

Time-vested restricted share units may be granted from time to time for recruiting, retention or other purposes

►Target compared to median of peer group

►Actual payout of performance-based restricted share units will vary based on actual corporate performance

►Actual payout will also vary based on actual stock price performance

Retirement benefits	Quality of talent	Provide competitive retirement plan benefits through 401(k) plan and other defined contribution plans	►Benefits comparable to those of peer group
Perquisites	Quality of talent	Provide minimal additional benefits	►Benefits comparable to or below those of peer group
Post- termination compensation (severance and change of control)	Quality of talent

Encourage attraction and retention of executives critical to our long-term success and competitiveness:

►Severance Pay Plan, which provides eligible employees, including executives, payments and benefits in the event of certain involuntary terminations

►Executive Severance Plan, which provides eligible employees, including executives, payments in the event of a qualified separation of service following a change of control
►Benefits comparable to those of peer group

42	2019 Proxy Statement

Compensation Discussion and Analysis Setting Annual Compensation

Setting Annual Compensation

This section describes how the Committee thinks about annual compensation and the processes that it followed in setting 2018 target annual compensation for our named executive officers.

Focus on Direct Annual Compensation

In setting 2018 compensation for our executive officers, including our Chief Executive Officer, the Committee focused on direct annual compensation, which consists of annual cash compensation (base salary and annual cash incentive) and long-term equity incentive compensation (performance-based restricted share units and stock options). The Committee considered annual cash and long-term equity incentive compensation both separately and as a package to help ensure that our executive compensation objectives are met.

Executive Compensation Peer Group

To ensure that our executive compensation programs are reasonable and competitive in the marketplace, the Committee compares our programs to those at other companies. In setting compensation in February 2018 for our named executive officers, the Committee used a peer group consisting of the following consumer goods and business-to-business companies:

2018 Executive Compensation Peer Group
►3M ►Campbell Soup ►Clorox ►Coca-Cola ►Colgate-Palmolive ►Conagra Brands ►General Mills	►Hershey ►Honeywell International ►Johnson & Johnson ►J.M. Smucker ►Kellogg ►Kraft Heinz	►Mondelēz International ►Newell Brands ►Nike ►PepsiCo ►Procter & Gamble ►V.F. Corp.

The Committee generally seeks to select companies with whom Kimberly-Clark competes for talent. We believe that we generally compete for talent with consumer goods and business-tobusiness companies with annual revenues ranging from approximately one-half to two times our annual revenues. However, the Committee concluded that it was appropriate also to include certain companies outside of this annual revenue range because we directly compete with them for talent.

In developing the peer group, the Committee does not consider individual company compensation practices, and no company has been included or excluded because it is known to pay above-average or below-average compensation. The Committee (working with compensation consultants retained separately by the Committee and the company), reviews the peer group annually to ensure that it continues to serve as an appropriate comparison for our compensation program.

For purposes of setting executive compensation for 2018, the Committee removed DuPont from the peer group used in 2017 following its merger with Dow Chemical. In setting compensation for 2019, the Committee did not make any changes to the peer group.

2019 Proxy Statement	43

Compensation Discussion and Analysis Setting Annual Compensation

Process for Setting Direct Annual Compensation Targets

In setting the direct annual compensation of our executive officers, the Committee evaluates both market data provided by the compensation consultants and information on the performance of each executive officer for prior years. To remain competitive in the marketplace for executive talent, the target levels for the executive officers’ compensation components, including our Chief Executive Officer, are compared to the median of the peer group.

To reinforce a pay-for-performance culture, targets for individual executive officers may be set above or below this median depending on the individual’s performance in prior years and experience in the position. The Committee believes that comparing target levels to the median, setting targets as described above, and providing incentive compensation opportunities that will enable executives to earn above-target compensation if they deliver above-target performance on their performance goals, are consistent with the objectives of our compensation policies. In particular, the Committee believes that this approach enables us to attract and retain skilled and talented executives to guide and lead our businesses and supports a pay-for-performance culture. At times, the Committee may award long-term equity incentive compensation to key individuals to address retention concerns.

When setting annual compensation for our executive officers, the Committee considers each compensation component (base salary, annual cash incentive and long-term equity incentive), but its decision regarding a particular component does not necessarily impact its decision about other components.

In setting compensation for executive officers that join us from other companies, the Committee evaluates both market data for the position to be filled and the candidate’s compensation history. The Committee recognizes that in order to successfully recruit a candidate to leave his or her current position and to join Kimberly-Clark, the candidate’s compensation package may have to exceed his or her current compensation, resulting in a package above the median of our peer group.

CEO Direct Annual Compensation

The Committee determines the Chief Executive Officer’s direct annual compensation in the same manner as the direct annual compensation of the other named executive officers. For 2018, Mr. Falk’s direct annual target compensation was at or near the median of direct annual compensation of chief executive officers of companies included in the peer group.

Consistent with past practices, the Committee reviewed the pay relationship of Mr. Falk to the other named executive officers in 2018.

44	2019 Proxy Statement

Compensation Discussion and Analysis Executive Compensation for 2018

Direct Annual Compensation Targets for 2018

Consistent with its focus on direct annual compensation, the Committee approved 2018 direct annual compensation targets for each of our named executive officers. The Committee believes that these target amounts, which formed the basis for the Committee’s compensation decisions for 2018, were appropriate and consistent with our executive compensation objectives:

Name	2018 Direct Annual Compensation Target($)
Thomas J. Falk	13,834,000
Michael D. Hsu	6,943,750
Maria Henry	4,840,000
Kimberly K. Underhill	4,010,000
Anthony J. Palmer	2,901,500

The Committee set Ms. Underhill’s target upon her promotion from President, K-C Professional to Group President, K-C North America on May 10, 2018. Her actual payout target for her 2018 cash incentive was prorated based on time in each role as discussed below under “2018 Targets.”

These 2018 direct annual compensation target amounts differ from the amounts set forth in the Summary Compensation Table in the following ways:

►	Base salaries are adjusted on April 1 of each year, while the Summary Compensation Table includes salaries for the calendar year. See “Executive Compensation for 2018 – Base Salary.”

►	Annual cash incentive compensation is included at the target level, while the Summary Compensation Table reflects the actual amount earned for 2018.

►	As described below under “Long-Term Equity Incentive Compensation – 2018 Stock Option Awards,” for compensation purposes the Committee values stock options differently than the way they are required to be reflected in the Summary Compensation Table.

►	In setting direct annual compensation targets, the Committee does not include increases in pension or deferred compensation earnings or other compensation, while those amounts are required to be included in the Summary Compensation Table.

Executive Compensation for 2018

To help achieve the objectives discussed above, our executive compensation program for 2018 consists of fixed and performance-based components, as well as short-term and long-term components.

Base Salary

To attract and retain high caliber executives, we pay our executives an annual fixed salary that the Committee considers competitive in the marketplace.

Salary ranges and individual salaries for executive officers are reviewed annually, and salary adjustments generally are effective on April 1 of each year. In determining individual salaries, the Committee considers the salary levels for similar positions at our peer group companies, as well as the executive’s performance, leadership and experience in his or her position. This performance evaluation is based on how the executive performs during the year against results-based objectives established at the beginning of the year and considers their demonstration of executive leadership characteristics. In general, an experienced executive who is performing at a satisfactory level will receive a base salary at or around the median of our peer group companies. However, executives may be paid above or below the median depending on their experience and performance.

2019 Proxy Statement	45

Compensation Discussion and Analysis Executive Compensation for 2018

From time to time, if warranted, executives and other employees may receive additional salary increases because of promotions, changes in duties and responsibilities, retention concerns or market conditions.

The Committee approved the following base salaries for our named executive officers, effective April 1, 2018 (except for Ms. Underhill’s which was effective May 10, 2018):

Name	2018 Base Salary($)
Thomas J. Falk	1,420,000
Michael D. Hsu	975,000
Maria Henry	820,000
Kimberly K. Underhill	800,000
Anthony J. Palmer	685,000

The Committee approved a 5.4 percent increase in Mr. Hsu’s base salary to more closely align his salary with the median of our peer group. The Committee approved increases in Ms. Henry’s and Mr. Palmer’s base salaries of 2.5 percent and 1.5 percent, respectively, consistent with the annual merit increase provided to all other company employees. The Committee determined Ms. Underhill’s base salary and annual cash incentive target (see below) upon her promotion to Group President, K-C North America, taking into account market data for officers performing similar functions at our peer companies.

Annual Cash Incentive Program

Consistent with our pay-for-performance compensation objective, our executive compensation program includes an annual cash incentive program to motivate and reward executives in achieving annual performance objectives.

2018 Targets
The target payment amount for annual cash incentives is a percentage of the executive’s base salary. The Committee determines this target payment amount as described above under “Setting Annual Compensation – Process for Setting Direct Annual Compensation Targets.” The range of possible payouts is expressed as a percentage of the target payment amount. The Committee sets this range based on competitive factors.

TARGET PAYMENT AMOUNTS AND RANGE OF POSSIBLE PAYOUTS
FOR 2018 ANNUAL CASH INCENTIVE PROGRAM

	Target Payment Amount	Possible Payout
Thomas J. Falk	170% of base salary	0% - 200% of target payment amount
Michael D. Hsu	125% of base salary	0% - 200% of target payment amount
Maria Henry	100% of base salary	0% - 200% of target payment amount
Kimberly K. Underhill	85% of base salary*	0% - 200% of target payment amount
Anthony J. Palmer	90% of base salary	0% - 200% of target payment amount
*	Upon her promotion to Group President - K-C North America on May 10, 2018, Ms. Underhill’s target payment amount was increased from 70% to 95% of base salary and her 2018 payout amount was prorated between the two target amounts such that the annualized target payout amount was 85% of base salary.

46	2019 Proxy Statement

Compensation Discussion and Analysis Executive Compensation for 2018

2018 Performance Goals, Performance Assessments and Payouts
Payment amounts under the annual cash incentive program are dependent on performance measured against corporate goals and business unit or staff function goals established by the Committee at the beginning of each year. These performance goals, which are communicated to our executives at the beginning of each year, are derived from our financial and strategic goals.

As shown in the table below, the Committee established goals for three different performance elements for 2018. It then weighted the three elements for each executive (note that the business unit or staff function performance goals did not apply to our Chief Executive Officer or our Chief Operating Officer because their responsibilities are company-wide). As it does each year, the Committee chose weightings that are intended to strike an appropriate balance between aligning each executive’s individual objectives with our overall corporate objectives and holding the executive accountable for performance in the executive’s particular area of responsibility.

ANNUAL CASH INCENTIVE PROGRAM 2018 PERFORMANCE GOALS AND WEIGHTS

2019 Proxy Statement	47

Compensation Discussion and Analysis Executive Compensation for 2018

Below we describe the three elements of performance, explain how performance was assessed for each element, and show the payouts that were determined in each case.

⬛ ELEMENT 1: CORPORATE KEY FINANCIAL GOALS

For 2018, the Committee chose the following as corporate key financial goals for the annual cash incentive program:

2018 Goal	Explanation	Reason for Use as a Performance Measure
Net sales	Net sales for 2018	A key indicator of our overall growth
Adjusted EPS

Consists of diluted net income per share that is then adjusted to eliminate the effect of items or events that the Committee determines in its discretion should be excluded for compensation purposes(1)

A key indicator of our overall performance
Adjusted OPROS	After net sales and adjusted EPS are determined as described above, a multiplier based on adjusted OPROS is applied to the calculation result to determine the final payout percentage(2)	A measure of margin efficiency and a helpful method of tracking our cost structure performance

(1)	In 2018 the following adjustments were made to diluted net income per share to determine adjusted EPS:

Diluted Net Income Per Share	4.03
Add- Charges related to 2018 Global Restructuring Program	2.24
Add - Charges related to tax reform	0.33
Rounding	0.01
Adjusted EPS	$6.61

For more information regarding these adjustments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2018 Annual Report on Form 10-K.
(2)	For purposes of determining annual cash incentive amounts, we calculate adjusted OPROS using our reported financial results, adjusted for the same items described above in determining adjusted EPS.

Because Element 1 represents key company-wide goals, it produces the same payout percentage for each named executive officer. To determine this percentage, the Committee follows the following process.

First, it determines an initial payout percentage based on how Kimberly-Clark performed against the net sales and adjusted EPS goals established in February of each year. For 2018, the Committee set these goals and the corresponding initial payout percentages at the following levels:

Measure (each weighted 50%)	Range of Performance Levels
	Threshold	Target	Maximum
Net sales (billions)	$17.28	$18.73	$20.18
Adjusted EPS	$6.55	$7.10	$7.65
Initial Payout Percentage	0%	100%	200%

Second, it applies a multiplier to this initial payout percentage. The multiplier is based on how Kimberly-Clark performed against the adjusted OPROS goals also established in February. Depending on the level of basis point improvement, the multiplier may either decrease or increase the initial payout percentage (but the amount of the final payout percentage cannot exceed a 200 percent cap).

48	2019 Proxy Statement

Compensation Discussion and Analysis Executive Compensation for 2018

For 2018, the Committee set the following ranges for this adjusted OPROS multiplier:

Range of Performance Levels
	Threshold	Target	Maximum
Adjusted OPROS (bps improvement)	+0 bps	+40 bps	+80 bps
Adjusted OPROS Multiplier Applied to Initial Payout Percentage	0.8 x	1.0 x	1.2 x

Actual results. For 2018, our net sales result was $18.49 billion and our adjusted EPS result was $6.61. Based on these results, the initial payout percentage was determined to be 47 percent. To this percentage, we then applied the OPROS multiplier of 0.80, because OPROS declined in 2018 and we failed to achieve the threshold goal.

The resulting 2018 payout percentage for achieving the corporate key financial goals was 38 percent of each named executive officer’s target payment amount.

⬛ ELEMENT 2: ADDITIONAL CORPORATE FINANCIAL AND STRATEGIC PERFORMANCE GOALS

At the beginning of 2018, the Committee also established additional corporate financial and non-financial strategic performance goals that are intended to challenge our executives to exceed our long-term objectives. At the end of the year, it determined a payout percentage based on its assessment of the degree to which these goals are achieved.

The Committee does not use a formula to assess the performance of these goals but instead takes a holistic approach and considers performance of all the goals collectively. Although it does review each goal separately, the key consideration for the Committee is how it views Kimberly-Clark’s performance for the year in all of these categories, taken as a whole.

The chart below shows the 2018 goals and how the Committee assessed Kimberly-Clark’s performance against each one:

Additional Corporate Financial and Strategic Performance Goals for 2018		Final Result
		Below Goal	At Goal	Above Goal
Quality of earnings	➢Gross profit growth percentage exceeding the net sales growth rate.	X
	➢Advertising spending growth percentage exceeding the net sales growth rate.	X
	➢Attaining cost savings goals.	X
	➢Operating profit growth percentage exceeding the net sales growth rate.	X
Brand equity and market performance	➢Increasing market share in select markets.			X
Innovation	➢Attaining net sales from innovation goals (one and three year measures) in new products and line extensions in 2018.			X
Diversity and inclusion	➢Making progress on goals for women in senior roles globally and ethnic minorities in senior roles in the United States.	X

2019 Proxy Statement	49

Compensation Discussion and Analysis Executive Compensation for 2018

Actual payout percentage. After taking into account performance on all of these goals, the Committee determined that the payout percentage for achieving these other financial and strategic goals should be 75 percent of target.

⬛ ELEMENT 3: BUSINESS UNIT OR STAFF FUNCTION PERFORMANCE GOALS

In addition to the performance goals established by the Committee, our Chief Executive Officer establishes individual business unit or staff function performance goals that are intended to challenge the executives to exceed the objectives for that unit or function. These objectives include strategic performance goals for the business units and staff functions, as well as financial goals for the business units.

Following the end of the year, the executives’ performance is analyzed to determine whether performance for the goals was above target, on target or below target. Our CEO then provides the Committee with an assessment of each individual business unit’s or staff function’s performance against the objectives for that unit or function.

Actual payout percentages. Based on the assessed performance of the relevant business unit or staff function against its pre-established performance goals, and taking into account the CEO’s recommendations, the Committee determined the following payout percentages for business unit or staff function performance for our named executive officers:

Name	2018 Business Unit/Staff Function Payout Percentage
Thomas J. Falk	N/A
Michael D. Hsu	N/A
Maria Henry	135%
Kimberly K. Underhill	83%
Anthony J. Palmer	90%

Annual Cash Incentive Payouts for 2018
The following table shows the payout opportunities and the actual payouts of annual cash incentives for 2018 for each of our named executive officers. Payouts were based on the payout percentages for each element, weighted for each executive as shown on page 47.

	Annual Incentive Target		Annual Incentive Maximum		2018 Annual Incentive Payout
Name	% of Base Salary	Amount($)	% of Target	Amount($)	% of Target	Amount($)
Thomas J. Falk	170%	2,414,000	200%	4,828,000	49%	1,181,421
Michael D. Hsu	125%	1,218,750	200%	2,437,500	49%	596,461
Maria Henry	100%	820,000	200%	1,640,000	61%	499,711
Kimberly K. Underhill	85%	676,667	200%	1,353,334	70%	473,372
Anthony J. Palmer	90%	616,500	200%	1,233,000	62%	384,610

Summary of Annual Cash Incentive Payouts: 2014 through 2018
Generally, the Committee seeks to set the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year. From 2014 through 2018, the average total payout percentage (including business unit or staff function performance) for the executives that were designated as named executive officers in (and were serving as such at the end of) those years ranged from 58 percent to 108 percent of target. The Committee believes that these payouts are consistent with how Kimberly-Clark performed during these years and reflect the pay-for-performance objectives of our executive compensation.

50	2019 Proxy Statement

Compensation Discussion and Analysis Executive Compensation for 2018

PAYOUTS FOR CORPORATE GOALS AND AVERAGE TOTAL
PAYOUT PERCENTAGES FOR DESIGNATED NAMED EXECUTIVE OFFICERS

	2018	2017	2016	2015	2014	Average
Payout for Corporate Goals Combination of corporate key financial goals and additional corporate financial and strategic performance goals	49%	77%	109%	105%	105%	89%

Average Total Payout Percentages (including business unit or staff function performance) for executives designated as named executive officers for year shown	58%	75%	108%	108%	105%	91%

Long-Term Equity Incentive Compensation

The Committee awards long-term equity incentive grants to executive officers as part of their overall compensation package. These awards are consistent with the Committee’s objectives of aligning our senior leaders’ interests with the financial interests of our stockholders, focusing on our long-term success, supporting our performance-oriented environment and offering competitive compensation packages.

Information regarding long-term equity incentive awards granted to our named executive officers can be found under “Summary Compensation,” “Grants of Plan-Based Awards,” and “Discussion of Summary Compensation and Plan-Based Awards Tables.”

2018 Grants
In determining the 2018 long-term equity incentive award amounts for our named executive officers, the Committee considered the following factors, among others: the specific responsibilities and performance of the executive, our business performance, retention needs, our stock price performance and other market factors. Because these awards are part of our annual compensation program that compares direct annual compensation to the median of our peer group comparison, grants from prior years were not considered when setting 2018 targets or granting awards.

To determine target values, the Committee first compared each executive’s direct annual compensation to the median of our peer group, and then considered individual performance and the other factors listed above, as applicable. Target grant values were approved in February 2018 and were divided into two types:

►	Performance-based restricted share units (75 percent of the target grant value). For valuation purposes, each unit is assigned the same value as one share of our common stock on the date of grant.

►	Stock options (25 percent of the target grant value). For valuation purposes, one option has the same value as 12.5 percent of the price of one share of our common stock on the date of grant of the stock option.

The Committee believes this allocation between performance-based restricted share units and stock options supports the pay-for-performance and stockholder alignment objectives of its executive compensation program.

Performance Goals and Potential Payouts for
2018 - 2020 Performance-Based Restricted Share Units
For the performance-based restricted share unit awards granted in 2018, the actual number of shares to be received by our named executive officers can range from zero to 200 percent of the target levels established by the Committee for each executive, depending on the degree to which the performance objectives for these awards are met over a three-year period.

2019 Proxy Statement	51

Compensation Discussion and Analysis Executive Compensation for 2018

The performance objectives for the 2018 awards are based on average annual net sales growth and the average adjusted return on invested capital (ROIC) for the period January 1, 2018 through December 31, 2020. Adjusted ROIC is a measure of the return we earn on the capital invested in our businesses. It is calculated using our reported financial results, adjusted for the same items that we use in determining adjusted EPS. The formula we use to calculate adjusted ROIC can be found under the Investors section of our website at www.kimberly-clark.com.

2018 - 2020 PERFORMANCE-BASED RESTRICTED SHARE UNITS:
POTENTIAL PAYOUTS AT VARYING PERFORMANCE LEVELS

Goals (Each weighted 50%)	Performance Levels
Average annual net sales growth	(0.63)%	2.02%	4.67%
Average adjusted ROIC	24.11%	25.61%	27.11%
Potential Payout (as a percentage of target)	0%	100%	200%

Payout of 2015 - 2017 Performance-Based Restricted Share Units
In February 2018, the Committee evaluated the results of the three-year performance period for the performance-based restricted share units that were granted in 2015. The performance objectives for these 2015 awards were based on average annual adjusted net sales growth and average adjusted ROIC for the period January 1, 2015 through December 31, 2017, each weighted equally.

Goals (Each weighted 50%)	Performance Levels
Average annual adjusted net sales growth	(1.40)%	1.10%	3.60%	(2.51)%
Average adjusted ROIC*	20.25%	21.25%	22.25%	23.35%
Potential Payout (as a percentage of target)	0%	100%	200%	Actual

*

For purposes of calculating average adjusted ROIC, the Committee excluded from the calculation of operating profit and invested capital the impacts of charges related to (1) an exchange rate change in Venezuela, (2) our 2014 organization restructuring, (3) pension settlements, (4) our Turkey restructuring, (5) the deconsolidation of our Venezuelan operations and (6) tax reform.

Based on this review, the Committee determined that we exceeded our performance goal for adjusted ROIC but did not achieve our performance goal for adjusted net sales growth. As a result, the payout percentage for the share units was 100 percent of target. The following table includes information about the opportunities and payouts (including reinvested dividends) regarding these grants to our named executive officers:

	Share Amount		2015 - 2017 Performance-Based Restricted Share Unit Award (Paid in February 2018)
Name	Target	Maximum	% of Target	Amount of Shares(#)	Value of Shares on Date Received($)
Thomas J. Falk	66,467	132,934	100%	66,467	7,716,819
Michael D. Hsu	17,725	35,450	100%	17,725	2,057,873
Maria Henry	16,345	32,690	100%	16,345	1,708,216
Kimberly K. Underhill	8,493	16,986	100%	8,493	986,037
Anthony J. Palmer	10,340	20,680	100%	10,340	1,200,474

The Committee believes that these payouts further highlight the link between pay and performance established by our compensation program, which seeks to align actual compensation paid to our named executive officers with our long-term performance.

52	2019 Proxy Statement

Compensation Discussion and Analysis Executive Compensation for 2018

The shares underlying these performance-based restricted share unit awards were distributed to our named executive officers in February 2018 (April 2018 in the case of Ms. Henry) and are included in the table below entitled “Option Exercises and Stock Vested in 2018.”

Vesting Levels of Outstanding Performance-Based Restricted Share Unit Awards
As of February 6, 2019, the performance-based restricted share units granted in 2018 and 2017 were on pace to vest at the following levels: 34 percent for the 2018 award and 37 percent for the 2017 award.

The Committee has determined that the 2016 award vested at 97 percent. Payouts under these awards will be reflected in 2019 compensation.

2018 Stock Option Awards
As noted above, 25 percent of the annual long-term equity incentive grants to executive officers in 2018 consisted of stock options. Stock option grants vest in three annual installments of 30 percent, 30 percent and 40 percent, beginning on the first anniversary of the grant date. The Committee believes that stock options help further align our executives’ interest with those of our stockholders and encourage executives to remain with the company through the multi-year vesting schedule.

For purposes of determining the number of options to be granted, stock options were valued on the basis that one option has the same value as 12.5 percent of the price of one share of our common stock on the date of grant. Information regarding stock options granted to our named executive officers can be found under “Summary Compensation,” “Grants of Plan-Based Awards,” and “Discussion of Summary Compensation and Plan-Based Awards Tables.”

Compensation of Former Named Executive Officers

On May 10, 2018, Mr. Allgaier’s role changed to Senior Vice President and he served during a management transition period until he left the company on July 1, 2018. Prior to his departure, Mr. Allgaier received a base salary of $860,000. The Committee set Mr. Allgaier’s target payment amount for the 2018 annual cash incentive program at 95 percent of his base salary; however, he did not receive a payout for 2018. In February 2018, Mr. Allgaier received a grant of 16,566 performance-based restricted share units; however, they were forfeited upon his departure.

On April 1, 2018, Mr. Calvo Paz’s role changed from President, K-C EMEA to Senior Vice President and he served during a management transition period until he left the company on November 1, 2018. Prior to his departure, Mr. Calvo Paz received a base salary of $500,000. He received a prorated payout for 2018 under our annual cash incentive program based upon (1) an individual target of 70 percent of his base salary and (2) a payout equal to 100% of his target. In February 2018, Mr. Calvo Paz received a grant of 4,733 performance-based restricted share units and in May 2018 he received a grant of 13,584 stock options.

In addition to the compensation described above, both former officers received severance pay under the Severance Pay Plan and accelerated vesting of outstanding equity awards under the terms of our 2011 Equity Participation Plan (the “2011 Plan”), described below under “Potential Payments on Termination or Change of Control - Severance Benefits - Departure of Former Named Executive Officers.”

2019 Proxy Statement	53

Compensation Discussion and Analysis Benefits and Other Compensation

Benefits and Other Compensation

Retirement Benefits

Our named executive officers receive contributions from us under the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan (the “401(k) Profit Sharing Plan”) and the Kimberly-Clark Corporation Supplemental Retirement 401(k) and Profit Sharing Plan (the “Supplemental 401(k) Plan”) and some executive officers participate in our frozen defined benefit pension plans depending on their hire date. These plans are consistent with those maintained by our peer group companies and are therefore necessary to remain competitive with them for recruiting and retaining executive talent. The Committee believes that these retirement benefits are important parts of our compensation program. For more information, see “Nonqualified Deferred Compensation – Overview of 401(k) Profit Sharing Plan and Supplemental 401(k) Plan” and “Pension Benefits.”

Other Compensation

We provide only limited perquisites to our executive officers, consistent with our focus on more direct, performance-sensitive compensation. Also, the Committee has eliminated tax reimbursement and related gross-ups for perquisites (including personal use of corporate aircraft), except for certain relocation benefits, further underscoring our focus on direct compensation.

Perquisites include personal financial planning services under our Executive Financial Counseling Program, an executive health screening program where executives may receive comprehensive physical examinations from an independent health care provider, and permitted personal use of corporate aircraft consistent with our policy. The personal financial planning program is designed to provide executives with access to knowledgeable financial advisors that understand our compensation and benefit plans and can assist our executives in efficiently and effectively managing their financial and tax planning issues. The executive health screening program provides executives with additional services that help maintain their overall health.

Our Chief Executive Officer and Executive Chairman may use our corporate aircraft for limited personal travel consistent with our executive security program, and security services are provided for these officers at all times, including at their offices, other company locations and their residences. The Board considers these security arrangements to be appropriate and reasonable in light of the security risks identified in the independent security assessment. In addition, if a corporate aircraft is already scheduled for business purposes and can accommodate additional passengers, executive officers and their guests may, under certain circumstances, join flights for personal travel. In 2018, we provided certain security services to Mr. Hsu, who was serving as our Chief Operating Officer. The incremental cost to us of providing security services at Mr. Falk’s and Mr. Hsu’s residences and personal travel for Mr. Falk and his guests on our corporate aircraft is included in “All Other Compensation” in the Summary Compensation Table.

Post-Termination Benefits

We maintain two severance plans that cover our executive officers: the Severance Pay Plan and the Executive Severance Plan. An executive officer may not receive severance payments under more than one severance plan. Benefits under these plans are payable only if the executive’s employment terminates under the conditions specified in the applicable plan. We believe that our severance plans are consistent with those maintained by our peer group companies and that they are therefore important for attracting and retaining executives who are critical to our long-term success and competitiveness. For more information about these severance plans and their terms, see “Potential Payments on Termination or Change of Control – Severance Benefits.”

54	2019 Proxy Statement

Compensation Discussion and Analysis Executive Compensation for 2019

Severance Pay Plan
Our Severance Pay Plan provides severance benefits to most of our U.S. hourly and salaried employees, including our named executive officers, who are involuntarily terminated under the circumstances described in the plan. The objective of this plan is to facilitate the employee’s transition to his or her next position, and it is not intended to serve as a reward for the employee’s past service.

Executive Severance Plan
Our Executive Severance Plan provides severance benefits to eligible employees, including our named executive officers, in the event of a qualified termination of employment (as defined in the plan) in connection with a change of control. For an eligible employee to receive a payment under this plan, two things must occur: there must be a change of control of Kimberly-Clark, and the employee must have been involuntarily terminated without cause or have resigned for good reason (as defined in the plan) within two years of the change of control (often referred to as a “double trigger”). Each of our named executive officers has entered into an agreement under the plan that expires on December 31, 2020.

Executive Compensation for 2019

2019 Base Salary

The Committee approved the following base salaries for our named executive officers, effective April 1, 2019:

Name	2019 Base Salary($)
Michael D. Hsu	1,250,000
Thomas J. Falk	650,000
Maria Henry	820,000
Kimberly K. Underhill	820,000

The Committee approved Mr. Hsu’s base salary and target cash incentive in connection with his promotion to Chief Executive Officer and Mr. Falk’s base salary and target cash incentive in connection with his election as Executive Chairman, in each case taking into account market data for officers performing similar functions at our peer companies. The Committee approved the salaries of the remaining named executive officers in February 2019, other than Mr. Palmer, who will depart the company on April 1, 2019.

2019 Annual Cash Incentive Targets

The Committee also established objectives for 2019 annual cash incentives, which will be payable in 2020. The target payment amounts and range of possible payouts for 2019 are as follows:

	Target Payment Amount	Possible Payout
Michael D. Hsu	165% of base salary	0% - 200% of target payment amount
Thomas J. Falk	150% of base salary	0% - 200% of target payment amount
Maria Henry	100% of base salary	0% - 200% of target payment amount
Kimberly K. Underhill	95% of base salary	0% - 200% of target payment amount

2019 Proxy Statement	55

Compensation Discussion and Analysis Executive Compensation for 2019

As discussed in “2018 Performance Goals, Performance Assessments and Payouts” above, the Committee sets the appropriate split among the different elements of performance that make up our performance goals. The following are the 2019 performance goals and relative weights for our named executive officers:

ANNUAL CASH INCENTIVE PROGRAM 2019 PERFORMANCE GOALS AND WEIGHTS

The corporate key financial goals for 2019 are designed to encourage a continued focus on executing our long-term strategic objectives and include achieving net sales, adjusted EPS and adjusted OPROS goals.

The Committee also established other corporate financial and non-financial goals for 2019. These goals, intended to further align compensation with achieving our strategic objectives, include:

►	Focusing on market share improvement in global markets
►	Driving innovation
►	Diversity and inclusion

In addition, goals have been established for each named executive officer, other than our Chief Executive Officer and our Executive Chairman, relating to his or her business unit or specific staff function.

56	2019 Proxy Statement

Compensation Discussion and Analysis Executive Compensation for 2019

2019 Long-Term Equity Compensation Incentive Awards

In February 2019, the Committee approved long-term incentive compensation awards for the named executive officers consisting of awards of performance-based restricted share units with a value equal to 75 percent of the target grant value for long-term equity incentive compensation, with the balance of the value to be granted in stock options. The performance objectives for the performance-based restricted share unit awards granted in 2019 are based on average annual net sales growth and average adjusted ROIC improvement for the period January 1, 2019 through December 31, 2021. The actual number of shares our named executive officers will receive will range from zero to 200 percent of the target levels established by the Committee for each executive, depending on the degree to which the performance objectives are met.

PERFORMANCE-BASED RESTRICTED SHARE UNITS GRANTED IN 2019

Name	Target Amount of Shares($)	Maximum Amount of Shares($)
Michael D. Hsu	6,000,000	12,000,000
Thomas J. Falk	5,000,000	10,000,000
Maria Henry	2,400,000	4,800,000
Kimberly K. Underhill	1,837,500	3,675,000

In February 2019, the Committee also approved the dollar amount of stock options to be granted to our named executive officers in May 2019, along with our annual stock option grants to other employees. The number of options they will receive will be based on the assumed value of our stock options on the date of grant.

Name	Value of Stock Options to be Granted($)
Michael D. Hsu	2,000,000
Thomas J. Falk	—
Maria Henry	800,000
Kimberly K. Underhill	612,500

2019 Proxy Statement	57

Compensation Discussion and Analysis Additional Information about Our Compensation Practices

Additional Information about Our Compensation Practices

As a matter of sound governance, we follow certain practices with respect to our compensation program. We regularly review and evaluate our compensation practices in light of regulatory developments, market standards and other considerations.

Use of Independent Compensation Consultant

As previously discussed, the Committee engaged Semler Brossy Consulting Group as its independent consultant to assist it in determining the appropriate executive officer compensation in 2018 under our compensation policies described above. Consistent with the Committee’s policy in which its independent consultant may provide services only to the Committee, Semler Brossy had no other business relationship with Kimberly-Clark and received no payments from us other than fees and expenses for services to the Committee. See “Corporate Governance - Management Development and Compensation Committee” for information about the use of compensation consultants.

Adjustment of Financial Measures for Annual and Long-Term Equity Incentives

Financial measures for the annual and long-term equity incentive programs are developed based on expectations about our planned activities and reasonable assumptions about the performance of our key business drivers for the applicable period. From time to time, however, discrete items or events may arise that were not contemplated by these plans or assumptions. These could include accounting and tax law changes, tax credits or charges from items not within the ordinary course of our business operations, charges relating to currency exchange rate changes, restructuring and write-off charges, significant acquisitions or dispositions, and significant gains or losses from litigation settlements.

Under the Committee’s exception guidelines regarding our annual and long-term equity incentive program measures, the Committee has adjusted in the past, and may adjust in the future, the calculation of financial measures for these incentive programs to eliminate the effect of the types of items or events described above. In making these adjustments, the Committee’s policy is to seek to neutralize the impact of the unexpected or unplanned items or events, whether positive or negative, in order to provide consistent and equitable incentive payments that the Committee believes are reflective of our performance. In considering whether to make a particular adjustment under its guidelines, the Committee will review whether the item or event was one for which management was responsible and accountable, treatment of similar items in prior periods, the extent of the item’s or event’s impact on the financial measure, and the item’s or event’s characteristics relative to normal and customary business practices. Generally, the Committee will apply an adjustment to all compensation that is subject to that financial measure.

Pricing and Timing of Stock Option Grants and
Timing of Performance-Based Equity Grants

Our policies and the terms of the 2011 Plan require stock options to be granted at no less than the closing price of our common stock on the date of grant. Stock option grants to our elected officers, including our executive officers, are generally made annually at a meeting of the Committee that is scheduled at least one year in advance, and the grants are effective on the date of this meeting. However, if the meeting occurs during the period beginning on the first day of the final month of a calendar quarter and ending on the date of our earnings release, the stock option grants will not be effective until the first business day following the earnings release. Our executives are not permitted to choose the grant date for their individual stock option grants.

58	2019 Proxy Statement

Compensation Discussion and Analysis Additional Information about Our Compensation Practices

The Chief Executive Officer has been delegated the authority to approve equity grants, including stock options, to employees who are not elected officers of Kimberly-Clark. These grants include scheduled annual grants, which are subject to an annual limit set by the Committee, and recruiting and special employee recognition and retention grants, which may not exceed 200,000 shares in any calendar year. The Chief Executive Officer is not permitted to make any grants to any of our elected officers, including our executive officers.

Annual stock option grants to non-elected officers are effective on the same date as the annual stock option grants to our elected officers. Recruiting, special recognition and retention stock-based awards are made on pre-determined dates following our quarterly earnings releases. In May 2018, our Chief Executive Officer authorized an aggregate of 1.54 million options, performance-based restricted share units and time-vested restricted share units to employees who are not elected officers. In 2018, our Chief Executive Officer also authorized an aggregate of 47,606 shares underlying recruiting and retention grants, consisting of options, performance-based restricted share units and time-vested restricted share units.

With respect to grants of performance-based restricted share units to executive officers, the Committee’s current practice is to approve the dollar value of the grants at its February meeting and the grants are effective on the last business day of February. We believe this practice is consistent with award practices at other large public companies. Our executives are not permitted to choose the grant date for their individual restricted stock or restricted share unit awards.

Policy on Incentive Compensation Clawback

As described in detail above, a significant percentage of our executive officer compensation is incentive-based. The determination of the extent to which the incentive objectives are achieved is based in part on the Committee’s discretion and in part on our published financial results. The Committee has the right to reassess its determination of the performance awards if the financial statements on which it relied are restated. The Committee has the right to direct Kimberly-Clark to seek to recover from any executive officer any amounts determined to have been inappropriately received by the individual executive officer. In addition, under the 2011 Plan, the Committee may require awards with performance goals under the 2011 Plan to be subject to any policy we may adopt relating to the recovery of that award to the extent it is determined that performance goals relating to the awards were not actually achieved. Further, the Sarbanes-Oxley Act of 2002 mandates that the chief executive officer and the chief financial officer reimburse us for any bonus or other incentive-based or equity-based compensation paid to them in a year following the issuance of financial statements that are later required to be restated as a result of misconduct. The Committee intends to review and revise the incentive compensation clawback policy once the SEC issues final regulations on clawbacks under the Dodd-Frank legislation enacted in 2010.

Stock Ownership Guidelines

We strongly believe that the financial interests of our executives should be aligned with those of our stockholders. Accordingly, the Committee has established stock ownership guidelines for our elected officers, including our named executive officers.

TARGET STOCK OWNERSHIP AMOUNTS

Position	Ownership Level
Chief Executive Officer	Six times annual base salary
Other named executive officers	Three times annual base salary

2019 Proxy Statement	59

Compensation Discussion and Analysis Additional Information about Our Compensation Practices

Failure to attain these targeted stock ownership levels within five years from date of hire for, or appointment to, an eligible position can result in the reduction of part or all of the executive’s annual cash incentive (with a corresponding grant of time-vested restricted share units or restricted stock in that amount), or a reduction in future long-term equity incentive awards, either of which may continue until the ownership guideline is achieved. In determining whether our stock ownership guidelines have been met, any time-vested restricted share units held are counted as owned, but performance-based restricted share units are excluded until they vest. Executive officer stock ownership levels were reviewed in 2018 for compliance with these guidelines. Based on our stock price as of the compliance date for this review, each of our named executive officers has met the applicable specified ownership level or is still within five years from date of hire or most recent promotion.

Insider Trading Policy; Anti-Hedging and Pledging Policy

We require all executive officers to pre-clear transactions involving our common stock (and other securities related to our common stock) with our Legal Department.

Our insider trading policy prohibits any director, executive officer or any other officer or employee subject to its terms from entering into short sales or derivative transactions to hedge their economic exposure to our common stock. In addition, these directors, officers and employees are prohibited from pledging our stock, including through holding our stock in margin accounts.

Corporate Tax Deduction for Executive Compensation

The United States income tax laws generally limit the deductibility of compensation paid to certain “covered employees” including the chief executive officer and each of the three other highest-paid executive officers (other than the chief financial officer) to $1,000,000 per annum. The Tax Cuts and Jobs Act, among other things, expanded the number of covered employees to include the chief financial officer (and they remain covered employees for all future years) and eliminated the exception for certain performance-based compensation beginning with our 2018 tax year (subject to the grandfathering of certain preexisting arrangements). Several classes of our pre-existing compensation arrangements were designed to meet the previous requirements for deductibility.

Although tax deductibility of compensation is advantageous, the primary objective of our compensation programs is meeting the compensation objectives set forth above.

60	2019 Proxy Statement

Compensation Discussion and Analysis Additional Information about Our Compensation Practices

Management Development and Compensation Committee Report

In accordance with its written charter adopted by the Board, the Management Development and Compensation Committee has oversight of compensation policies designed to align elected officers’ compensation with our overall business strategy, values and management initiatives. In discharging its oversight responsibility, the Committee has retained an independent compensation consultant to advise the Committee regarding market and general compensation trends.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with our management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2018.

MANAGEMENT DEVELOPMENT AND COMPENSATION
COMMITTEE OF THE BOARD OF DIRECTORS

Abelardo E. Bru, Chairman
Fabian T. Garcia
Mae C. Jemison, M.D.
James M. Jenness
Marc J. Shapiro

2019 Proxy Statement	61

Compensation Discussion and Analysis Analysis of Compensation-Related Risks

Analysis of Compensation- Related Risks

The Committee, with the assistance of its independent consultant and Kimberly-Clark’s compensation consultant, has reviewed an assessment of our compensation programs for our employees, including our executive officers, to analyze the risks arising from our compensation systems.

Based on this assessment, the Committee believes that the design of our compensation programs, including our executive compensation program, does not encourage our executives or employees to take excessive risks and that the risks arising from these programs are not reasonably likely to have a material adverse effect on Kimberly-Clark.

Several factors contributed to the Committee’s conclusion, including:

►	The Committee believes Kimberly-Clark maintains a values-driven, ethics-based culture supported by a strong tone at the top.

►	The performance targets for annual cash incentive programs are selected to ensure that they are reasonably attainable in a manner consistent with our strategic objectives without encouraging executives or employees to take inappropriate risks.

►	An analysis by Kimberly-Clark’s consultant indicated that our compensation programs are consistent with those of our peer group. In addition, the analysis noted that target levels for direct annual compensation are comparable to the median of our peer group.

►	The Committee believes the allocation among the components of direct annual compensation provides an appropriate balance between annual and long-term incentives and between fixed and performance-based compensation.

►	Annual cash incentives and long-term performance-based restricted share unit awards under our executive compensation program are capped at 200 percent of the target award, and all other material non-executive cash incentive programs are capped at reasonable levels, which the Committee believes protects against disproportionately large incentives.

►	The Committee believes the performance measures and the multi-year vesting features of the long-term equity incentive compensation component encourage participants to seek sustainable growth and value creation.

►	The Committee believes inclusion of share-based compensation through the long-term equity incentive compensation component encourages appropriate decision-making that is aligned with the long-term interests of stockholders.

►	Our stock ownership guidelines further align the interests of management and stockholders.

62	2019 Proxy Statement

Compensation Tables

Summary Compensation

The following table contains information concerning compensation awarded to, earned by, or paid to our named executive officers in the last three years. Additional information regarding the items reflected in each column appears below the table and on page 69.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary($)	Bonus ($)	Stock Awards($)	Option Awards($)	Non-Equity Incentive Plan Compensation($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(1)	All Other Compensation($)	Total ($)
Thomas J. Falk(2) Chairman of the Board and Chief Executive Officer	2018	1,420,000	—	7,499,967	2,619,837	1,181,421	—	288,858	13,010,083
	2017	1,396,250	—	7,499,944	2,300,110	1,853,267	2,809,395	350,568	16,209,534
	2016	1,318,750	—	7,499,938	2,172,360	2,466,388	1,921,772	302,898	15,682,106
Michael D. Hsu(3) President and Chief Operating Officer	2018	962,500	—	3,562,529	1,244,417	596,461	—	447,011	6,812,918
	2017	925,000	—	2,700,044	828,039	887,672	—	214,666	5,555,421
	2016	833,750	—	1,987,466	575,674	883,540	—	145,955	4,426,385
Maria Henry Senior Vice President and Chief Financial Officer	2018	815,000	—	2,399,976	838,350	499,711	—	114,362	4,667,399
	2017	795,000	—	2,137,501	655,530	650,173	—	131,390	4,369,594
	2016	772,500	—	1,799,964	521,367	766,904	—	129,726	3,990,461
Kimberly K. Underhill(4) Group President, K-C North America	2018	734,167	—	1,837,404	641,858	473,372	—	370,697	4,057,498
Anthony J. Palmer President – Global Brands and Innovation	2018	682,500	—	1,200,043	419,175	384,610	—	93,175	2,779,503
	2017	671,250	—	1,162,464	356,519	468,520	—	111,941	2,770,694
	2016	655,000	—	1,818,727	309,565	644,464	—	108,578	3,536,334
Larry P. Allgaier(4) Former Group President, K-C North America	2018	460,571	—	1,837,501	—	—	—	2,038,683	4,336,755
	2017	584,375	500,000	3,049,946	552,026	491,481	—	83,405	5,261,233
Gustavo Calvo Paz(4) Former President, EMEA	2018	457,023	—	524,984	183,384	291,667	—	1,924,021	3,381,079

2019 Proxy Statement	63

Compensation Tables

(1)	For 2018, the aggregate value of pension benefits for Mr. Falk and Ms. Underhill decreased by $2,327,313 and $59,911, respectively. Because these amounts decreased, they have been excluded from the table above under the SEC’s regulations. No other named executive officer participates in our pension plans.
(2)	Mr. Falk began serving as Executive Chairman of the Board upon Mr. Hsu’s promotion to Chief Executive Officer effective January 1, 2019.
(3)	Mr. Hsu served as Group President – K-C North America during 2016 and as President and Chief Operating Officer in 2017 and 2018. Effective January 1, 2019, Mr. Hsu was promoted to Chief Executive Officer.
(4)	Ms. Underhill and Mr. Calvo Paz were not named executive officers in 2016 or 2017 and Mr. Allgaier was not a named executive officer in 2016. Therefore, no compensation information for these years appears in this table for these officers.

Salary. The amounts in this column represent base salary earned during the year.

Bonus. The amount in this column reflects a one-time cash signing bonus paid as an incentive for Mr. Allgaier to join the company and to compensate him for compensation forfeited at his prior employer.

Stock Awards and Option Awards. The amounts in these columns reflect the dollar value of restricted share unit awards and stock options, respectively, granted under our stockholder-approved 2011 Plan.

The restricted share unit awards either vest over time or are based on the achievement of performance-based standards.

The amounts for each year represent the grant date fair value of the awards, computed in accordance with ASC Topic 718. See Notes 6, 5 and 8 to our audited consolidated financial statements included in our Annual Reports on Form 10-K for 2018, 2017 and 2016, respectively, for the assumptions we used in valuing and expensing these restricted share units and stock option awards in accordance with ASC Topic 718.

For awards that are subject to performance conditions, the value is based on the probable outcome of the conditions at grant date. This value, as well as the value of the awards at the grant date assuming the highest level of performance conditions will be achieved and using the grant date stock price, is set forth below:

Name	Year	Stock Awards at Grant Date Value($)	Stock Awards at Highest Level of Performance Conditions($)
Thomas J. Falk	2018	7,499,967	14,999,934
	2017	7,499,944	14,999,888
	2016	7,499,938	14,999,876
Michael D. Hsu	2018	3,562,529	7,125,058
	2017	2,700,044	5,400,088
	2016	1,987,466	3,974,932
Maria Henry	2018	2,399,976	4,799,952
	2017	2,137,501	4,275,002
	2016	1,799,964	3,599,928
Kimberly K. Underhill	2018	1,837,404	3,674,808
Anthony J. Palmer	2018	1,200,043	2,400,086
	2017	1,162,464	2,324,928
	2016	1,068,721	2,137,442
Larry P. Allgaier	2018	1,837,501	3,675,002
	2017	1,799,977	3,599,954
Gustavo Calvo Paz	2018	524,984	1,049,968

64	2019 Proxy Statement

Compensation Tables

Non-Equity Incentive Plan Compensation. The amounts in this column are the annual cash incentive payments described in “Compensation Discussion and Analysis.” These amounts were earned during the years indicated and were paid to our named executive officers in February of the following year.

Change In Pension Value and Nonqualified Deferred Compensation Earnings. The amounts in this column reflect the aggregate change during the year in actuarial present value of accumulated benefits under all defined benefit and actuarial plans (including supplemental pension plans). With respect to the supplemental pension plans, amounts have been calculated to reflect an approximate 30-year Treasury bond rate to determine the amount of the earlier retirement age lump sum benefit in a manner consistent with our financial statements. We describe the assumptions we used in determining the amounts and provide additional information about these plans in “Pension Benefits.”

Mr. Falk has compensation from before 2005 that he elected to defer pursuant to a Deferred Compensation Plan then in effect. Beginning in 2010, each of our named executive officers participates in the Supplemental 401(k) Plan, a non-qualified defined contribution plan. Earnings on each of these plans are not included in the Summary Compensation Table because the earnings were not above-market or preferential. See “Nonqualified Deferred Compensation” for a discussion of these plans and each named executive officer’s earnings under these plans in 2018.

All Other Compensation. All other compensation consists of the following:

Name	Year	Perquisites($)(1)	Defined Contribution Plan Amounts($)(2)	Tax Gross-Ups($)(3)	Severance Payments($)(4)	Total($)(5)
Thomas J. Falk	2018	46,636	242,222	—	—	288,858
	2017	45,420	305,148	—	—	350,568
	2016	12,549	290,349	—	—	302,898
Michael D. Hsu	2018	242,375	136,913	67,723	—	447,011
	2017	64,564	142,875	7,227	—	214,666
	2016	8,000	137,955	—	—	145,955
Maria Henry	2018	5,939	108,423	—	—	114,362
	2017	8,000	123,390	—	—	131,390
	2016	10,927	118,799	—	—	129,726
Kimberly K. Underhill	2018	249,412	87,905	33,380	—	370,697
Anthony J. Palmer	2018	8,000	85,175	—	—	93,175
	2017	8,000	103,941	—	—	111,941
	2016	8,000	100,578	—	—	108,578
Larry P. Allgaier	2018	264,730	68,005	28,948	1,677,000	2,038,683
	2017	28,991	35,366	19,048	—	83,405
Gustavo Calvo Paz	2018	252,566	55,795	76,964	1,538,696	1,924,021

2019 Proxy Statement	65

Compensation Tables

(1)	Perquisites. For a description of the perquisites we provide executive officers, and the reasons why, see “Compensation Discussion and Analysis – Benefits and Other Compensation – Other Compensation.” Perquisites for our named executive officers in 2018 included the following:

Name	Executive Financial Counseling Program($)	Personal Use of Corporate Aircraft($)	Security Services($)	Executive Health Screening Program($)	Expatriate, Relocation and Tax Equalization Payments($)(a)	Total($)
Thomas J. Falk	—	44,616	1,420	600	—	46,636
Michael D. Hsu	8,000	—	1,364	623	232,388	242,375
Maria Henry	5,939	—	—	—	—	5,939
Kimberly K. Underhill	3,200	—	—	—	246,212	249,412
Anthony J. Palmer	8,000	—	—	—	—	8,000
Larry P. Allgaier	12,000	—	—	—	252,730	264,730
Gustavo Calvo Paz	12,000	—	—	192	240,374	252,566

(a)	The Company provides assistance to certain employees, including named executive officers, related to expenses incurred in connection with expatriate assignments and company-required relocations.

Amounts shown reflect expenses related to relocation assistance (1) in the case of Mr. Hsu, upon his promotion to President and Chief Operating Officer and (2) in the case of Ms. Underhill, upon her promotion to Group President, K-C North America. Mr. Hsu and Ms. Underhill participated in our relocation program, a broad-based program in which all salaried employees are eligible to participate. In the case of Mr. Allgaier, the company agreed to reimburse him for the relocation expenses shown in connection with his separation from the company.

The amount shown for Mr. Calvo Paz reflects the expense for benefits provided pursuant to Kimberly-Clark’s standard global mobility program as a result of his international assignment in the United Kingdom while serving as President, K-C EMEA and as Senior Vice President. These benefits included cost-of-living, home leave, dependent education and other miscellaneous allowances totaling $73,390 and tax equalization payments of $166,984. The global mobility program facilitates the assignment of employees to positions outside their home country by minimizing any financial detriment or gain to the employee from the international assignment.
(2)	Defined Contribution Plan Amounts. Matching contributions were made under the 401(k) Profit Sharing Plan and accrued under the Supplemental 401(k) Plan in 2018, 2017 and 2016 for all named executive officers, as applicable. A profit-sharing contribution was also made under the 401(k) Profit Sharing Plan and the Supplemental 401(k) Plan in early 2019, 2018 and 2017 with respect to our performance in 2018, 2017 and 2016, respectively, for the named executive officers as follows:

Name	Performance Year	Profit Sharing Contribution($)
Thomas J. Falk	2018	111,291
	2017	150,643
	2016	145,175
Michael D. Hsu	2018	62,906
	2017	70,533
	2016	68,977
Maria Henry	2018	49,816
	2017	60,914
	2016	59,399
Kimberly K. Underhill	2018	40,389
Anthony J. Palmer	2018	39,135
	2017	51,313
	2016	50,289
Larry P. Allgaier	2018	31,245
	2017	22,791
Gustavo Calvo Paz	2018	25,636

66	2019 Proxy Statement

Compensation Tables

See “Nonqualified Deferred Compensation” for a discussion of these plans. The profit sharing contribution varies depending on our performance for the applicable year, contributing to fluctuations from year to year in the amounts in the All Other Compensation column.
(3)	Tax Gross Ups. The amounts shown for Mr. Hsu, Ms. Underhill and Mr. Allgaier reflect tax reimbursement for moving and related expenses incurred for a relocation (1) in the case of Mr. Hsu, upon his promotion to President and Chief Operating Officer, (2) in the case of Ms. Underhill, upon her promotion to Group President, K-C North America and (3) in the case of Mr. Allgaier, upon joining the company. The amount shown for Mr. Calvo Paz reflects tax reimbursement for global mobility program benefits.
(4)	Severance Payments. For additional information, see “Potential Payments on Termination or Change of Control - Severance Benefits - Departure of Former Named Executive Officers.”
(5)	Certain Dividends. Dividend equivalents on unvested performance-based and time-vested restricted share units are accumulated and will be paid in additional shares after the restricted share units vest, based on the actual number of shares that vest. See “Outstanding Equity Awards” for information on these reinvested dividend equivalents.

2019 Proxy Statement	67

Compensation Tables

Grants of Plan-Based Awards

The following table sets forth plan-based awards granted to our named executive officers during 2018 on a grant-by-grant basis.

GRANTS OF PLAN-BASED AWARDS IN 2018

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Thomas J.	Annual cash		—	2,414,000	4,828,000
Falk	incentive award
	Performance-	2/28/2018				—	67,616	135,232			7,499,967
	based RSU
	Time-vested	5/9/2018							194,062	103.06	2,619,837
	stock option
Michael D.	Annual cash		—	1,218,750	2,437,500
Hsu	incentive award
	Performance-	2/28/2018				—	32,118	64,236			3,562,529
	based RSU
	Time-vested	5/9/2018							92,179	103.06	1,244,417
	stock option
Maria	Annual cash		—	820,000	1,640,000
Henry	incentive award
	Performance-	2/28/2018				—	21,637	43,274			2,399,976
	based RSU
	Time-vested	5/9/2018							62,100	103.06	838,350
	stock option
Kimberly K.	Annual cash		—	676,667	1,353,334
Underhill	incentive award
	Performance-	2/28/2018				—	10,142	20,284			1,124,950
	based RSU
	Performance-	5/9/2018				—	6,913	13,826			712,454
	based RSU
	Time-vested	5/9/2018							47,545	103.06	641,858
	stock option
Anthony J.	Annual cash		—	616,500	1,233,000
Palmer	incentive award
	Performance-	2/28/2018				—	10,819	21,638			1,200,043
	based RSU
	Time-vested	5/9/2018							31,050	103.06	419,175
	stock option
Larry P.	Annual cash		—	817,000	1,634,000
Allgaier	incentive award
	Performance-	2/28/2018					16,566	33,132			1,837,501
	based RSU
Gustavo	Annual cash		—	350,000	700,000
Calvo Paz	incentive award
	Performance-	2/28/2018				—	4,733	9,466			524,984
	based RSU
	Time-vested	5/9/2018							13,584	103.06	183,384
	stock option

68	2019 Proxy Statement

Compensation Tables

(1)	Represents the potential annual performance-based incentive cash payments each named executive officer could earn in 2018. These awards were granted under our Executive Officer Achievement Award Program, which is our annual cash incentive program for executive officers, which was approved by stockholders in 2002. Actual amounts earned in 2018 were based on the 2018 objectives established by the Management Development and Compensation Committee at its February 7, 2018 meeting. See “Compensation Discussion and Analysis – Executive Compensation for 2018 – Annual Cash Incentive Program.” At the time of the grant, the incentive payment could range from the threshold amount to the maximum amount depending on the extent to which the 2018 objectives were met. The actual amounts paid in 2019 based on the 2018 objectives are set forth in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(2)	Performance-based restricted share units granted under the 2011 Plan to our named executive officers on February 28, 2018, except for an additional grant to Ms. Underhill upon her promotion to Group President, K-C North America, which occurred on May 9, 2018. The number of performance-based restricted share units granted in 2018 that will ultimately vest on the third anniversary of the grant date could range from the threshold number to the maximum number depending on the extent to which the average annual net sales growth and average adjusted ROIC performance objectives for those awards are met. See “Compensation Discussion and Analysis – Long-Term Equity Incentive Compensation – 2018 Grants.”
(3)	Time-vested stock options granted under the 2011 Plan to our named executive officers on May 9, 2018.
(4)	Grant date fair value is determined in accordance with ASC Topic 718 and, for performance-based restricted share units, is the value at grant date based on the probable outcome of the performance condition and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date, excluding the effect of estimated forfeitures. See Notes 6, 5 and 8 to our audited consolidated financial statements included in our Annual Reports on Form 10-K for 2018, 2017 and 2016, respectively, for the assumptions used in valuing and expensing these restricted share units and stock option awards in accordance with ASC Topic 718.

Discussion of Summary Compensation and Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards in 2018 table was paid or awarded, are described under “Compensation Discussion and Analysis.”

Other than the executive severance plans described below, none of our named executive officers has an employment agreement with us. See “Potential Payments on Termination or Change of Control.”

Executive officers may receive long-term equity incentive awards of stock options, restricted stock or restricted share units, or a combination of stock options, restricted stock and restricted share units under the 2011 Plan, which was approved by stockholders in 2011. The 2011 Plan provides the Committee with discretion to require performance-based standards to be met before awards vest. In 2018, each named executive officer received grants of performance-based restricted share units under the 2011 Plan and each current named executive officer (as well as Mr. Calvo Paz) received grants of stock options.

For grants of stock options, the 2011 Plan provides that the option price per share shall be no less than the closing price per share of our common stock at the grant date. The term of any option is no more than ten years from the grant date. Options granted in 2018 become exercisable in three annual installments of 30 percent, 30 percent and 40 percent, beginning on the first anniversary of the grant date; however, all of the options become exercisable for the earlier of three years or the remaining term of the options upon death or total and permanent disability, and for the earlier of five years or the remaining term of the options, upon retirement of the officer. In addition, options generally become exercisable upon a termination of employment following a change of control, and certain options granted to our named executive officers are subject to our Executive Severance Plan. See “Potential Payments on Termination or Change of Control.” The officers may transfer the options to family members or certain entities in which family members have interests.

Performance-based restricted share unit awards granted in 2018 vest three years following the grant date in a range from zero to 200 percent of the target levels. Awards that vest, if any, are based on our average annual net sales growth and average adjusted ROIC performance during the three years. As of February 6, 2019, the performance-based restricted share units granted in 2018 and 2017 were on pace to vest at the following levels: 34 percent for the 2018 award and 37 percent for the 2017 award. The Committee has determined that the 2016 award vested at 97 percent.

Dividend equivalents on unvested performance-based restricted share units equal to cash dividends on our common stock are accumulated and will be paid in additional shares after the performance-based restricted share units vest, based on the actual number of shares that vest, if any.

2019 Proxy Statement	69

Compensation Tables

Outstanding Equity Awards

The following table sets forth information concerning outstanding equity awards for our named executive officers as of December 31, 2018. Option awards were granted for ten-year terms, ending on the option expiration date set forth in the table. Stock awards were granted as indicated in the footnotes to the table. Where applicable, the numbers of shares subject to option awards and option exercise prices in this table and throughout this proxy statement reflect adjustments for the Halyard Health spin-off on October 31, 2014.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2018(1)
		Option Awards(2)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Thomas J. Falk
	5/9/2018	—	194,062	103.06	5/9/2028
	2/28/2018							69,496	7,918,374
	4/25/2017	56,467	131,758	132.82	4/25/2027
	2/28/2017							60,012	6,837,767
	5/3/2016	118,924	79,284	126.13	5/3/2026
	2/29/2016							62,831	7,158,964
	4/29/2015	142,251	—	110.72	4/29/2025
	4/30/2014	83,717	—	107.51	4/30/2024
Michael D. Hsu
	5/9/2018	—	92,179	103.06	5/9/2028
	2/28/2018							33,011	3,761,273
	4/25/2017	20,329	47,433	132.82	4/25/2027
	2/28/2017							21,605	2,461,674
	5/3/2016	31,515	21,010	126.13	5/3/2026
	2/29/2016							16,650	1,897,101
	4/29/2015	54,191	—	110.72	4/29/2025
	4/30/2014	46,508	—	107.51	4/30/2024
	5/1/2013	41,698	—	98.92	5/1/2023
Maria Henry
	5/9/2018	—	62,100	103.06	5/9/2028
	2/28/2018							22,239	2,533,912
	4/25/2017	16,093	37,551	132.82	4/25/2027
	2/28/2017							17,104	1,948,830
	5/3/2016	28,542	19,028	126.13	5/3/2026
	2/29/2016							15,079	1,718,101
	4/29/2015	49,675	—	110.72	4/29/2025

70	2019 Proxy Statement

Compensation Tables

		Option Awards(2)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Kimberly K. Underhill
	5/9/2018	—	47,545	103.06	5/9/2028
	5/9/2018							7,040	802,138
	2/28/2018							10,424	1,187,711
	4/25/2017	7,340	17,129	132.82	4/25/2027
	2/28/2017							7,802	888,960
	5/3/2016	14,271	9,514	126.13	5/3/2026
	2/29/2016							7,540	859,108
	4/29/2015	10,387	—	110.72	4/29/2025
Anthony J. Palmer
	5/9/2018	—	31,050	103.06	5/9/2028
	2/28/2018							11,120	1,267,013
	4/25/2017	8,752	20,423	132.82	4/25/2027
	2/28/2017							9,302	1,059,870
	5/3/2016	16,947	11,298	126.13	5/3/2026
	2/29/2016							8,953	1,020,105
	2/29/2016					6,283	715,885
	4/29/2015	31,611	—	110.72	4/29/2025
	4/30/2014	32,556	—	107.51	4/30/2024
Larry P. Allgaier
	4/25/2017	45,174	—	132.82	7/2/2023
	4/25/2017							14,269	1,625,810
Gustavo Calvo Paz
	2/28/2018							4,865	554,318
	4/25/2017	13,176	—	132.82	11/2/2023
	2/28/2017							4,201	478,662
	5/3/2016	13,875	—	126.13	11/2/2023
	5/3/2016							4,513	514,211

(1)	The amounts shown reflect outstanding equity awards granted under the 2011 Plan. Under the 2011 Plan, an executive officer may receive awards of stock options, restricted stock or restricted share units, or a combination of stock options, restricted stock and restricted share units.
(2)	Stock options granted under the 2011 Plan become exercisable in three annual installments of 30 percent, 30 percent and 40 percent, beginning on the first anniversary of the grant date; however, all of the options become exercisable for three years upon death or total and permanent disability and for the earlier of five years or the remaining term of the options, upon retirement of the officer. In addition, options generally

2019 Proxy Statement	71

Compensation Tables

become exercisable upon a termination of employment following a change of control, and certain options granted to our named executive officers are subject to our Executive Severance Plan. See “Potential Payments on Termination or Change of Control.” The officers may transfer the options to family members or certain entities in which family members have interests.

In connection with the Halyard Health spin-off on October 31, 2014 the numbers of stock options were increased and the exercise prices were decreased to maintain the fair value of outstanding options immediately before and after the spin-off. Specifically, for each stock option held by a Kimberly-Clark employee, officer, or director, the exercise price was divided by 1.044134 (the “Adjustment Ratio”) and the number of shares subject to the outstanding stock option was multiplied by the Adjustment Ratio, with fractional shares rounded down to the nearest whole share. No incremental fair value was generated as a result of the adjustments.

(3)	The 2011 Plan provides that the option price per share shall be no less than the closing price per share of our common stock at grant date.
(4)	The amounts shown represent awards of time-vested restricted share units. Subject to accelerated vesting as described in “Potential Payments on Termination or Change of Control,” the time-vested restricted share unit awards granted to Mr. Palmer vest on the third anniversary of the grant date. Dividend equivalents on these time-vested restricted share units equal to cash dividends on our Common Stock will be accumulated and paid in additional shares when the time-vested restricted share units vest. The units listed include dividend equivalents.
(5)	The values shown in this column are based on the closing price of our common stock on December 31, 2018 of $113.94 per share.
(6)	The amounts shown represent awards of performance-based restricted share units granted to our named executive officers in 2016, 2017 and 2018. Subject to accelerated vesting as described in “Potential Payments on Termination or Change of Control,” performance-based restricted share unit awards granted in 2016, 2017 and 2018 vest on the third anniversary of the grant date, in a range from zero to 200 percent of the target levels indicated based on the achievement of specific performance goals. Based on the current vesting pace of these awards, the amounts shown represent the target level for all grants. See “Discussion of Summary Compensation and Plan-Based Awards Tables.” The units listed include equivalents on performance-based restricted share units granted to our named executive officers equal to cash dividends on our Common Stock based on the target level for all awards.

72	2019 Proxy Statement

Compensation Tables

Option Exercises and Stock Vested

The following table sets forth information concerning stock options exercised and stock awards vested during 2018 for our named executive officers.

OPTION EXERCISES AND STOCK VESTED IN 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Thomas J. Falk	—	—	66,467	7,716,819
Michael D. Hsu	—	—	17,725	2,057,873
Maria Henry	—	—	16,345	1,708,216
Kimberly K. Underhill	23,158	310,934	8,493	986,037
Anthony J. Palmer	—	—	10,340	1,200,474
Larry P. Allgaier	—	—	1,946	199,087
Gustavo Calvo Paz	30,300	226,270	7,310	767,893

(1)	The dollar amount reflects the total pre-tax value realized by our named executive officers (number of shares exercised times the difference between the fair market value on the exercise date and the exercise price). It is not the grant date fair value disclosed in other locations in this proxy statement. Value from these option exercises was only realized to the extent our stock price increased relative to the stock price at grant (the exercise price).
(2)	The dollar amount reflects the total pre-tax value received by our named executive officers upon the vesting of time-vested restricted share units or performance-based restricted share units (number of shares vested times the closing price of our common stock on the vesting date), including cash paid in lieu of fractional shares. It is not the grant date fair value disclosed in other locations in this proxy statement.

2019 Proxy Statement	73

Compensation Tables

Pension Benefits

The following table sets forth information as of December 31, 2018 concerning potential payments to our named executive officers under our pension plan and supplemental pension plans. Information about these plans follows the table.

2018 PENSION BENEFITS

Name(1)	Plan Name	Number of Years Credited Service(#)(3)	Present Value of Accumulated Benefit($)
Thomas J. Falk(2)	Pension Plan	26.5	1,190,305

	Supplemental Pension Plans	26.5	20,047,735
Kimberly K. Underhill	Pension Plan	9.6	365,443

	Supplemental Pension Plans	9.6	261,999

(1)	Each named executive officer other than Mr. Falk and Ms. Underhill joined Kimberly-Clark after January 1, 1997 and therefore is not eligible to participate in our defined benefit pension plans.
(2)	Mr. Falk is currently eligible for retirement under the plans and would be eligible to receive the full unreduced retirement benefit described in the table below.
(3)	Mr. Falk has 35.4 years of actual service and Ms. Underhill has 31.0 years of actual service. Beginning in 2010, the number of years of credited service was frozen for Mr. Falk at the amounts set forth in the table, as a result of our ceasing to accrue compensation and benefit service under the plans. Ms. Underhill’s years of credited service were frozen in 1997 upon her election to participate in a predecessor defined contribution plan to the 401(k) Profit Sharing Plan.

Employees who joined Kimberly-Clark prior to January 1, 1997 are eligible to participate in our pension plans, which provide benefits based on years of service as of December 31, 2009 and pay (annual cash compensation), integrated with social security benefits. Our pension plans are comprised of the Kimberly-Clark Pension Plan and the Supplemental Pension Plans. We stopped accruing compensation and benefit service for participants under our pension plans for most of our U.S. employees, including our named executive officers, for plan years after 2009. These changes do not affect benefits earned by participants prior to January 1, 2010.

The following is an overview of these plans.

	Pension Plan	Supplemental Pension Plans
Reason for Plan	Provide eligible participants with a competitive level of retirement benefits based on pay and years of service.	Provide eligible participants with benefits as are necessary to fulfill the intent of the pension plan without regard to limitations imposed by the Internal Revenue Code.
Eligible Participants	Salaried employees who joined Kimberly-Clark prior to January 1, 1997.	Salaried employees impacted by limitations imposed by the Internal Revenue Code on payments under the pension plan.

74	2019 Proxy Statement

Compensation Tables

	Pension Plan	Supplemental Pension Plans
Payment Form	Normal benefit:	Accrued benefits prior to 2005:
	►Single-life annuity payable monthly	►Monthly payments or a lump sum after age 55
	Other optional forms of benefit are available, including a joint and survivor and a lump sum benefit.	Accrued benefits for 2005 and after: ►Lump sum six months after termination of employment
Retirement Eligibility	Full unreduced benefit:	Same
►Normal retirement age of 65
►Age 62 with 10 years of service
►Age 60 with 30 years of service
►Disability retirement
Early retirement benefit:

►Age 55 with five years of service. The amount of the benefit is reduced according to the number of years the participant retires before the age the participant is eligible for a full, unreduced benefit. The amount of the reduction is based on age and years of vesting service.

Benefits Payable	Service and earnings frozen as of December 31, 2009. Benefit depends on the participant’s years of service under our plan and monthly average earnings over the last 60 months of service or, if higher, the monthly average earnings for the five calendar years in his or her last fifteen years of service for which earnings were the highest.	Same
Benefit Formula for Salaried Employees (As of December 31, 2009) (Payable in the form of a single life annuity)	Unreduced monthly benefit = 1/12 of ((1.125% x final average annual earnings (up to 2/3 of the Social Security Taxable Wage Base)) + (1.425% x final average annual earnings (in excess of 2/3 of the Social Security Taxable Wage Base up to Taxable Wage Base)) + (1.5% x final average annual earnings (over the Social Security Taxable Wage Base))) multiplied by the years of credited service.	Same
Pensionable Earnings	Annual cash compensation. Long-term equity compensation is not included.	Same
Change of control or reduction in our long-term credit rating (below investment grade)	Not applicable	Participants have the option of receiving the present value of their accrued benefits prior to 2005 in the supplemental pension plans in a lump sum, reduced by 10 percent and 5 percent for active and former employees, respectively.

2019 Proxy Statement	75

Compensation Tables

The estimated actuarial present value of the retirement benefits accrued through December 31, 2018 appears in the 2018 Pension Benefits table. For purposes of determining the present value of accumulated benefits, we have used the potential earlier retirement ages as described above rather than the normal retirement age under the plans, which is 65. For a discussion of how we value these obligations and the assumptions we use in that valuation, see Note 7 to our audited consolidated financial statements included in our 2018 Annual Report on Form 10-K. The calculation of actuarial present value generally is consistent with the methodology and assumptions outlined in our audited consolidated financial statements, except that benefits are reflected as payable as of the date the executive is first entitled to full unreduced benefits (as opposed to the assumed retirement date) and without consideration of pre-retirement mortality. Present values for the qualified plan are based on the RP-2014 annuitant table, as adjusted for company experience and generational improvements using scale MP-2018, and for the supplemental plans were calculated using the 2019 417(e) mortality table adjusted for mortality improvement to the assumed retirement age using scale MP-2018. With respect to the supplemental pension plans, the amount of the earlier retirement age lump sum benefit was determined using an approximate 30-year Treasury Bond rate of 3.19%, consistent with the methodology used for purposes of our consolidated financial statements; any actual lump sum benefit would be calculated using the 30-year Treasury Bond rate in effect as of the beginning of the month prior to termination. Present value amounts were determined as of December 31, 2018 based on the financial accounting discount rates for United States pension plans of 4.38% and 4.34% for the qualified plan and the supplemental plans, respectively.

The actuarial decrease in 2018 of the projected retirement benefits can be found in footnote 1 to the Summary Compensation Table under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” No payments were made to our named executive officers under our pension plans during 2018.

While the supplemental pension plans remain unfunded, in 1994 the Board approved the establishment of a trust and authorized us to make contributions to this trust in order to provide a source of funds to assist us in meeting our liabilities under our supplemental defined benefit plans. For additional information regarding these plans, see “Compensation Discussion and Analysis – Benefits and Other Compensation – Retirement Benefits.”

76	2019 Proxy Statement

Compensation Tables

Nonqualified Deferred Compensation

The following table sets forth information concerning nonqualified defined contribution and deferred compensation plans for our named executive officers during 2018.

2018 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan	Company Contributions in 2018($)(1)	Aggregate Earnings in 2018($)(2)	Aggregate Balance at December 31, 2018($)(3)
Thomas J. Falk	Supplemental 401(k) Plan	221,872	(283,748)	2,890,983
	Deferred Compensation Plan(4)	—	(102,470)	2,744,468
Michael D. Hsu	Supplemental 401(k) Plan	116,563	(34,152)	608,594
Maria Henry	Supplemental 401(k) Plan	88,073	(17,043)	314,735
Kimberly K. Underhill	Supplemental 401(k) Plan	67,555	(21,400)	445,991
Anthony J. Palmer	Supplemental 401(k) Plan	64,825	(26,852)	1,036,919
Larry P. Allgaier	Supplemental 401(k) Plan	47,655	(4,470)	68,233
Gustavo Calvo Paz	Supplemental 401(k) Plan	35,445	(14,749)	441,815

(1)	Contributions consist solely of amounts accrued by Kimberly-Clark under the Supplemental 401(k) Plan, including the profit-sharing contribution in February 2019 with respect to our performance in 2018. These amounts are included in the Summary Compensation Table and represent a portion of the Defined Contribution Plan Payments included in All Other Compensation.
(2)	The amounts in this column show the changes in the aggregate account balance for our named executive officers during 2018 that are not attributable to company contributions. Aggregate earnings are not included in the Summary Compensation Table because the earnings are not above-market or preferential.
(3)	Balance for the Supplemental 401(k) Plan includes the profit-sharing contribution made in early 2019 with respect to our performance in 2018, as well as the following aggregate amounts that were previously reported in the Summary Compensation Table for 2017 and 2016, combined: Mr. Falk $552,968, Mr. Hsu - $238,299, Ms. Henry - $199,659, Ms. Underhill - $118,214, Mr. Palmer - $161,989, Mr. Allgaier - $24,836 and Mr. Calvo Paz - $72,550. The information in this footnote is provided to clarify the extent to which the balances shown represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.
(4)	In addition to amounts shown in the table that reflect participation in the Supplemental 401(k) Plan, amounts shown for Mr. Falk represent compensation deferred in prior years under our Deferred Compensation Plan and accumulated earnings. Effective in 2005, no further amounts may be deferred under this plan. Participants in the Deferred Compensation Plan may elect to have deferrals credited with yields equal to those earned on any of a subset of funds available in the 401(k) Profit Sharing Plan. Generally, benefits are payable under the Deferred Compensation Plan in accordance with the participant’s election in a lump sum or in quarterly installments over a period between two and 20 years. If a participant ceases employment (other than as a result of a total and permanent disability or death or on or after age 55 with five or more years of service), the account balance is paid in a lump sum. In the event of a change of control or a reduction in our long-term credit rating (below investment grade), currently-employed participants have the option to elect an immediate lump-sum payment of their account balance, less a 10 percent penalty.

2019 Proxy Statement	77

Compensation Tables

Overview of 401(k) Profit Sharing Plan and Supplemental 401(k) Plan.

	401(k) Profit Sharing Plan	Supplemental 401(k) Plan
Purpose	To assist employees in saving for retirement, as well as to provide a discretionary profit sharing contribution in which contributions will be based on our profit performance.	To provide benefits to the extent necessary to fulfill the intent of the 401(k) Profit Sharing Plan without regard to the limitations imposed by the Internal Revenue Code on qualified defined contribution plans.
Eligible participants	Most U.S. employees.	Salaried employees impacted by limitations imposed by the Internal Revenue Code on the 401(k) Profit Sharing Plan.
Is the plan qualified under the Internal Revenue Code?	Yes.	No.
Can employees make contributions?	Yes.	No.
Do we make contributions or match employee contributions?	We match 100% of employee contributions, to a yearly maximum of 4% of eligible compensation. In addition, we may make a discretionary profit sharing contribution of 0% to 8% of eligible compensation based on our profit performance.	We provide credit to the extent our contributions to the 401(k) Profit Sharing Plan are limited by the Internal Revenue Code.
When do account balances vest?	Account balances under these plans vest immediately.	Account balances under these plans vest immediately.
How are account balances invested?	Account balances are invested in certain designated investment options selected by the participant.	Account balances are credited with earnings and losses as if these account balances were invested in certain designated investment options selected by the participant.
When are account balances distributed?	Distributions of the participant’s vested account balance are only available after termination of employment. Loans, hardship and certain other withdrawals are allowed prior to termination of employment for certain vested amounts under the 401(k) Profit Sharing Plan.	Distributions of the participant’s vested account balance are payable after termination of employment.

While the Supplemental 401(k) Plan remains unfunded, in 1996 the Board amended a previously established trust and authorized us to make contributions to this trust in order to provide a source of funds to assist us in meeting our liabilities under our supplemental defined contribution plans.

78	2019 Proxy Statement

Compensation Tables

Potential Payments on Termination or Change of Control

Our named executive officers are eligible to receive certain benefits in the event of termination of employment, including following a change of control. This section describes various termination scenarios as well as the payments and benefits payable under those scenarios.

Severance Benefits
We maintain two severance plans that cover our executive officers, depending on the circumstances that result in their termination. Those plans include the Executive Severance Plan, which is applicable when an executive officer is terminated following a change of control, and the Severance Pay Plan, which is applicable in the event of certain other involuntary terminations. An executive officer may not receive severance payments under more than one of the plans described below.

Executive Severance Plan. We have agreements under our Executive Severance Plan with each named executive officer. The agreements provide that, in the event of a “Qualified Termination of Employment” (as described below), the participant will receive a cash payment in an amount equal to the sum of:

►	Two times the sum of annual base salary and the average annual incentive award for the three prior fiscal years,

►	The value of any forfeited awards, based on the closing price of our common stock at the date of the participant’s separation from service, of restricted stock and time-vested restricted share units,

►	The value of the target number of any forfeited performance-based restricted share units multiplied by the average payout percentage for performance-based restricted share awards for the prior three years,

►	The value of the employer match and an assumed target level profit sharing contribution the named executive officer would have received if he or she had remained employed an additional two years under the 401(k) Profit Sharing Plan and Supplemental 401(k) Plan, and

►	the cost of two years of COBRA premiums for medical and dental coverage.

In addition, nonqualified stock options will vest and be exercisable within the earlier of five years from the participant’s termination or the remaining term of the option.

A “Qualified Termination of Employment” is a separation of service within two years following a change of control of Kimberly-Clark (as defined in the plan) either involuntarily without cause or by the participant with good reason. In addition, any involuntary separation of service without cause within one year before a change of control will also be determined to be a Qualified Termination of Employment if it is in connection with, or in anticipation of, a change of control.

The current agreements with our named executive officers expire on December 31, 2020, unless extended by the Committee.

These agreements reflect that the named executive officer is not entitled to a tax gross-up if the named executive officer incurs an excise tax due to the application of Section 280G of the Internal Revenue Code. Instead, payments and benefits payable to the named executive officer will be reduced to the extent doing so would result in the executive retaining a larger after-tax amount, taking into account the income, excise and other taxes imposed on the payments and benefits.

The Board has determined the eligibility criteria for participation in the plan. Each named executive officer’s agreement under the Executive Severance Plan provides that the executive will retain in confidence any confidential information known to the executive concerning Kimberly-Clark and Kimberly-Clark’s business so long as such information is not publicly disclosed.

2019 Proxy Statement	79

Compensation Tables

Severance Pay Plan. Our Severance Pay Plan generally provides eligible employees (including our named executive officers) severance payments and benefits in the event of certain involuntary terminations. Under the Severance Pay Plan, a named executive officer (employed for at least one year) whose employment is involuntarily terminated would receive, subject to the Committee’s discretion to modify the applicable amounts:

►	Two times the sum of annual base salary and the average annual incentive award for the three prior fiscal years,

►	If the termination occurs after March 31, the pro-rated current year annual incentive award based on actual performance,

►	An amount equal to the cost of six months of COBRA premiums for medical coverage, and

►	An amount equal to the cost of six months of outplacement services and three months of participation in our employee assistance program.

If the named executive officer’s employment is involuntarily terminated within the first 12 months of employment, the Severance Pay Plan provides that the named executive officer would receive three months’ base salary.

Severance pay under the Severance Pay Plan will not be paid to any participant who is terminated for cause (as defined under the plan), is terminated during a period in which the participant is not actively at work for more than 25 weeks (except to the extent otherwise required by law), voluntarily quits or retires, dies or is offered a comparable position (as defined under the plan).

A named executive officer must execute a full and final release of claims against us within a specified period of time following termination to receive severance benefits under our severance pay plans. Under the Severance Pay Plan, if the release has been timely executed, severance benefits are payable as a lump sum cash payment no later than 60 days following the participant’s termination date. Any current year annual incentive award that is payable under the Severance Pay Plan will be paid at the same time as it was payable under the Executive Officer Achievement Award Program, but no later than 60 days following the calendar year of the separation from service.

2011 Plan. In the event of a “Qualified Termination of Employment” (as described below) of a participant in the 2011 Plan in connection with a change of control, all of the participant’s awards not subject to performance goals would become fully vested. Any awards subject to performance goals will vest at the average performance-based restricted share unit payout for awards for the three prior fiscal years. Unless otherwise governed by another applicable plan or agreement, such as the terms of the Executive Severance Plan, options in this event would be exercisable for the lesser of three months or the remaining term of the option. If any amounts payable under the 2011 Plan result in excise tax due to the application of Section 280G of the Internal Revenue Code, the 2011 Plan provides that payments and benefits payable to the named executive officer will be reduced to the extent necessary so that no excise tax will be imposed if doing so would result in the executive retaining a larger after-tax amount, taking into account the income, excise and other taxes imposed on the payments and benefits. A “Qualified Termination of Employment” is a termination of the participant’s employment within two years following a change of control of Kimberly-Clark (as defined in the 2011 Plan), unless the termination is by reason of death or disability or unless the termination is by Kimberly-Clark for cause or by the participant without good reason.

80	2019 Proxy Statement

Compensation Tables

The 2011 Plan provides that, if pending a change of control, the Committee determines that Kimberly-Clark common stock will cease to exist without an adequate replacement security that preserves the economic rights and positions of the participants in the 2011 Plan (for example, as a result of the failure of the acquiring company to assume outstanding grants), then all options and stock appreciation rights will become exercisable, in a manner deemed fair and equitable by the Committee, immediately prior to the consummation of the change of control. In addition, the restrictions on all restricted stock will lapse and all restricted share units, performance awards and other stock-based awards will vest immediately prior to the consummation of the change of control and will be settled upon the change of control in cash equal to the fair market value of the restricted share units, performance awards and other stock-based awards at the time of the change of control.

In the event of a termination of employment of a participant in the 2011 Plan, other than a Qualified Termination of Employment, death, total and permanent disability or retirement of the participant, the participant will forfeit all unvested restricted stock and restricted share units, and any vested stock options held by the participant will be exercisable for the lesser of three months or the remaining term of the option.

Retirement, Death and Disability
Retirement. In the event of retirement (separation from service on or after age 55), our named executive officers are entitled to receive:

►	Benefits payable under our pension plans for eligible participants (if the participant has at least five years of vesting service) (see “Pension Benefits” for additional information),

►	Their account balance, if any, under the Deferred Compensation Plan,

►	Their account balance under the Supplemental 401(k) Plan,

►	Their account balance under the 401(k) Profit Sharing Plan,

►	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of five years or the remaining term of the options,

►	For units outstanding more than six months after the date of grant, performance-based restricted share units will be payable based on attainment of the performance goal at the end of the restricted period,

►	Annual incentive award payment under the Executive Officer Achievement Award Program as determined by the Committee in its discretion,

►	For participants with at least fifteen years of vesting service and who joined Kimberly-Clark before January 1, 2004, retiree medical credits based on number of years of vesting service (up to a maximum of $104,500 in credits), and

►	For participants with at least fifteen years of vesting service, continuing coverage under Kimberly-Clark’s group life insurance plan.

Death. In the event of death while an active employee, the following benefits are payable:

►	50 percent of the benefits under our pension plans for eligible participants, not reduced for early payment (if the participant has at least five years of vesting service) (see “Pension Benefits”), payable under the terms of the plans to the participant’s spouse or minor children,

►	Their account balance, if any, under the Deferred Compensation Plan,

►	Their account balance under the Supplemental 401(k) Plan,

►	Their account balance under the 401(k) Profit Sharing Plan,

►	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of three years or the remaining term of the options,

2019 Proxy Statement	81

Compensation Tables

►	Time-vested restricted share units will be vested pro rata, based on the number of full months of employment during the restricted period prior to the participant’s termination of employment, payable within 70 days following the end of the restricted period,

►	For units outstanding more than six months after the date of grant, performance-based restricted share units will be vested pro rata, based on attainment of the performance goal at the end of the restricted period, payable within 70 days following the end of the restricted period,

►	Annual incentive award payment under the Executive Officer Achievement Award Program as determined by the Committee in its discretion,

►	For participants who were at least age 55, had at least fifteen years of vesting service and joined Kimberly-Clark before January 1, 2004, medical credits payable to their spouse or dependent based on number of years of vesting service (up to a maximum of $104,500 in credits), and

►	Payment of benefits under Kimberly-Clark’s group life insurance plan (which is available to all salaried employees in the U.S.) equal to two times the participant’s annual pay, up to $2 million (plus any additional coverage of three, four, five or six times the participant’s annual pay, in increments of up to $1 million each, purchased by the participant at group rates). Benefits provided by Kimberly-Clark and employee-purchased benefits cannot exceed $6 million.

Disability. In the event of a separation of service due to a total and permanent disability, as defined in the applicable plan, our named executive officers are entitled to receive:

►	Benefits payable under our pension plans for eligible participants, not reduced for early payment, if the participant has at least five years of vesting service (see “Pension Benefits” for additional information),

►	Their account balance, if any, under the Deferred Compensation Plan,

►	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of three years or the remaining term of the options,

►	Time-vested restricted share units will be vested pro rata, based on the number of full months of employment during the restricted period prior to the participant’s termination of employment, payable within 70 days following the end of the restricted period,

►	For units outstanding more than six months after the date of grant, performance-based restricted share units will be vested pro rata, based on attainment of the performance goal at the end of the restricted period, payable within 70 days following the end of the restricted period,

►	Annual incentive award payment under the Executive Officer Achievement Award Program as determined by the Committee in its discretion,

►	For participants of at least age 55 with at least fifteen years of vesting service and who joined Kimberly-Clark before January 1, 2004, medical credits based on number of years of vesting service (up to a maximum of $104,500 in credits),

►	Continuing coverage under Kimberly-Clark’s group life insurance plan (available to all U.S. salaried employees), with no requirement to make monthly contributions toward coverage during disability, and

►	Payment of benefits under Kimberly-Clark’s Long-Term Disability Plan (available to all U.S. salaried employees). Long-term disability under the plan would provide income protection of monthly base pay, ranging from a minimum monthly benefit of $50 to a maximum monthly benefit of $20,000. Benefits are reduced by the amount of any other Kimberly-Clark or government-provided income benefits received (but will not be lower than the minimum monthly benefit).

82	2019 Proxy Statement

Compensation Tables

Potential Payments on Termination or Change of Control Table
The following table presents the approximate value of (i) the severance benefits for our named executive officers under the Executive Severance Plan had a Qualified Termination of Employment under that plan occurred on December 31, 2018; (ii) the severance benefits for our named executive officers under the Severance Pay Plan if an involuntary termination had occurred on December 31, 2018; (iii) the benefits that would have been payable on the death of our named executive officers on December 31, 2018; (iv) the benefits that would have been payable on the total and permanent disability of our named executive officers on December 31, 2018; and (v) the potential payments to Messrs. Falk and Palmer if they had retired on December 31, 2018. If applicable, amounts in the table were calculated using the closing price of our common stock on December 31, 2018 of $113.94 per share.

The termination benefits provided to our executive officers upon their voluntary termination of employment do not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees, so those benefits are not included in the table below. Of our current named executive officers, only Mr. Falk and Mr. Palmer were eligible to retire as of December 31, 2018; thus, potential payments assuming retirement on that date are not included for the other named executive officers.

The amounts presented in the table are in addition to amounts each named executive officer earned or accrued prior to termination, such as the officer’s balances under our Deferred Compensation Plan, accrued retirement benefits (including accrued pension plan benefits), previously vested benefits under our qualified and non-qualified plans, previously vested options, restricted stock and restricted share units and accrued salary and vacation. For information about these previously earned and accrued amounts, see “Summary Compensation,” “Outstanding Equity Awards,” “Option Exercises and Stock Vested,” “Pension Benefits,” and “Nonqualified Deferred Compensation.”

Because Mr. Allgaier and Mr. Calvo Paz left the company on July 1 and November 1, 2018, respectively, they are discussed below under “Departure of Former Named Executive Officers.”

2019 Proxy Statement	83

Compensation Tables

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL TABLE

Name	Cash Payment($)		Equity with Accelerated Vesting($)		Additional Retirement Benefits($)		Continued Benefits and Other Amounts($)		Total($)
Thomas J. Falk
Qualified Termination of Employment	8,441,601	(1)	24,026,500	(2)	580,814	(3)	25,546	(4)	33,074,461
Involuntary Termination(5)	8,441,601		—		—		8,582	(6)	8,450,183
Death	3,181,421	(7)	15,250,823	(8)	—	(9)	104,500		18,536,744
Disability	1,181,421	(7)	15,250,823	(8)	—	(10)	104,500	(11)	16,536,744
Retirement	1,181,421	(1)	24,026,500		—		104,500	(12)	25,312,421
Michael D. Hsu
Qualified Termination of Employment	4,321,058	(1)	9,122,956	(2)	297,968	(3)	25,546	(4)	13,767,528
Involuntary Termination(5)	4,321,058		—		—		8,582	(6)	4,329,640
Death	2,446,461	(7)	5,343,699	(8)	—		—		7,790,160
Disability	596,461	(7)	5,343,699	(8)	—		—	(11)	5,940,160
Maria Henry
Qualified Termination of Employment	3,559,418	(1)	6,876,491	(2)	244,777	(3)	25,546	(4)	10,706,232
Involuntary Termination(5)	3,559,418		—		—		8,582	(6)	3,568,000
Death	2,099,711	(7)	4,193,014	(8)	—		—		6,292,725
Disability	499,711	(7)	4,193,014	(8)	—		—	(11)	4,692,725
Kimberly K. Underhill
Qualified Termination of Employment	2,917,757	(1)	4,255,207	(2)	195,551	(3)	39,480	(4)	7,407,995
Involuntary Termination(5)	2,917,757		—		—		11,813	(6)	2,929,570
Death	523,372	(7)	2,357,614	(8)	—	(9)	—		2,880,986
Disability	473,372	(7)	2,357,614	(8)	123,187	(10)	—	(11)	2,954,173
Anthony J. Palmer
Qualified Termination of Employment	3,498,083	(1)	4,400,697	(2)	249,078	(3)	42,336	(4)	8,190,194
Involuntary Termination(5)	3,498,083		—		—		12,527	(6)	3,510,610
Death	1,734,610	(7)	3,604,706	(8)	—		—		5,339,316
Disability	384,610	(7)	3,604,706	(8)	—		—	(11)	3,989,316
Retirement	384,610	(1)	4,497,773		—		—	(12)	4,882,383

(1)	Assumes the Committee would approve full payment under the Executive Officer Achievement Award Program for 2018; actual amount that would be paid is determined by the Committee in its discretion.
(2)	Assumes vesting of unvested performance-based restricted share units at the target level for all grants. See “Outstanding Equity Awards.” In addition, under the terms of the 2011 Plan, if the Committee were to determine that, pending a change of control, our common stock would cease to exist without an adequate replacement security, the payment of this amount would not be contingent upon the Qualified Termination of Employment of the named executive officer. This provision also applies to grants under the 2011 Plan to employees other than our named executive officers.
(3)	Includes the value of two additional years of employer contributions under the 401(k) Profit Sharing Plan and the Supplemental 401(k) Plan, pursuant to the terms of the Executive Severance Plan.
(4)	Includes an amount equal to 24 months of COBRA medical and dental coverage.
(5)	Benefits payable under the Severance Pay Plan. For Messrs. Falk and Palmer, does not include accelerated equity vesting that occurred when they became retirement eligible at age 55. See the benefits payable for Messrs. Falk and Palmer for retirement for the amount of this accelerated equity vesting.
(6)	Includes an amount equal to six months of COBRA medical coverage under each executive’s specific health insurance plan, as well as outplacement services valued at $2,700.
(7)	For death, includes the payment of benefits under Kimberly-Clark’s group life insurance plan (which is available to all U.S. salaried employees). For death and disability, assumes the Committee would approve full payment under the Executive Officer Achievement Award Program for 2018; actual amount that would be paid is determined by the Committee in its discretion. For disability, does not include benefits payable under Kimberly-Clark’s Long-Term Disability Plan (which is available to all U.S. salaried employees), the value of which would be dependent on the life span of the named executive officer and the value of any Kimberly-Clark or government-provided income benefits received.
(8)	Assumes pro rata vesting of unvested performance-based restricted share units at the target level for all grants. See “Outstanding Equity Awards.”

84	2019 Proxy Statement

Compensation Tables

(9)	For Mr. Falk and Ms. Underhill the estimated actuarial present value of the pension benefits payable on death is less than the present value of the aggregate accumulated benefit set forth in the Pension Benefits table; as a result, no incremental benefit as a result of his death is included in the amount.
(10)	Includes the excess, if any, of the estimated actuarial present value of the retirement benefits payable on disability for the named executive officer through December 31, 2018 (assuming the named executive officer elects to receive a continuing benefit for his surviving spouse) over the present value of the aggregate accumulated benefit set forth in the Pension Benefits table.
(11)	For Mr. Falk, includes the value of retiree medical credits assuming total and permanent disability on December 31, 2018. Our named executive officers would also be eligible for continuing coverage under Kimberly-Clark’s group life insurance plan assuming total and permanent disability on December 31, 2018, which benefit does not discriminate in scope, terms or operation in favor of our named executive officers compared to the benefits offered to all U.S. salaried employees and is therefore not included in the table.
(12)	Includes the value of retiree medical credits assuming Mr. Falk’s retirement on December 31, 2018. Messrs. Falk and Palmer would also be eligible for continuing coverage under Kimberly-Clark’s group life insurance plan assuming retirement on December 31, 2018, which benefit does not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all U.S. salaried employees and is therefore not included in the table.

Departure of Former Named Executive Officers
Mr. Allgaier left the company on July 1, 2018. He received a payout under our Severance Pay Plan in the amount of $1,677,000, which represents the sum of Mr. Allgaier’s annual base salary and target annual incentive award. Because Mr. Allgaier is over age 55, under the terms of the 2011 Plan, his unvested stock options vested on the date of his departure and will be exercisable until the earlier of five years or the remaining term of the options. Additionally, his unvested performance-based restricted share units will be payable in full based on attainment of the performance goal at the end of the performance period, except for those granted in 2018, which forfeited upon his departure. The value of the unvested stock options and performance-based restricted share units was $1,475,974 at the time of Mr. Allgaier’s departure (assuming that all performance-based restricted share units vest at the target level). Under the terms of the 2011 Plan, Mr. Allgaier’s unvested time-vested restricted share units were forfeited. Mr. Allgaier also received reimbursement for the relocation expenses included in “All Other Compensation” in the Summary Compensation Table.

Mr. Calvo Paz left the company on November 1, 2018. He received a payout under our Severance Pay Plan in the amount of $1,538,696, which represents two times the sum of Mr. Calvo Paz’s annual base salary and average annual incentive award for the three prior fiscal years. He received a prorated payout for 2018 under our annual cash incentive program which is shown in the Summary Compensation Table above. Because Mr. Calvo Paz is over age 55, under the terms of the 2011 Plan, his unvested stock options vested on the date of his departure and will be exercisable until the earlier of five years or the remaining term of the options, and his unvested performance-based restricted share units will be payable in full based on attainment of the performance goal at the end of the performance period. The value of the unvested stock options and performance-based restricted share units was $1,480,073 at the time of Mr. Calvo Paz’s departure (assuming that all performance-based restricted share units vest at the target level).

2019 Proxy Statement	85

Compensation Tables

Equity Compensation Plan Information

The following table gives information about Kimberly-Clark’s common stock that may be issued upon the exercise of options, warrants, and rights under all of Kimberly-Clark’s equity compensation plans as of December 31, 2018.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (in millions) (a)	Weighted average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (in millions) (c)
Equity compensation plans approved by stockholders(1)	9.3(2)	$110.27	14

(1)	Includes (a) the stockholder-approved 2011 Plan, which effective April 21, 2011 amended and restated the stockholder-approved 2001 Equity Participation Plan and (b) the stockholder-approved 2011 Outside Directors’ Compensation Plan, which effective April 21, 2011 amended and restated the Outside Directors’ Compensation Plan.
(2)	Includes 1.8 million restricted share units granted under the 2011 Plan (including shares that may be issued pursuant to outstanding performance-based restricted share units, assuming the target award is met; actual shares issued may vary, depending on actual performance). Upon vesting, a share of Kimberly-Clark common stock is issued for each restricted share unit. Column (b) does not take these awards into account because they do not have an exercise price. Also includes 0.3 million restricted share units granted under the 2011 Outside Directors’ Compensation Plan. Upon retirement from or any other termination of service from the Board, a share of Kimberly-Clark common stock is issued for each restricted share unit. Column (b) does not take these awards into account because they do not have an exercise price.

2011 Outside Directors’ Compensation Plan
In 2011, our Board and our stockholders approved the 2011 Outside Directors’ Compensation Plan (as amended in 2016). A maximum of 1,044,134 shares of Kimberly-Clark common stock was available for grant under this plan (as adjusted for the Halyard Health spin-off). The Board may grant awards in the form of cash, stock options, SARs, restricted stock, restricted share units, or any combination of cash, stock options, SARs, restricted stock or restricted share units under this plan.

86	2019 Proxy Statement

Other Information

Security Ownership Information

The following table shows the number of shares of our common stock beneficially owned as of December 31, 2018, by each director and nominee, by each named executive officer, and by all directors, nominees and executive officers as a group.

Name	Number of Shares(1)(2)(3)(4)		Percent of Class
Larry P. Allgaier	59,443	(5)	*
John F. Bergstrom	51,416		*
Abelardo E. Bru	34,187		*
Gustavo Calvo Paz	40,630	(5)	*
Robert W. Decherd	89,390	(6)	*
Thomas J. Falk	1,348,579	(5)(7)	*
Fabian T. Garcia	13,680		*
Maria Henry	158,750	(5)	*
Michael D. Hsu	297,125	(5)	*
Mae C. Jemison, M.D.	40,416		*
James M. Jenness	31,668		*
Nancy J. Karch	19,121		*
S. Todd Maclin	—		*
Sherilyn S. McCoy	516		*
Anthony J. Palmer	138,295	(5)	*
Christa S. Quarles	4,005		*
Ian C. Read	28,718		*
Dunia A. Shive	—		*
Kimberly K. Underhill	93,693	(5)	*
Marc J. Shapiro	65,069	(8)	*
Michael D. White	7,504		*
All directors, nominees and executive officers as a group (28 persons)	2,913,113	(5)(9)	*

*	Each director, nominee, named executive officer and the directors, nominees and executive officers as a group, owns less than one percent of the outstanding shares of our common stock.
(1)

Except as otherwise noted, the directors, nominees and named executive officers, and the directors, nominees and executive officers as a group, have sole voting and investment power with respect to the shares listed.

2019 Proxy Statement	87

Other Information Security Ownership Information

(2)	As of the date of this proxy statement, none of the executive officers or directors has pledged any shares of our common stock.
(3)	Share amounts include unvested restricted share units granted to the following named executive officers under the 2011 Plan as indicated below. Amounts representing performance-based restricted share units in the table below represent target levels for these awards. See “Compensation Tables – Outstanding Equity Awards” for additional information regarding these grants.
Name	Time-Vested Restricted Share Units(#)	Performance-Based Restricted Share Units(#)
Larry P. Allgaier	—	14,269
Gustavo Calvo Paz	—	13,579
Thomas J. Falk	—	192,339
Maria Henry	—	54,422
Michael D. Hsu	—	71,266
Anthony J. Palmer	6,283	29,375
Kimberly K. Underhill	—	32,806

(4)	For each director who is not an officer or employee of Kimberly-Clark, share amounts include restricted share units and shares of restricted stock granted under our Outside Directors’ Compensation Plan. These awards are restricted and may not be transferred or sold until the Outside Director retires from or otherwise terminates service on the Board. See footnote 4 to the 2018 Outside Director Compensation table for the number of shares of restricted stock and restricted share units that the Outside Directors had outstanding as of December 31, 2018.
(5)	Includes shares of common stock held by the trustee of the 401(k) Profit Sharing Plan for the benefit of, and that are attributable to, the accounts in the plans of, the named executive officers. Also includes the following shares which could be acquired within 60 days of December 31, 2018 by:
Name	Number of Shares That Could be Acquired Within 60 Days of December 31, 2018
Larry P. Allgaier	45,174
Gustavo Calvo Paz	27,051
Thomas J. Falk	401,359
Maria Henry	94,310
Michael D. Hsu	194,240
Anthony J. Palmer	89,866
Kimberly K. Underhill	31,998
All directors, nominees and executive officers as a group (28 persons)	1,082,929

(6)	Voting and investment power with respect to 41,944 of the shares is shared with Mr. Decherd’s spouse.
(7)	Includes 99,411 shares held by TKM, Ltd. and 640,269 shares held by TKM II, Ltd. TKM, Ltd. is a family limited partnership, which is owned by (i) an entity controlled by Mr. Falk and his spouse as general partner and (ii) two family trusts previously established for the benefit of Mr. Falk’s child as limited partners. TKM II, Ltd. is a family limited partnership which is owned by (i) an entity controlled by Mr. Falk and his spouse as general partner, and (ii) Mr. Falk and his spouse as limited partners. Mr. Falk shares voting control over the shares held by TKM, Ltd. and TKM II, Ltd.
(8)	Includes 8,000 shares held by a trust for the benefit of Mr. Shapiro’s children and for which Mr. Shapiro shares voting and investment power.
(9)	Voting and investment power with respect to 819,603 of the shares is shared.

88	2019 Proxy Statement

Other Information Transactions With Related Persons

Our Corporate Governance Policies provide that, within three years of joining the Board, all Outside Directors should own an amount of our common stock or share units at least equal in value to three times the annual Board cash compensation. For the purpose of these stock ownership guidelines, a director is deemed to own beneficially-owned shares, as well as restricted stock and restricted share units (whether or not any applicable restrictions have lapsed), but not stock options (whether vested or unvested). As of December 31, 2018, each Outside Director has met the specified ownership level or is still within three years of joining the Board.

The following table sets forth the information, as of December 31, 2018, regarding persons or groups known to us to be beneficial owners of more than five percent of our common stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
The Vanguard Group Inc.(1)	27,601,375	8.0%
100 Vanguard Boulevard
Malvern, PA 19355
BlackRock, Inc.(2)	24,634,126	7.1%
55 East 52nd Street
New York, NY 10055
State Street Corporation(3)	17,746,749	5.0%
State Street Financial Center
One Lincoln Center
Boston, MA 02111

(1)

The address, number and percentage of shares of our common stock beneficially owned by The Vanguard Group Inc. (“Vanguard”) are based on the Schedule 13G/A filed by Vanguard with the SEC on February 11, 2019. According to the filing, Vanguard had sole voting power with respect to 423,751 shares, sole dispositive power with respect to 27,085,549 shares, shared dispositive power with respect to 515,826 shares and shared voting power with respect to 97,856 shares.

(2)

The address, number and percentage of shares of our common stock beneficially owned by BlackRock, Inc. (“BlackRock”) are based on the Schedule 13G/A filed by BlackRock with the SEC on February 6, 2019. According to the filing, BlackRock had sole voting power with respect to 21,476,839 shares, sole dispositive power with respect to 24,634,126 shares, and did not have shared voting or dispositive power as to any shares.

(3)

The address, number and percentage of shares of our common stock beneficially owned by State Street Corporation (“State Street”) are based on the Schedule 13G filed by State Street with the SEC on February 14, 2019. According to the filing, State Street had shared voting power with respect to 15,788,496 shares, shared dispositive power with respect to 17,742,137 shares and did not have sole voting or dispositive power as to any shares.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and any person owning more than 10 percent of a class of our common stock to file reports with the SEC regarding their ownership of our stock and any changes in ownership. We maintain a compliance program to assist our directors and executive officers in making these filings. We believe that our executive officers and directors timely complied with their filing requirements for 2018, except for a late Form 4 filing by Robert W. Decherd due to a company administrative error to reflect a purchase of 2,000 shares of our common stock.

Transactions With Related Persons

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions. The Board has adopted procedures for reviewing any transactions between the company and certain “related persons” that involve amounts above certain thresholds. The SEC requires that our proxy statement disclose these “related person transactions.” A related person is defined under the SEC’s rules and includes our directors, director nominees, executive officers and five percent stockholders.

2019 Proxy Statement	89

Other Information CEO Pay Ratio Disclosure

The Board’s procedures provide that:

►	The Nominating and Corporate Governance Committee is best suited to review, approve and ratify related person transactions involving any director, nominee for director, any five percent stockholder, or any of their immediate family members or related firms, and

►	The Audit Committee is best suited to review, approve and ratify related person transactions involving executive officers (or their immediate family members or related firms), other than any executive officer that is also a Board member.

►	Either Committee may, in its sole discretion, refer its consideration of related person transactions to the full Board.

Each director, director nominee and executive officer is required to promptly provide written notification of any material interest that he or she (or an immediate family member) has or will have in a transaction with Kimberly-Clark. Based on a review of the transaction, a determination will be made as to whether the transaction constitutes a related person transaction under the SEC’s rules. As appropriate, the Nominating and Corporate Governance Committee or the Audit Committee will then review the terms and substance of the transaction to determine whether to ratify or approve the related person transaction.

In determining whether the transaction is consistent with Kimberly-Clark’s best interest, the Nominating and Corporate Governance Committee or the Audit Committee may consider any factors deemed relevant or appropriate, including:

►	Whether the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party;

►	Whether the transaction constitutes a conflict of interest under our Code of Conduct, the nature, size or degree of any conflict, and whether mitigation of the conflict is feasible;

►	The impact of the transaction on a director’s independence; and

►	Whether steps have been taken to ensure fairness to Kimberly-Clark.

2018 Related Person Transactions. We share aircraft hangar space, pilots and related services with Bergstrom Corporation, an entity that is majority-owned by Mr. Bergstrom. During 2018, Bergstrom Corporation paid us $494,000 for its share of the costs associated with these services. We believe this arrangement is fair and reasonable, advantageous to Kimberly-Clark, and consistent with national benchmarking. Based on an analysis of the arrangement, we also believe its terms to be comparable to those that could be obtained in arm’s-length dealings with an unrelated third party. The Nominating and Corporate Governance Committee reviewed and approved the arrangement.

CEO Pay Ratio Disclosure

In accordance with the Dodd-Frank Act and applicable SEC rules, we are providing the following information about the relationship of our Chief Executive Officer’s compensation to the compensation of all our employees. For 2018:

►	the total compensation of our median employee was $36,637

►	the total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table, was $13,010,083

►	the ratio of our Chief Executive Officer’s total compensation to the median employee total compensation was 355 to 1

90	2019 Proxy Statement

Other Information Stockholder Director Nominees for Inclusion in Next Year’s Proxy Statement

To identify our median employee, we compared the base salary, overtime, shift-differential, call-in and other statutory pay (e.g., 13-month bonus for certain Latin American employees) of our employees based on 10-month trailing payroll data as of October 31, 2018. We excluded the following numbers of our employees based in the following countries as permitted by SEC rules under a de minimis exemption: Ecuador (395), Honduras (254), Indonesia (313), Nicaragua (37), Nigeria (116), Panama (228), Ukraine (53), Vietnam (639). The total number of excluded employees (2,035) represents less than 5.0 percent of our population. We did not make any cost-of-living adjustments.

We have 41,871 employees, of which 11,369 are U.S. employees and 30,502 are non-U.S. employees. We used these actual numbers in our de minimis exemption calculation discussed above. Similar to our Chief Executive Officer, each of our employees enjoys a comprehensive compensation, benefit and company and/or state-sponsored retirement package that we determine by benchmarking to local market practice.

Stockholders Sharing the Same Household

Stockholders who have the same address and last name as of the record date and have not previously requested electronic delivery of proxy materials may receive their voting materials in one of two ways. They may receive a single proxy package containing one annual report, one proxy statement and multiple proxy cards for each stockholder. Or they may receive one envelope containing a Notice of Internet Availability of Proxy Materials for each stockholder. This “householding” procedure helps us reduce printing and postage costs associated with providing our proxy materials and is consistent with our sustainability efforts.

If you reside in the same household with another stockholder with the same last name and would like us to mail proxy-related materials to you separately in the future, or are receiving multiple copies of materials and wish to receive only one set of proxy-related materials, please contact Stockholder Services by mail at P.O. Box 619100, Dallas, Texas 75261-9100, by telephone at (972) 281-5317 or by e-mail at stockholders@kcc.com.

Beneficial stockholders can request information about householding from their banks, brokers or other such holders of record.

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in our proxy statement and form of proxy for the 2020 Annual Meeting of Stockholders must submit their proposals to the Corporate Secretary, Kimberly-Clark Corporation, P.O. Box 619100, Dallas, Texas 75261-9100, so that they are received at this address no later than November 9, 2019. Upon receipt of a proposal, we will determine whether or not to include the proposal in the proxy statement and form of proxy in accordance with applicable law. We suggest that proposals be forwarded by certified mail, return receipt requested.

Stockholder Director Nominees for Inclusion in Next Year’s Proxy Statement

Stockholders who wish to nominate one or more director candidates to be included in our proxy statement and form of proxy pursuant to By-Law 11A of our By-Laws (a “proxy access nomination”) must submit written notice of the nomination to the Corporate Secretary so that it is received at least 75 days, but not more than 100 days, before the 2020 Annual Meeting of Stockholders (unless we give less than 75 days’ notice of the annual meeting date, in which case the notice must be received within 10 days after the meeting date is announced). Any notice of a proxy access nomination must comply with the requirements of our By-Laws, which may be found in the Investors section of our website at www.kimberly-clark.com, and any applicable law.

2019 Proxy Statement	91

Other Information Other Stockholder Proposals Not Included in Next Year’s Proxy Statement

Stockholder Director Nominees Not Included in Next Year’s Proxy Statement

Under our Certificate of Incorporation and By-Laws, a stockholder who wishes to nominate a candidate for election to the Board who is not intended to be included in our proxy statement for the 2020 Annual Meeting of Stockholders is required to give written notice to our Corporate Secretary. We must receive this notice at least 75 days, but not more than 100 days, before the 2020 Annual Meeting of Stockholders (unless we give less than 75 days’ notice of the annual meeting date, in which case the notice must be received within 10 days after the meeting date is announced). Any notice of a director nomination must comply with the requirements of our By-Laws and any applicable law. A nomination that does not comply with the requirements set forth in our Certificate of Incorporation and By-Laws will not be considered for presentation at the annual meeting, but will be considered by the Nominating and Corporate Governance Committee for any vacancies arising on the Board between annual meetings in accordance with the process described in “Proposal 1. Election of Directors - Process and Criteria for Nominating Directors.”

Other Stockholder Proposals Not Included in Next Year’s Proxy Statement

Under our Certificate of Incorporation and By-Laws, a stockholder who wishes to present a proposal at the 2020 Annual Meeting of Stockholders, other than a matter brought under SEC Rule 14a-8 or a director nomination, must submit written notice of the proposal to the Corporate Secretary. This notice must be received between January 23, 2020 and February 17, 2020, unless the 2020 Annual Meeting is held earlier than April 2, 2020 or later than July 1, 2020, in which case the notice must be received at least 75 days, but not more than 100 days, before the 2020 Annual Meeting of Stockholders (unless we give less than 75 days’ notice of the annual meeting date, in which case the notice must be received within 10 days after the meeting date is announced). Any notice of a proposal must comply with the requirements of our By-Laws and any applicable law.

92	2019 Proxy Statement

Other Matters
to be Presented at
the Annual Meeting

Our management does not know of any other matters to be presented at the Annual Meeting. Should any other matter requiring a vote of the stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

Kimberly-Clark Corporation P.O. Box 619100 Dallas, Texas 75261-9100 Telephone (972) 281-1200 March 8, 2019	By Order of the Board of Directors. Grant B. McGee Vice President – Deputy General Counsel and Corporate Secretary

2019 Proxy Statement	93

Kimberly-Clark Corporation
Invitation to Stockholders
Notice of 2019 Annual Meeting
Proxy Statement

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., Central Time, on May 2, 2019.

Online
Go to www.envisionreports.com/KMB or scan the QR code — login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/KMB

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Stockholder Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals -	The Board of Directors recommends a vote FOR the listed nominees (terms to expire at 2020 Annual Stockholder Meeting) and FOR Proposals 2 and 3.

1.	Election of Directors:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Abelardo E. Bru	☐	☐	☐	02 - Robert W. Decherd	☐	☐	☐	03 - Thomas J. Falk	☐	☐	☐

	04 - Fabian T. Garcia	☐	☐	☐	05 - Michael D. Hsu	☐	☐	☐	06 - Mae C. Jemison, M.D.	☐	☐	☐

	07 - Nancy J. Karch	☐	☐	☐	08 - S. Todd Maclin	☐	☐	☐	09 - Sherilyn S. McCoy	☐	☐	☐

	10 - Christa S. Quarles	☐	☐	☐	11 - Ian C. Read	☐	☐	☐	12 - Marc J. Shapiro	☐	☐	☐

	13 - Dunia A. Shive	☐	☐	☐	14 - Michael D. White	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of Auditor	☐	☐	☐	3.	Advisory Vote to Approve Named Executive Officer Compensation	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
_ _

02Z39D

Proxy — Kimberly-Clark Corporation

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDER MEETING TO BE HELD ON MAY 2, 2019: The Notice of the Annual Meeting, the Proxy Statement and the 2018 Annual Report, including Form 10-K, are available at http://www.kimberly-clark.com/investors.

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/KMB

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED

Proxy/Voting Instructions for the Annual Stockholder Meeting — May 2, 2019

Solicited on Behalf of the Board of Directors

Michael D. Hsu, Jeffrey P. Melucci and Grant B. McGee, or any of them, with full power of substitution to each, hereby are appointed proxies and are authorized to vote, as specified on the reverse side of this card, all shares of common stock that the undersigned is entitled to vote at the Annual Stockholder Meeting of Kimberly-Clark Corporation, to be held at the Kimberly-Clark World Headquarters, 351 Phelps Drive, Irving, Texas on May 2, 2019 at 9:00 a.m. Central Time and at any adjournment thereof. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3. IF YOU PREFER TO VOTE SEPARATELY ON INDIVIDUAL PROPOSALS YOU MAY DO SO BY MARKING THE APPROPRIATE BOXES, SIGNING AND DATING ON THE REVERSE SIDE.

This card also constitutes voting instructions to the trustees of the Corporation’s employee benefits and stock purchase plans to vote whole shares attributable to accounts the undersigned may hold under such plans. If no voting instructions are provided, the respective plan committees, which are comprised of management personnel, will direct the trustees to vote the shares. Please date, sign and return this proxy/voting instruction card promptly. If you own shares directly and plan to attend the Annual Stockholder Meeting, please so indicate in the space provided below.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE PLEASE RETURN THIS CARD IN THE SELF-ADDRESSED ENVELOPE PROVIDED.

C	Non-Voting Items
Change of Address — Please print new address	Comments — Please print your comments	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐